Exhibit 10.2

1997 EDITION

AIA DOCUMENT A111-1997

Standard Form of Agreement Between Owner and Contractor

where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed

Maximum Price

AGREEMENT made as of the in the year (In words, indicate day, month and year)	day of	This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
BETWEEN the Owner: (Name, address and other information) PNK (LAKE CHARLES), L.L.C. 3800 Howard Hughes Partway, Suite 1800 Las Vegas, NV 89109		This document is not intended for use in competitive bidding.

and the Contractor: (Name, address and other information) Manhattan Construction Company 2120 Montrose Boulevard Houston, Texas 77006		AIA Document A201-1997, General Conditions of the Contract for Construction, as amended and attached hereto, is adopted in this document by reference.

The Project is: (Name and address)		This document has been approved and endorsed by The Associated General Contractors of America.

Pinnacle Casino Hotel & Resort Lake Charles, LA

The Architect is: (Name, address and other information) Borman, Walls & Associates 2965 South Jones Boulevard, Suite C Las Vegas, NV 89146		[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A111-1997 OWNER-CONTRACTOR AGREEMENT

The Owner and Contractor agree as follows.		The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292
Copyright 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, © 1997 by The American Institute of Architects. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

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ARTICLE 1    THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern, except for the General Conditions, Supplementary General Conditions and as otherwise may be expressly provided.

ARTICLE 2    THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3    RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with Architect, Owner and Owner’s consultants and exercise the Contractor’s best skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests and in accordance with the professional standards prevailing for contractors in the region where the Project is located. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor pursuant to this Agreement, and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4    DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner. The date of commencement will be fixed in a notice to proceed issued by Owner.

(Insert the date of commencement; if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows: to be determined by Owner.

4.2 The Contract Time shall be measured from the date of commencement.

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4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than 585 calendar days from the date of commencement, or as follows:

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)

ARTICLE 5    BASIS FOR PAYMENT

5.1 CONTRACT SUM

5.1.1 The Owner shall pay the Contract or the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2 The Contractor’s Fee is: 3.25% of the Cost of the Work.

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

5.2 GUARANTEED MAXIMUM PRICE

5.2.1 The sum of the Cost of the Work and the Contractor’s Fee for complete performance of all Work and the Contract, and completion of the entire Project, including all labor and materials, all services of Contractor under the Contract and all compensation to Contractor is guaranteed by the Contractor not to exceed One Hundred forty five million Dollars ($145,000,000), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner. Subject to additions or deductions which may be made in accordance with the Contract Documents, solely Contractor shall be liable and responsible for and shall pay any and all costs, fees and other expenditures in excess of the Guaranteed Maximum Price for and/or relating to the Work, without entitlement to reimbursement from Owner. Contractor is not entitled to any fee, payment, compensation or reimbursement under this Agreement or relating to the Work or Project other than as expressly provided in this Article 5.

(Insert specific provisions if the Contractor is to participate in any savings.)

5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner: n/a

(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)

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5.2.3 Unit prices, if any, are as follows:

N/A

5.2.4 Allowances, if any, are as follows:

(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

See Exhibit B attached hereto and incorporated herein by this reference.

5.2.5 Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows: n/a

See Exhibit “D” attached hereto and incorporated herein by this reference.

5.2.6 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, which, if required, shall be incorporated by Change Order.

5.2.7 If at any time or from time to time Owner reasonably believes that based on the progress of the Work and Cost of the Work that at any point the Work cannot be completed for the Guaranteed Maximum Price, Owner shall have the right to require Contractor to provide Owner with satisfactory evidence of funds available to Contractor to pay any anticipated overage.

5.2.8 Contractor agrees that the scope of the Guaranteed Maximum Price includes Work not expressly indicated on the Contract Documents, but which is reasonably inferable from the Contract Documents, or consistent therewith, and such Work shall be performed by Contractor without any increase in the Guaranteed Maximum Price.

ARTICLE 6    CHANGES IN THE WORK

6.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work be determined as set forth in the General and Supplementary General Conditions. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

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6.4 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7    COSTS TO BE REIMBURSED

7.1 COST OF THE WORK

The term Cost of the Work shall mean all costs chargeable to Owner and actually and necessarily incurred by the Contractor in the proper performance of the Work, without mark-up or add on of any kind by or at the request of Contractor, and less all discounts, rebates and salvages. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7. All amounts paid or payable as Cost of the Work shall be subject to verification and audit by Owner.

7.2 LABOR COSTS

7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.

7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3 Wages or salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work, and only with Owner’s approval.

7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.

7.3 SUBCONTRACT COSTS

7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2 Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage if approved in advance by Owner. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and

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[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A111-1997 OWNER-CONTRACTOR AGREEMENT The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

7.5.3 Costs of removal of debris from the site.

7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office. See 7.7.4.

7.5.5 Subject to Owner’s approval, that portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work. See 7.7.4.

7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6 MISCELLANEOUS COSTS

7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract

7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work, provided, however, Contractor shall be obligated to use a resale permit so that Owner shall only be responsible to reimburse one assessment.

7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7.7.3.

7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; See 7.7.4.

7.6.6  Data processing costs related to Work. See 7.7.4.

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7.6.9 Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

7.7 OTHER COSTS AND EMERGENCIES

7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of AIA Document A201-1997, except to the extent of Contractor’s negligence or failure to comply with the Contract Documents.

7.7.4 Except to the extent already itemized as reimbursable costs, costs for general conditions and other job site items as listed in Exhibit A attached to this Agreement.

ARTICLE 8    COSTS NOT TO BE REIMBURSED

8.1 The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2 Expenses of the Contractor’s principal office and offices other than the site office.

8.1.3 Overhead and general expenses.

8.1.4 The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

8.1.6 Costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9    DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner

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Trade discounts, rebates, refunds, and similar discounts, and amounts received from sales of surplus materials and equipment, shall accrue to the Owner, and the Contractor shall make all necessary provisions so that they can be secured.

9.2 Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work and shall reduce the Guaranteed Maximum Price.

ARTICLE 10    SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a specific bidder among those whose bids are delivered by the Contractor to the Architect (i) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11    ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner and in compliance with generally accepted accounting principles. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12    PAYMENTS

12.1 PROGRESS PAYMENTS

12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect and approved by Owner, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows.

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12.1.3 Provided that an Application for Payment and all required information and documentation is received and certified by the Architect or Owner not later than the third (3rd) business day of a month and is otherwise in accordance with the Contract Documents, the Owner shall make payment to the Contractor not later than the last business day of the same month, less any amounts which may be returned or withheld pursuant to the Contract. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than                          days after the Architect receives and certifies the Application for Payment.

12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and as required by the Contract Documents, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (l) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect or Owner, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

1       take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997;

2       add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site with Owner’s knowledge and consent for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

3       add the Contractor’s Fee, less retainage of five percent (5%). The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

4       subtract the aggregate of previous payments made by the Owner;

5       subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

6       subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

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12.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than five percent (5%). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

12.2 FINAL PAYMENT

12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

1       the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

2       a final Certificate for Payment has been issued by the Architect.

3       all other requirements of the Contract Documents have been satisfied.

12.2 2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, and satisfaction of all requirements under the Contract.

12.2.3 The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

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ARTICLE 13    TERMINATION OR SUSPENSION

13.1 The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of the General and Supplementary General Conditions, except that the Contractor’s Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

13.2 The Contract may be terminated by the Owner for cause as provided in the General and Supplementary General Conditions.

13.4 The Work may be suspended by the Owner as provided in the General and Supplementary General Conditions.

ARTICLE 14    MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

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(Insert rate of interest agreed upon, if any.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 The Owner’s representative is: (Name, address and other information.)	Mr. Cliff Kortman, VP Design and Construction PNK (Lake Charles) LLC 3800 Howard Hughes Parkway, Suite 1800 Las Vegas, NV 89109 Phone: 702/784-7777 Mobile: 832/527-3598

14.4 The Contractor’s representative is: (Name, address and other information.)	Mr. Duane Duffy, Manhattan Construction Company 2120 Montrose Boulevard Houston, TX 77006 Phone: 713/529-0000 Mobile: 713/858-3330

14.5 The Owner’s representative may be changed upon written notice to Contractor.

14.6 Other provisions:

ARTICLE 15    ENUMERATION OF CONTRACT DOCUMENTS

15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.

15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997, as amended and attached hereto and as supplemented by the Supplementary General Conditions attached hereto.

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15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated , and are as follows:
Document	Title	Pages

See Supplementary General Conditions of Construction Contract attached hereto and incorporated herein by this reference

15.1.4 The Specifications are those contained in the Project Manual dated as in Subparagraph

15.1.3, and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section	Title	Pages

See Exhibit C attached hereto and incorporated herein by this reference

15.1.5 The Drawings are as follows, and are dated unless a different date is shown below: (Either list the Drawings here or refer to an exhibit attached to this Agreement.)
Number	Title	Date

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15.1.6 The Addenda, if any, are as follows:
Number	Date	Pages

See Exhibit C attached hereto and incorporated herein by this reference

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

General Conditions of the Contract for Construction, with Exhibits

Supplementary General Conditions of the Contract for Construction, with Exhibits

Exhibit A to A111 (General Conditions Costs) included in previous sections

[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A111-1997 OWNER-CONTRACTOR AGREEMENT The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

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14

ARTICLE 16    INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

See Attached Signature Page

OWNER (Signature)	CONTRACTOR (Signature)

(Printed name and title)	(Printed name and title)

CAUTION: You should sign an original AIA document or a licensed reproduction. Originals contain the AIA logo printed in red; licensed reproductions are those produced in accordance with the Instructions to this document.		[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A111-1997 OWNER-CONTRACTOR AGREEMENT The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

15

Signature Page to A111

Standard form of Agreement between Owner and Contractor

OWNER		CONTRACTOR

PNK (LAKE CHARLES), L.L.C.		Manhattan Construction Company
A Louisiana limited liability company

By:	Pinnacle Entertainment, Inc.
Its Sole Member and Manager

By:	/s/ Clifford D. Kortman	By:	/s/ Leonard Rejcek
Name:	Clifford D. Kortman	Name:	Leonard Rejcek
Title:	Senior Vice President Construction/Development	Title:	President, SW Region

AIA A111

EXHIBIT “B”

ALLOWANCES

MANHATTAN CONSTRUCTION COMPANY

PINNACLE ENTERTAINMENT LAKE CHARLES CASINO & HOTEL

ALLOWANCE SUMMARY

DATE:    8/29/2003

ITEM #	DESCRIPTION	AMOUNT
A2.1	All site hardscaping including but not limited to all pedestrian sidewalks/pavers, screen walls, landscaping, irrigation, and water feature fountains. This allowance does not include the lazy river and swimming pool area on the southwest side of the hotel. This allowance does not include any loose pottery planters as these are Owner Furnished Owner Installed (OFOI) FF&E items.	$1,277,156

A2.2	Main themed entry drive screen walls with foundations, arches, planting, irrigation and lighting. This allowance does not include any loose pottery planters as these are OFOI FF&E items.	$200,000

A2.3	An allowance has been included for providing an 8” cement stabilized (10% by Volume) subgrade at fifty percent (50%) of the West surface parking lot per general note on sheet C-13.	$115,730

A2.4	An allowance has been included for the furnishing and installation of a pre-cast pump storage yard for the Casino vessel basin pump system located on the river side of the basin. There has been no design received for this area	$30,000

A5.1	An allowance has been included for the furnishing and installation of the pre-manufactured floor, wall and ceiling expansion joint covers outlined in Specification 05800.	$250,000

A8.1	An allowance has been included for the exterior curtainwall attic stock glass as none has been specified or shown. (60Pcs x 4’ x 8’x $15/SF)	$28,800

A9.1	The Villa construction complete including the connecting corridor with back-of-house rooms. This allowance includes all Villa exterior plaza courtyard foundations/screen walls/paving/private Jacuzzis/irrigation and planting. This allowance does not include the HVAC, plumbing, fire protection and electrical systems. The foundations and level one structural slab is included in the base GMP.	$1,188,461

A9.2	An allowance has been included for 184LF of ceiling high painted interior drywall partitions with doors/frames/hardware, light switch and convenience outlets at Low-Rise Second Level Area B Accounting & Marketing Room #B211.	$25,902

A9.3	An allowance has been included for 118LF of ceiling high painted interior drywall partitions with doors/frames/hardware, light switch and convenience/data outlets at Low-Rise Area N Human Resources Room #N133 and Security Office Room #N102.	$19,104

A10.1	An allowance has been included for Bird Control as outlined on detail 1/A3.3.9, 5/A4.4.5 & 20/A8.5.4	$10,000

A10.2	An allowance has been included for a custom pre-fabricated Cupola with needle, reference detail 1,7/A3.4.3; 1, 17/A3.4.4 & 7, 17/A4.3.2	$80,000

A10.3	An allowance has been included for the 5EA fire place specialty inserts, flues and screens.	$75,000

A10.4	An allowance has been included for the facility interior way finding graphics.	$155,711

A11.1	All kitchen equipment labor and materials including ANSUL fire protection systems. The MEP services and branch to connection is included in the base GMP. This allowance does not include the Casino Vessel kitchen equipment. The interior finish flooring inside the walk-ins is included in the base GMP.	$3,750,000

AIA A111

EXHIBIT “B”

ALLOWANCES

MANHATTAN CONSTRUCTION COMPANY

PINNACLE ENTERTAINMENT LAKE CHARLES CASINO & HOTEL

ALLOWANCE SUMMARY

DATE: 8/29/2003

ITEM #	DESCRIPTION	AMOUNT

A11.2	All laundry equipment labor and materials including lint traps. This allowance includes 7,620SF of traffic bearing waterproofing in lieu of a membrane waterproofing with a concrete topping slab. The MEP branch to connection services are included in a different allowance.	$575,768

A11.3	An allowance has been included for safety deposit boxes at the Casino Level Registration offices.	$10,000

A13.1	All swimming pool/ lazy river area earthwork, hardscaping, landscaping, irrigation, lazy river with rock water falls, swimming pool, swimming pool swim-up bar, whirlpool, cabanas and ferrous/ ornamental railings. This allowance includes all MEP services and lighting for these areas.	$3,280,441

A14.1	An allowance has been included for the elevated stage for Stage Room #P105, handicap lift and landing/ stairs at Storage Room #P106.	$22,360

A14.2	An allowance has been included for a wheel chair lift at the Tex-Mex stage.	$3,000

A15.1	An allowance has been included for the Villa and connecting corridor/ back-of-house HVAC and plumbing system complete.	$230,000

A15.2	An allowance has been included for the Villa and connecting corridor/ back-of-house fire protection systems complete.	$14,520

A15.3	An allowance has been included for the laundry equipment plumbing and HVAC branch to connection services located within the laundry room.	$40,000

A15.4	An allowance has been included to utilize No-Hub vent pipe versus the specified So-Vent system.	$230,000

A16.1	An allowance has been included for the Villa and connecting corridor/ back-of-house electrical systems.	$80,205

A16.2	An allowance has been included for the laundry equipment electrical branch to connection services including any disconnects and/or combination starters located within the laundry room. This allowance does not includes any electrical panel and feeder size changes.	$18,000

A16.3	An allowance has been included for exterior lighting at the Porte Cochere drop off area per Note #12 on plan sheet E1.1.01	$60,000

A16.4	An allowance has been included for 1EA type L27, 16EA type L28 and 2EA type L37 specialty lighting fixtures per specialty light fixture schedule on plan sheet E5.1.04.	$91,000

A16.5	An allowance has been included for drilling existing concrete walls and floors for revised conduit routing per Note #11 on Plan sheet E5.1.01	$25,000

A16.6	An allowance has been included for a one time primary electrical meter service charge by the local electrical service company.	$15,000

	TOTAL ALLOWANCES	$11,901,158

Pinnacle Entertainment Casino & Hotel

Lake Charles Louisiana

AIA A111

EXHIBIT “D”

ASSUMPTIONS AND CLARIFICATIONS

8/29/03

1.	All Back of House finishes have been identified per the attached Back of House finish schedule dated 8/29/2003.

2.	The Back of House restrooms have a 6’ ceramic tile wainscot.

3.	The twig ceilings in the Buffet dining area are Owner Furnished Contractor Installed (OFCI).

4.	The murals in the Arcade are Owner Furnished Contractor Installed (OFCI).

5.	The Ballroom ceiling layout and design is per the Architectural documents and not the Interior Design documents.

6.	The public telephone counters are per the Interior Design documents.

7.	The Porte-Cochere Multi-Colored Polychrome Fresco system and finish has been replaced by GFRC simulated wood finish.

8.	The bath tub surrounds have been included as 3/8” stone for the vertical surfaces and ¾” stone for the horizontal surfaces.

9.	Detail 8/A7.5.11D is the typical detail for the job built shower pans.

10.	All quarry tile has been included with an abrasive surface utilizing epoxy gout at all Back-of-House kitchen, food preparation and walk-in-cooler quarry tile areas and utilizing latex grout at all other quarry tile areas.

11.	The Casino Level wood/carpet leveling compound has been replaced with materials and/or methods previously discussed with and approved by the Owner.

12.	The elevator cab floor covering shown on detail 1A/IDL-800 has a ST-200B border with a ST-207 in-fill area installed in a running bond pattern diagonal to the border.

13.	The carpet installation has been based upon the following methods as previously discussed and agreed by the owner.

a.	All hotel rooms and suites will have carpet with pad and tack strip

b.	The typical room hallways and door drops will have double glue down carpet with pad.

c.	The public area promenade and corridors will have double glue down carpet with pad.

d.	The restaurants, ballroom and meeting areas will have direct glue down carpet.

e.	All Back of House and administration areas will have direct glue down carpet.

14.	The Suite B(IDY-52C) restroom floor has been included as CT102.

15.	The Registration area (IDR- 401) countertops have been included as ST-207.

16.	The specified sound reduction underlayment matt is not to be installed on the project.

17.	The fireplace vertical stone cladding beneath the mantle shown on IDR-602 has been included as ST-203. The fireplace mantle is one piece of stone and not a cladding.

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Pinnacle Entertainment Casino & Hotel

Lake Charles Louisiana

AIA A111

EXHIBIT “D”

ASSUMPTIONS AND CLARIFICATIONS

8/29/03

18.	The Back of House and Level Two administration restrooms have standard ceramic tile floors with standard ceramic tile wainscoat on the walls and the lavatory countertops are plastic laminate.

19.	For all tiles that have been discontinued, the architect will provide an alternate file to match discontinued tile congruent with specification.

20.	The Ice Cream Parlor ST-201 flooring shown on IDU-400 is stained concrete and the QT-207 base is 8” x 8”.

21.	Spa room B119 (IDS-201) has a ST-221 shower ceiling and there are no curbs in the spa showers as the shower floors will be sloped to drain. The floor tile in Room #B121/122/123/124 on IDS-401 will have standard ceramic floor tile.

22.	The Noodle Bar base shown on IDS-600 is 6” x 3/8”.

23.	All interior stone walls are to be synthetic stone (GFRC-205).

24.	The Suite A counter tops are stone ST-211.

25.	Concrete mixes are based upon the use of Type “C” fly ash in lieu of Type “F” fly ash.

26.	Change specification section 03100, page 5, paragraph D from 7 days to read “concrete has sufficiently hardened to allow the removal of the forms and not damage the concrete finish.”

27.	Change specification section 03100, page 5, paragraph E from 14 days to read “after concrete has attained 75% of the design strength and the post tensioning cables have been stressed.”

28.	Delete all the notes with reference to 100%, 100% shoring, and 50%, 50% shoring @ Detail 7/S5.02.01 “Minimum Shoring Below Freshly Placed Concrete” and replace with “Concrete formwork, shoring, & reshoring shall be in accordance with engineered drawings prepared and stamped by a professional engineer licensed in the State of Louisiana.”

29.	The exposed concrete slab and beams surfaces shall be in accordance with ACI Class “B” finish, in lieu of Class “A”.

30.	Specification section 03100 – Concrete Formwork, page 4, Delete paragraph 3.08.B with reference to a maximum of three (3) reuses of the formwork.

31.	The recreational floating boat piers (C-35) are not in contract.

32.	The steel sheet piles and h-piles have been included with coal tar epoxy at the top 20’ only.

33.	The underground telephone/cable conduits shown on sheet E1.1.01 have not been included. The incoming utility company telephone and cable services are to be routed overhead.

34.	The elastomeric coating shown being applied over the horizontal EIFS pop out finish coat details 12, 14, 17/A8.2.51, 11/A8.2.52, 19/A8.2.53 and 11&17/A8.2.55 has not been included.

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Pinnacle Entertainment Casino & Hotel

Lake Charles Louisiana

AIA A111

EXHIBIT “D”

ASSUMPTIONS AND CLARIFICATIONS

8/29/03

35.	The ¾” fire treated plywood blocking for the drapery track shown on detail 1,7,5/A8.2.54 is furnished and installed by the FFE drapery track/drape installer. This plywood will be finish painted by the painter.

36.	The cost for epoxy or galvanized coated reinforcing steel, wire mesh and tie wire has not been included.

37.	The beer and soda empty raceway conduits are included in the Kitchen Equipment allowance.

38.	Driven piles, steel H-piles, and steel sheet piling cost are based off approximated lengths and will be adjusted to purchase and installed lengths as determined by the piling load test and actual soil conditions.

39.	Driven piles, steel H-piles, and steel sheet piling will be driven to pile tip elevation or point of refusal as defined by the E-N Formula for design load, which ever comes first.

40.	The mass earthwork fills, structural backfill, site utility backfill and site utility bedding materials are based on utilizing on-site excavated material

41.	All planting areas will be backfilled to within +/-3” of finish grade with existing on site materials.

42.	It is mutually understood and agreed that the Owner and Contractor will consider and accept viable value engineering options in an effort to develop, enhance and protect the contingency as identified and defined in Article 2.5 of the Supplementary General Conditions of the construction agreement.

43.	Furniture, Fixtures and Equipment (FF&E or FF&A) items are to be supplied by the owner.

44.	The Assumptions and Clarifications are herein provided to present additional information as to how the Guaranteed Maximum Price (GMP) was developed. Where discrepancies occur between these Assumptions and Clarifications and the GMP drawings and specifications, these Assumptions and Clarifications will govern.

45.	The GMP is not based upon an individual line item basis.

46.	Builders All Risk (Property) Insurance is to be carried by the Owner and is not included in the GMP. The cost of deductibles, if required due to a Builders Risk claim, is reimbursable to the contractor by the owner.

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AIA DOCUMENT A201-1997

General Conditions of the Contract for Construction

TABLE OF ARTICLES		This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
1.	GENERAL PROVISIONS
2.	OWNER	This document has been
3.	CONTRACTOR	approved and endorsed by
4.	ADMINISTRATION OF THE CONTRACT	The Associated General
5.	SUBCONTRACTORS	Contractors of America.
6.	CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
7.	CHANGES IN THE WORK
8.	TIME
9.	PAYMENTS AND COMPLETION
10.	PROTECTION OF PERSONS AND PROPERTY
11.	INSURANCE AND BONDS
12.	UNCOVERING AND CORRECTION OF WORK
13.	MISCELLANEOUS PROVISIONS
14.	TERMINATION OR SUSPENSION OF THE CONTRACT

CAUTION: You should use an original AIA document with the AIA logo printed in red. An original assures that changes will not be obscured as may occur when documents are reproduced.

Copyright 1911, 1915, 1918, 1925, 1937, 1951, 1958, 1961, 1963, 1966, 1967, 1970, 1976, 1987, © 1997 by The American Institute of Architects. Fifteenth Edition. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A201-1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

ARTICLE 1    GENERAL PROVISIONS

1.1 BASIC DEFINITIONS

1.1.1 THE CONTRACT DOCUMENTS

The Contract Documents consist of the Agreement between Owner and Contractor (hereinafter the Agreement), Conditions of the Contract (General, Supplementary and other Conditions). Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement, Exhibits and Schedules to any of the foregoing, and Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order when signed by Owner, (3) a Construction Change Directive when signed by Owner. Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the Contractor’s bid or portions of Addenda relating to bidding requirements).

1.1.2 THE CONTRACT

The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Owner and a Subcontractor or Sub-subcontractor, (3) between the Owner and Architect or (4) between any persons or entities other than the Owner and Contractor. The Architect shall, however, be entitled to performance and enforcement of Contractor’s obligations under the Contract intended to facilitate performance of the Architect’s duties.

1.1.3 THE WORK

The term “Work” means all construction and services and other obligations required imposed by, and/or reasonably inferable from, the Contract Documents, whether completed or partially completed, and includes all labor, materials, equipment and services provided or to be provided directly by the Contractor or through Subcontractors and Vendors to fulfill the Contractor’s obligations and fully complete the Project. The Work may constitute the whole or a part of the Project.

1.1.4 THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

1.1.5 THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6 THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

1.1.7 THE PROJECT MANUAL

The Project Manual is issued by the Architect and is a volume assembled for the Work which may include the bidding requirements, sample forms, Conditions of the Contract and Specifications.

1.2 CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are

[LOGO APPEARS HERE] © 1997 AIA® AIA DOCUMENT A201-1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

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[LOGO APPEARS HERE] © 1997 AIA® AIA DOCUMENT A201-1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.

1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade, except as may otherwise be provided in the Contract Documents.

1.2.3 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.3 CAPITALIZATION

1.3.1 Terms capitalized in these General Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to Paragraphs, Subparagraphs and Clauses in the document or (3) the titles of other documents published by the American Institute of Architects.

1.4 INTERPRETATION

1.4.1 In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.5 EXECUTION OF CONTRACT DOCUMENTS

1.5.1 The Contract Documents shall be signed by the Owner and Contractor. If either the Owner or Contractor or both do not sign all the Contract Documents, the Architect shall identify such unsigned Documents upon request.

1.5.2 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.6 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE

1.6.1 The Drawings, Specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of the Architect’s Service through which the Work to be executed by the Contractor is described. The Contractor may retain one record set. Neither the Contractor nor any Subcontractor, Sub-subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect or the Architect’s consultants. All copies of such Plans, Drawings, Specifications and other documents, except the Contractor’s record set, shall be returned or suitably accounted for to the Architect and Owner on request, upon completion of the Work. The Drawings, Specifications and other documents and copies thereof furnished to the Contractor, are for use solely with respect to this Project. They are not to be used by the Contractor or any Subcontractor, Sub-subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner, Architect and the Architect’s consultants. The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are authorized to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants appropriate to and for use in

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

10

the execution of their Work under the Contract Documents. All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings. Specifications and other documents prepared by the Architect and the Architect’s consultants. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s or Architect’s consultants’ copyrights or other reserved rights.

ARTICLE 2    OWNER

2.1 GENERAL

2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization. Except as otherwise provided in Subparagraph 4.2.1, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.2 Except for permits and fees, including those required under Subparagraph 3.7.1, which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

2.2.3 The Owner shall furnish surveys describing physical characteristics, and utility locations for the site of the Project, and a legal description of the site. The Contractor shall be entitled to rely on the accuracy of the survey furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

2.2.4 Information or services required of the Owner by the Contract Documents shall be furnished by the Owner with reasonable promptness.

2.2.5 Unless otherwise provided in the Contract Documents, the Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonably necessary for execution of the Work.

2.3 OWNER’S RIGHT TO STOP THE WORK

2.3.1 If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Paragraph 12.2 or fails to carry out Work in

[LOGO APPEARS HERE] © 1997 AIA ® AIA DOCUMENT A201-1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

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[LOGO APPEARS HERE] © 1997 AIA® AIA DOCUMENT A201-1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

2.4 OWNER’S RIGHT TO CARRY OUT THE WORK

2.4.1 If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

ARTICLE 3    CONTRACTOR

3.1 GENERAL

3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term “Contractor” means the Contractor or the Contractor’s authorized representative.

3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents.

3.1.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor or by any review, approval [illegible] by Owner.

3.2 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1 Since the Contract Documents are complementary, before starting each portion of the Work, the Contractor shall carefully study and compare the various Drawings and other Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Subparagraph 2.2.3, shall take field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, any errors, inconsistencies or omissions discovered by the Contractor shall be reported promptly to the Architect as a request for information in such form as the Architect may require.

3.2.2 Any design errors or omissions noted by the Contractor during this review shall be reported promptly to the Architect, but it is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional unless otherwise specifically provided in the Contract Documents.

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3.2.3 If the Contractor believes that additional cost or time is involved because of clarifications or instructions issued by the Architect in response to the Contractor’s notices or requests for information pursuant to Subparagraphs 3.2.1 and 3.2.2, the Contractor shall make Claims as provided in Subparagraphs 4.3.6 and 4.3.7. If the Contractor fails to perform the obligations of Subparagraphs 3.2.1 and 3.2.2, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations. The Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents unless the Contractor recognized such error, inconsistency, omission or difference and knowingly failed to report it to the Architect.

3.3    SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1 The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning these matters. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect. If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures, the Owner shall be solely responsible for any resulting loss or damage.

3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for or on behalf of the Contractor or any of its Subcontractors, or under an agreement with Contractor, including all Vendors.

3.3.3 The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

3.4    LABOR AND MATERIALS

3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2 The Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order.

3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.5 WARRANTY

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3.6 TAXES

3.6.1 The Contractor shall pay sales, consumer, use, gross receipts, social security, unemployment, and all other taxes relating to or arising out of the Work the Work provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect, or use a resale permit wherever available.

3.7 PERMITS, FEES AND NOTICES

3.7.1 Unless otherwise provided in the Contract Documents, the Contractor shall secure and pay for the building permit and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work.

3.7.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

3.7.3 It is not the Contractor’s responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations. However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing, and necessary changes shall be accomplished by appropriate Modification.

3.7.4 If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Architect and Owner, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

3.8 ALLOWANCES

3.8.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.

3.8.2 Unless otherwise provided in the Contract Documents:

1       allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

2       labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Guaranteed Maximum Price but not in the allowances;

3       whenever costs are more than or less than allowances, the Guaranteed Maximum Price shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Clause 3.8.2.1 and (2) changes in Contractor’s costs under Clause 3.8.2.2, subject to the terms of the Contract Documents.

3.8.3 Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

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3.9 SUPERINTENDENT

3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor. Important communications shall be confirmed in writing. Other communications shall be similarly confirmed on written request in each case.

3.10 CONTRACTOR’S CONSTRUCTION SCHEDULES

3.10.1 The Contractor, promptly after being awarded the Contract, shall prepare and submit for the Owner’s and Architect’s information a Contractor’s construction schedule for the Work. The schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project or at Owner’s request shall be related to the entire Project, and shall provide for expeditious and practicable execution of the Work.

3.10.2 The Contractor shall prepare and keep current, for the Architect’s approval, a schedule of submittals which is coordinated with the Contractor’s construction schedule and allows the Architect reasonable time to review submittals.

3.10.3 The Contractor shall perform the Work in accordance with the most recent schedules submitted to and approved by the Owner and Architect.

3.11 DOCUMENTS AND SAMPLES AT THE SITE

3.11.1 The Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction and indicating all Work as actually installed and built, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Architect and shall be delivered to the Owner upon completion of the Work and as a condition to final payment.

3.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3 Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals which are not required by the Contract Documents may be returned by the Architect without action.

3.12.5 The Contractor shall review, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by

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the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors. Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by the Contractor may be returned by the Architect without action.

3.12.6 By approving and submitting Shop Drawings, Product Data. Samples and similar submittals, the Contractor represents, that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect.

3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval consented to by Owner to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s or Owner’s approval thereof.

3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such written notice the Architect’s approval of a resubmission shall not apply to such revisions.

3.12.10 The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the Contractor all performance and design criteria that such services must satisfy. Pursuant to this Subparagraph 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.

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3.13 USE OF SITE

3.13.1 The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

3.14 CUTTING AND PATCHING

3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with prior written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

3.15 CLEANING UP

3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials.

3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor, and Owner may withhold and deduct such amounts from amounts paid to Contractor.

3.16 ACCESS TO WORK

3.16.1 The Contractor shall provide the Owner, Owner’s Lenders and Architect access to the Work in preparation and progress wherever located.

3.17 ROYALTIES, PATENTS AND COPYRIGHTS

3.17.1 The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Owner or Architect. However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

3.18 INDEMNIFICATION

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ARTICLE 4    ADMINISTRATION OF THE CONTRACT

4.1 ARCHITECT

4.1.1 The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term “Architect” means the Architect or the Architect’s authorized representative.

4.1.2 Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner. Consent shall not be unreasonably withheld.

4.1.3 If the employment of the Architect is terminated, the Owner shall employ a new Architect against whom the Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the former Architect.

4.2 ARCHITECT’S ADMINISTRATION Of THE CONTRACT

4.2.1 The Architect subject to Owner’s consent will provide administration of the Contract as described in the Contract Documents.

4.2.2 The Architect, will visit the site at intervals (1) to become familiar with and to keep the Owner informed about the progress and quality of the Work, (2) to guard the Owner against defects and deficiencies in the Work, and (3) to determine if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. The Architect will neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safely precautions and programs in connection with the Work.

4.2.3 Notwithstanding Architect’s site visits as provided above, the Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor. Subcontractors, or their agents or employees, or any other persons or entitles performing portions of the Work.

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4.2.4 Communications Facilitating Contract Administration. Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall endeavor to communicate with each other through the Architect about matters arising out of or relating to the Contract. Communications by and with the Architect’s consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors shall be through the Owner.

4.2.5 Based on the Architect’s evaluations of the Contractor’s Applications for Payment and all other information available, the Architect will review and after consultation with Owner certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

4.2.6 The Architect will have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Subparagraphs 13.5.2. and 13.5.3, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

4.2.7 The Architect will review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples. The Architect’s action will be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of Contractor’s obligations under the Contract Documents. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.8 The Architect will prepare Change Orders and Construction Change Directives.

4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, will receive review and forward to the Owner, for the Owner’s review and approval and records, written warranties and related documents required by the Contract and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be determined by Owner and Architect.

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4.3 CLAIMS AND DISPUTES

4.3.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes between the Owner and Contractor arising out of or relating to the Contract. Claims must be initialed by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2 Time Limits on Claims. Claims by Contractor must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the Contractor first recognizes the condition giving rise to the Claim, whichever is later. Claims must be initiated by written notice to the Architect and the Owner.

4.3.3 Continuing Contract Performance. Pending final resolution of a Claim including litigation or arbitration except as otherwise agreed in writing by Owner or as provided in the Contract Documents the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments not in dispute in accordance with the Contract Documents.

4.3.4 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or from those of which Contractor was aware of, or should have been aware pursuant to Contractor’s obligations and representations under the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 10 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Architect determines that no change in the terms of the Contract is justified, the Architect shall so notify the Owner and Contractor in writing, stating the reasons. Claims by either party in opposition to such determination must be made within 21 days after the Architect has given notice of the decision. If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment may be referred to the Architect for initial determination, subject to further proceedings pursuant to Paragraph 4.4.

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4.3.5 Claims for Additional Cost. If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 10.6.

4.3.6 If the Contractor believes additional cost is involved for reasons including but not limited to (1) a written interpretation from the Architect, (2) an order by the Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by the Architect, (4) failure of payment by the Owner, (5) termination of the Contract by the Owner, (6) Owner’s suspension or (7) other reasonable grounds. Claim shall be filed in accordance with this Paragraph 4.3.

4.3.7 CLAIMS FOR ADDITIONAL TIME

4.3.7.1 If the Contractor wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary. Any Claim made is subject to Article 8 hereof.

4.3.7.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data customarily used substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction.

4.3.8 Injury or Damage to Person or Property. Subject to the terms of the Contract Documents, including Article 11 hereof, if either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

4.4 RESOLUTION OF CLAIMS AND DISPUTES

4.4.1 Decision of Architect. Claims, including those alleging an error or omission by the Architect but excluding those arising under Paragraphs 10.3 through 10.5, may be referred initially to the Architect for decision.

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4.4.2 The Architect (if the Claim has been referred to the Architect) will review Claims and within ten days of the receipt of the Claim take one or more of the following actions: (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim, (4) suggest a compromise, or (5) advise the parties that the Architect is unable to resolve the Claim if the Architect lacks sufficient information to evaluate the merits of the Claim or if the Architect concludes that, in the Architect’s sole discretion, it would be inappropriate for the Architect to resolve the Claim.

4.4.3 In evaluating Claims, the Architect may, but shall not be obligated to, consult with or seek information from either party or from persons with special knowledge or expertise who may assist the Architect in rendering a decision. The Architect may request the Owner to authorize retention of such persons at the Owner’s expense, if Owner approves such request.

4.4.4 If the Architect requests a party to provide a response to a Claim or to furnish additional supporting data, such party shall respond, within ten days after receipt of such request, and shall either provide a response on the requested supporting data, advise the Architect when the response or supporting data will be furnished or advise the Architect that no supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Architect will either reject or approve the Claim in whole or in part.

4.4.5 If the Claim has been referred to the Architect, The Architect will approve or reject Claims by written decision, which shall state the reasons therefor and which shall notify the parties of any change in the Contract Sum or Contract Time or both.

4.4.7 Upon receipt of a Claim against the Contractor or at any time thereafter, the Architect or the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Contractor’s default, the Architect or the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

4.4.8 If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the Claim by the Architect, by mediation or by arbitration.

4.5 MEDIATION

4.5.1 Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in Subparagraphs 4.3.10, 9.10.4 and 9.10.5 shall, after initial decision by the Architect or 30 days after submission of the Claim to the Architect, be

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subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party.

4.5.2 The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

4.5.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

4.6 ARBITRATION

4.6.1 Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in Subparagraphs 4.3.10, 9.10.4 and 9.10.5, shall, after decision by the Architect or 30 days after submission of the Claim to the Architect, be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with the provisions of Paragraph 4.5.

4.6.2 Claims not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to the Contract and with the American Arbitration Association, and a copy shall be filed with the Architect.

4.6.3 A demand for arbitration shall be made within the time limits specified in Subparagraphs 4.4.6 and 4.6.1 as applicable, and in other cases within a reasonable time after the Claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Paragraph 13.7.

4.6.4 Limitation on Consolidation or Joinder. No arbitration arising out of or relating to the Contract shall include, by consolidation or joinder or in any other manner, the Architect, the Architect’s employees or consultants, except by written consent containing specific reference to the Agreement and signed by the Architect, Owner, Contractor and any other person or entity sought to be joined. No arbitration shall include, by consolidation or joinder or in any other manner, parties other than the Owner, Contractor, a separate contractor as described in Article 6 and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration. No person or entity other than the Owner, Contractor or a separate contractor as described in Article 6 shall be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a Claim not described therein or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

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4.6.5 Claims and Timely Assertion of Claims. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

4.6.6 Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE 5     SUBCONTRACTORS

5.1 DEFINITIONS

5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

5.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1 Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Architect will promptly reply to the Contractor in writing stating whether or not the Owner or the Architect, after due investigation, has reasonable objection to any such proposed person or entity, Failure of the Owner or Architect to reply promptly shall constitute notice of no reasonable objection.

5.2.2 The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

5.2.3 If the Owner or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner or Architect has no reasonable objection. If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

5.2.4 The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitute.

5.3 SUBCONTRACTUAL RELATIONS

5.3.1 By appropriate written agreement, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the

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Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.

5.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that:

1       assignment is effective only after termination of the Contract by the Owner for cause pursuant to Paragraph 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor and Contractor in writing; and

2       assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

ARTICLE 6    CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS

6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Paragraph 4.3.

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6.2 MUTUAL RESPONSIBILITY

6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

6.2.4 The Contractor shall promptly remedy damage caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors.

6.3 OWNER’S RIGHT TO CLEAN UP

6.3.1 If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and reasonably allocate the cost among those responsible.

ARTICLE 7    CHANGES IN THE WORK

7.1 GENERAL

7.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, only by Change Order, Construction Change Directive subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2 A Change Order shall be based upon agreement among the Owner, Contractor and Architect.

7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive.

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7.2 CHANGE ORDERS

7.2.1 A Change Order is a written instrument signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

1       change in the Work;

2       the amount of the adjustment, if any, in the Contract Sum; and

3       the extent of the adjustment, if any, in the Contract Time.

7.2.2 Methods used in determining adjustments to the Contract Sum may include those listed in Subparagraph 7.3.3.

7.3 CONSTRUCTION CHANGE DIRECTIVES

7.3.1 A Construction Change Directive is a written order signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

1       mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

2       unit prices stated in the Contract Documents or subsequently agreed upon;

3       cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

4       as provided in Subparagraph 7.3.6.

7.3.4 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect and Owner of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

7.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect and Owner on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit. In such case, and also under Clause 7.3.3.3, the Contractor shall keep and present, in such form as the Architect and Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Subparagraph 7.3.6 shall be limited to the following:

1       costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

2       costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

3       reasonable rental costs of machinery and equipment obtained and used specifically for such Work, exclusive of hand tools, whether rented from the Contractor or others;

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4       costs of premiums for all bonds if any and insurance permit fees, and sales, use or similar taxes directly attributable to such Work; and

5       additional costs of supervision and field office personnel directly attributable to the change.

7.3.7. The amount of credit to be allowed to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect and Owner and shall include a corresponding reduction in Contractor’s Fee and General Conditions costs, including profit and overhead. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change, all subject to Owner’s approval.

7.3.8 Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall be included in Applications for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs.

7.3.9 When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.4 MINOR CHANGES IN THE WORK

7.4.1 The Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the language and intent of the Contract Documents subject to the approval of Owner in each instance. The Contractor shall carry out such written orders promptly.

ARTICLE 8    TIME

8.1. DEFINITIONS

8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2 The date of commencement of the Work is the date established in the Agreement.

8.1.3 The date of Substantial Completion is the date certified by the Architect in accordance with Paragraph 9.8, and approved by Owner.

8.1.4 The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

8.2 PROGRESS AND COMPLETION

8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

8.2.2 The Contractor shall not except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor. The date of commencement of the Work shall not be changed by the effective date of such insurance. Unless the date of commencement is established by the Contract Documents or a notice to proceed given

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by the Owner, the Contractor shall notify the Owner in writing not less than five days or other agreed period before commencing the Work to permit the timely filing of morgages, mechanic’s liens and other security interests.

8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

8.3 DELAYS AND EXTENSIONS OF TIME

8.3.1 If the Contractor is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or Architect, or of an employee of either, or of a separate contractor employed by the Owner (“Owner Delay”), or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Contractor’s control, or by delay authorized by the Owner pending mediation and arbitration, or by other causes which the Architect determines may justify delay, then the Contract Time shall be extended by Change Order for such reasonable time as the Architect may determine.

8.3.2 Claims relating to time shall be made in accordance with applicable provisions of Paragraph 4.3.

ARTICLE 9    PAYMENTS AND COMPLETION

9.1 CONTRACT SUM

9.1.1 The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for complete performance of the Work under the Contract Documents and completion of the Project.

9.2 SCHEDULE OF VALUES

9.2.1 Before the first Application for Payment, the Contractor shall submit to the Architect and Owner a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

9.3 APPLICATIONS FOR PAYMENT

9.3.1 At least ten days before the date established for each progress payment, the Contractor shall submit to the Architect an itemized Application for Payment for operations completed in accordance with the schedule of values. Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Owner’s Lender’s or Architect may require, such as copies of requisitions from Subcontractors and material suppliers, and reflecting retainage if provided for in the Contract Documents.

9.3.1.1 As provided in Subparagraph 7.3.8, such applications may include requests for payment on account of changes in the Work which have been properly authorized by Construction Change Directives, but not yet included in Change Orders.

9.3.1.2 Such applications may not include requests for payment for portions of the Work for which the Contractor does not intend to pay to a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

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9.3.2 Unless otherwise provided in the Contract Documents, and subject to Owner’s prior consent, payments shall he made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

9.3.3 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.

9.4 CERTIFICATES FOR PAYMENT

9.4.1 The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Subparagraph 9.5.1.

9.4.2 The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, information and belief, the quality of the Work is in accordance with the Contract Documents. The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment will not be a representation that the Architect has made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

9.5 DECISIONS TO WITHHOLD CERTIFICATION

9.5.1 The Architect after consultation with Owner may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, including if in the Architect’s opinion the representations to the Owner required by Subparagraph 9.4.2 cannot be made. If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Subparagraph 9.4.1. If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner and otherwise approve. The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s

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opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Subparagraph 3.3.2, because of:

1       defective Work not remedied;

2       third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

3       failure of the Contractor to make payments to Subcontractors or for labor, materials or equipment;

4       reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

5       damage to the Owner or another contractor;

6       reasonable evidence that the Work will not be completed within the Contract Time, or that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

7       failure to carry out the Work in accordance with the Contract Documents.

9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

9.6 PROGRESS PAYMENTS

9.6.1 After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect.

9.6.2 The Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor’s portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

9.6.3 The Architect may, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.

9.6.4 Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 9.6.2, 9.6.3 and 9.6.4.

9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

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9.7 FAILURE OF PAYMENT

9.7.1 If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, within seven days after receipt of the Contractor’s Application for Payment, or if the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified by the Architect or awarded by arbitration, then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor’ s reasonable costs of shut-down, delay and start-up, as provided for in the Contract Documents.

9.8 SUBSTANTIAL COMPLETION

9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work for its intended use.

9.8.2 When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect and Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. Contractor shall promptly proceed to complete and correct all items on such list.

9.8.3 Upon receipt of the Contractor’s list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect or Owner. In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

9.8.4 When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion, or the Contract Documents.

9.8.5 The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate. Upon such acceptance by Owner and consent of surety, if any, the Owner shall make payment of the amounts due for such Completed Work.

9.9 PARTIAL OCCUPANCY OR USE

9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and

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have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Subparagraph 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.

9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.10 FINAL COMPLETION AND FINAL PAYMENT

9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect and Owner will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections and all other available information, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable. The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph 9.10.2 and elsewhere in the Contract Documents as precedent to the Contractor’s being entitled to final payment have been fulfilled.

9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect and Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment and (5), if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees.

9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that

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portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

9.10.5 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE 10    PROTECTION OF PERSONS AND PROPERTY

10.1 SAFETY PRECAUTIONS AND PROGRAMS

10.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

10.2 SAFETY OF PERSONS AND PROPERTY

10.2.1 The Contractor shall take all necessary precautions for safety of, and shall provide all necessary protection to prevent damage, injury or loss to:

1       employees on the Work and other persons who may be affected thereby;

2       the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub-subcontractors; and

3       other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract; all necessary safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Clauses 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Paragraph 3.18.

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10.2.6 The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

10.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.3 HAZARDOUS MATERIALS

10.3.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

10.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity.

10.4 The Owner shall not be responsible under Paragraph 10.3 for materials and substances brought to the site by the Contractor unless such materials or substances were required by the Contract Documents.

10.5 If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred.

10.6 EMERGENCIES

10.6.1 In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s discretion, to prevent threatened damage, injury or loss. Additional compensation or

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extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Paragraph 4.3 and Article 7, subject to and offset by Contractor’s responsibility for such emergency.

ARTICLE 11    INSURANCE AND BONDS refer to attached: “Revised Insurance Language AIA A201”

11.1 CONTRACTOR’S LIABILITY INSURANCE

11.1.1 The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance that would be purchased by a reasonable contractor in similar circumstances with such limits as set forth in the Supplement hereto and as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

1       claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

2       claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;

3       claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;

4       claims for damages insured by usual personal injury liability coverage;

5       claims for damages, other than to the Work itself, because of injury to or destruction of tangible property;

6       claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

7       claims for bodily injury or property damage arising out of completed operations; and

8       claims involving contractual liability insurance applicable to the Contractor’s obligations under Paragraph 3.18.

11.1.2 The insurance required by Subparagraph 11.1.1 shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, shall be written on an occurrence basis shall be project specific, and shall be maintained without interruption from date of commencement of the Work until completion of the project with respect to the commercial general liability and workers’ compensation insurance and until 5 years after completion of the Project, with respect to the completed operations coverage.

11.1.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work and copies of such policies shall be provided to Owner within 90 days of commencement of the Work. These certificates and the insurance policies required by this Paragraph 11.1 shall contain a provision that coverages afforded under the policies will not be canceled, allowed to expire or limits reduced until at least 30 days’ prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by Subparagraph 9.10.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor’s information and belief.

11.2 OWNER’S LIABILITY INSURANCE

11.2.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance

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11.4 PROPERTY INSURANCE

11.4.1 Unless otherwise provided, the Owner shall, at a minimum, purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the initial Contract Sum, plus value of subsequent Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles. Such insurance shall contain an “Agreed Amount” endorsement deleting or suspending all coinsurance provisions. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 11.4 to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors, and Sub-subcontractors in the Project.

11.4.1.1 Property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, ordinance or law coverage, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.

11.4.1.2 If the Owner does not intend to purchase such property insurance required by the Contract and with all of the coverages in the amount described above, the Owner shall so inform the Contractor in writing prior to commencement of the Work. The Contractor may then effect insurance which will protect the interests of the Contractor, Subcontractors and Sub-subcontractors in the Work, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, without so notifying the Contractor in writing, then the Owner shall bear all reasonable costs property attributable thereto.

11.4.1.3 If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles.

11.4.1.4 This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.

11.4.1.5 Partial occupancy or use in accordance with Paragraph 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial

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occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.4.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Contractor, Subcontractors and Sub-subcontractors in the Work, and the Owner and Contractor shall be named insureds.

11.4.3 Intentionally deleted

11.4.4 If the Contractor requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if reasonably commercially available, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

11.4.5 Intentionally deleted

11.4.6 Before an exposure to loss may occur, the Owner shall file with the Contractor a copy of each policy that includes insurance coverages required by this Paragraph 11.4. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days’ prior written notice has been given to the Contractor.

11.4.7 Waivers of Subrogation. The Owner and Contractor waive all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Paragraph 11.4 except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor, as appropriate, shall require of the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

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11.4.8 A loss insured under Owner’s property insurance shall be adjusted by the Owner and made payable to the Owner subject to requirements of any applicable mortgagee clause and of Subparagraph 11.4.10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

11.4.9 If required in writing by a party in interest, the Owner shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties. The cost of required bonds shall be charged against proceeds received. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Paragraph 4.6. If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7.

11.4.10 The Owner shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner’s exercise of this power; if such objection is made, the dispute shall be resolved as provided in Paragraphs 4.5 and 4.6. The Owner shall, in the case of arbitration, make settlement with insurers in accordance with directions of the arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

11.5 PERFORMANCE BOND AND PAYMENT BOND

ARTICLE 12    UNCOVERING AND CORRECTION OF WORK

12.1 UNCOVERING Of WORK

12.1.1 If a portion of the Work is covered contrary to the Architect’s or Owner’s request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect or Owner, be uncovered for the Architect’s or Owner’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

12.1.2 If a portion of the Work has been covered which the Architect has not specifically requested to examine prior to its being covered, the Architect or Owner may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Contract Documents, correction shall be at the Contractor’s expense unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.

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12.2 CORRECTION OF WORK

12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION

12.2.1.1 The Contractor shall promptly correct Work rejected by the Architect or Owner or any governmental authority as defective, incomplete or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.

12.2.2 AFTER SUBSTANTIAL COMPLETION

12.2.2.1 In addition to the Contractor’s obligations under Paragraph 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Subparagraph 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor and to make a claim for breach of warranty. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Paragraph 2.4.

12.2.3 The Contractor shall remove from the site portions of the Work which are defective or otherwise not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

12.3 ACCEPTANCE OF NONCONFORMING WORK

12.3.1 If the Owner prefers to accept Work which is defective or otherwise in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate an equitable. Such adjustment shall be effected whether or not final payment has been made.

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ARTICLE 13    MISCELLANEOUS PROVISIONS

13.1 GOVERNING LAW

13.1.1 The Contract shall be governed by the law of the place where the Project is located.

13.2 SUCCESSORS AND ASSIGNS

13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Contractor shall not assign the Contract without written consent of Owner. If Contractor attempts to make such an assignment without such consent. Contractor shall nevertheless remain legally responsible for all obligations under the Contract. and such assignment shall be void.

13.2.2 The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under the Contract Documents. The Contractor shall execute all consents reasonably required to facilitate such assignment.

13.3 WRITTEN NOTICE

13.3.1 Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if delivered at or sent by registered or certified mail to the last business address known to the party giving notice.

13.4 RIGHTS AND REMEDIES

13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law or in equity or by any other agreement, all such rights and remedies shall survive the acceptance of the Work and or any termination of the Agreement. Any obligation or agreement by Contractor or Owner to indemnify the other or any other party as provided for in the Contract, shall not survive Final Completion, except to the extent of events, circumstances, occurrences and/or matters relating to the period prior to Final Completion, and matters arising under Contractor’s Warranty obligations during the Warranty Period.

13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

13.5 TESTS AND INSPECTIONS

13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so that the Architect may be present for such procedures.

13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect and Owner of when and where tests and inspections are to be made so that the Architect and Owner may be present for such procedures. Such costs, except as provided in Subparagraph 13.5.3, shall be at the Owner’s expense.

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13.5.3 If such procedures for testing, inspection or approval under Subparagraphs 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall be at the Contractor’s expense.

13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.6 INTEREST

ARTICLE 14    TERMINATION OR SUSPENSION OF THE CONTRACT

14.1 TERMINATION BY THE CONTRACTOR

14.1.1 The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:

1       issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

2       an act of government, such as a declaration of national emergency which requires all Work to be stopped;

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3       because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Subparagraph 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

4       the Owner has failed to furnish to the Contractor promptly, upon the Contractor’s request, reasonable evidence as required by Subparagraph 2.2.1.

14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Paragraph 14.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

14.1.3 If one of the reasons described in Subparagraph 14.1.1 or 14.1.2 exists, the Contractor may, upon seven days’ written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has persistently failed to fulfill the Owner’s obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days’ written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Subparagraph 14.1.3.

14.2 TERMINATION BY THE OWNER FOR CAUSE

14.2.1 The Owner may terminate the Contract if the Contractor:

1       persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

2       fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

3       persistently disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

4       otherwise is guilty of substantial breach of a provision of the Contract Documents.

14.2.2 When any of the above reasons exist, the Owner, upon certification by the Architect that sufficient cause exists to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:

1       take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

2       accept assignment of subcontracts pursuant to Paragraph 5.4; and

3       finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

14.2.3 When the Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

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[LOGO APPEARS HERE]

© 1997 AIA®

AIA DOCUMENT A201-1997

GENERAL CONDITIONS

OF THE CONTRACT FOR

CONSTRUCTION

The American Institute

of Architects

1735 New York Avenue, N.W.

Washington, D.C. 20006-5292

[LOGO APPEARS HERE]

14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Architect’s services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Architect, upon application, and this obligation for payment shall survive termination of the Contract.

14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

14.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Subparagraph 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:

1       that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or

2       that an equitable adjustment is made or denied under another provision of the Contract.

14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:

1       cease operations as directed by the Owner in the notice;

2       take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

3       except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

14.4.3 In case of such termination for the Owner’s convenience, the Contractor shall be entitled to receive payment for Work executed, and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work not executed.

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PNK (LAKE CHARLES), L.L.C.

Date: 8/29/03

REVISED INSURANCE LANGUAGE AIA A201

“Notwithstanding the provisions of 11.1.1 and 11.1.2 of the General Conditions, and 11.1.1 of the Supplementary General Conditions, Owner and Contractor agree and acknowledge that Owner and Contractor have decided, in lieu of the Contractor’s insurance requirements in the foregoing sections 11.1.1 and 11.1.2, to implement a Contractor Controlled Insurance Program (“CCIP”). Owner and Contractor have agreed upon the details, terms, coverages, and conditions of the CCIP. Prior to the commencement of any Work, Contractor shall provide evidence satisfactory to Owner that the CCIP as agreed upon by Owner is in place and Contractor agrees to maintain such CCIP (unmodified) in place until the final completion of all Work. Owner and Contractor agree to promptly amend the Contract to set forth in more detail the agreed upon terms and conditions of the CCIP.”

SUPPLEMENTARY GENERAL CONDITIONS OF

CONSTRUCTION CONTRACT

These Supplementary General Conditions are intended for use with the Standard Form of Agreement between Owner and Contractor with a Guaranteed Maximum Price (AIA A111-1997), between PNK (LAKE CHARLES), LLC (“Owner”) and Manhatten Construction Company (“Contractor”) as amended and modified hereby) (hereinafter sometimes referred to as the “Agreement”). The General Conditions of the Contract for Construction (AIA Document A201, 1997 Edition) referred to herein as the “General Conditions”, as modified in the form attached hereto and hereby incorporated herein, are made part of the Contract Documents. These Supplementary General Conditions contain changes, cross referenced to the original Article and Section numbers, and additions to General Conditions AIA Document A201. When any part of General Conditions AIA Document A201 is not modified or deleted by these Supplementary General Conditions or otherwise modified or deleted on the face of the document, the unaltered part remains in effect except to the extent of any inconsistencies in which event these Supplementary General Conditions shall prevail and govern.

ARTICLE 1 - GENERAL PROVISIONS

1.1.8	The following is added as Section 1.1.8 of the General Conditions:

“Addendum: Shall mean a change to the Contract Documents issued by Architect with Owner’s approval prior to the execution of the Agreement and specifically listed in the Agreement.”

1.1.9	The following is added as Section 1.1.9 of the General Conditions:

“Final Completion: Shall mean the date the Contract has been fully performed, all the Work has been completed, Contractor shall have obtained and delivered to Owner a Certificate of Occupancy or its equivalent for the Project, Owner is able to use the Project for its intended purposes, and a final Certificate for Payment has been issued by the Architect and approved by the Owner pursuant to the Contract. Provided, however, if Contractor has complied with and performed all of its obligations under the Contract and is not in default, but is unable to obtain a Certificate of Occupancy through no fault of Contractor or any party for whom Contractor is responsible, including but not limited to any Subcontractor, such failure to obtain a Certificate of Occupancy shall not alone be a bar to Final Completion.”

1.1.10	The following is added as Section 1.1.10 of the General Conditions:

“Vendor: “Vendor” means any person or entity (including employees, agents and representatives thereof) which has a purchase order or other agreement to provide materials, supplies, equipment and/or related services for the Work and/or provide installation services at the site for the Work, through a contract, purchase order or other arrangement with Contractor or any Subcontractor at any tier, and includes any party any of them are responsible or liable for at law or under the Contract Documents.”

1.2	EXECUTION, CORRELATION and INTENT

1.2.1	The following is added to the end of Section 1.2.1 of the General Conditions:

“The enumeration of particular items in the Specifications and/or Drawings and/or other Contract Documents shall not be construed to exclude other items. The Contract Documents are complementary, and what is required by or reasonably inferable from any one of the Contract Documents (including either a Drawing or Specification) as being necessary to produce the intended results shall be binding and required as a part of the Work as if required by all Contract Documents.”

1.4.2	The following is added as Section 1.4.2 of the General Conditions:

“1.4.2 Contractor hereby agrees and accepts that Contractor has a duty to refer all questions with respect to any doubts or concerns over the intent or appropriate interpretation of the Contract Documents to Owner for Owner’s decision. Contractor agrees, accepts and assumes that Owner’s decision may require implementation of the most stringent requirements among any conflicting provisions of the Contract Documents as being part of the Work. Contractor agrees to implement all decisions by Owner regarding conflicting requirements within the Contract Documents. Any failure by Contractor to seek such clarifications shall in no way limit Owner’s ability to require implementation, including replacement of installed Work at a later date at Contractor’s sole expense, to achieve compliance with the more stringent requirements.

1.4.2.1	The failure of Owner to insist in any one or more instances upon a strict compliance with any provision of this Contract, or to exercise any option herein conferred, shall not be construed as a waiver or relinquishment of Owner’s right thereafter to require compliance with such provision of this Contract, or as being a waiver of Owner’s right thereafter to exercise such option, and such provision or option will remain in full force and effect.

1.4.2.2	If there is any inconsistency in the Drawings or any conflict between the Drawings and Specifications, Contractor shall provide the better quality or greater quantity of Work or materials, as applicable, unless Owner directs otherwise in writing.

1.4.2.3	Contractor shall be responsible for dividing the Work among the appropriate Subcontractors and Vendors. No Claim will be entertained by Owner based upon the organization or arrangement of the Specifications and/or the Drawings into areas, sections, subsections or trade disciplines existing as of the date of this Agreement or made thereafter by Contractor.

1.4.2.4	Detail drawings shall take precedence over scale drawings, and figured dimensions on the Drawings shall govern the setting out of the Work.

1.4.2.5	Unless the Specifications expressly state otherwise, references to documents and standards of professional organizations shall mean the latest editions published prior to the date of the Agreement.

1.4.2.6	Technical words, abbreviations and acronyms in the Contract Documents shall be used and interpreted in accordance with customary usage in the construction industry.

1.4.2.7	Whenever consent, permission or approval is required from any party pursuant to the provisions of the Contract Documents, such consent, permission or approval shall, unless expressly provided otherwise in this Agreement, be given or obtained, as applicable, in writing.”

1.5.2	The following is added in lieu of Section 1.5.2 of the General Conditions:

“Execution of the Contract by the Contractor is a representation that the Contract Documents are full and complete for Contractor’s Work, are sufficient to have enabled the Contractor to determine the cost of the Work therein and to enter into the Contract, and that the Contract Documents are sufficient to enable Contractor to construct the Work outlined therein in accordance with all Laws (as defined in Section 3.2.4) applicable to Contractor’s Work and/or performance of its obligations under the Contract Documents, and otherwise to fulfill all of Contractor’s obligations under the Contract Documents, including, but not limited to, Contractor’s obligation to construct the Work for not more than the Guaranteed Maximum Price on or before the date for Substantial Completion established in the Agreement. Further, Contractor recognizes the extra degree of care required under the urban and water related site construction circumstances with respect to safety, protection of pedestrians, cleanliness of the site, health and other laws, and protection of existing structures, utilities, adjacent streets, and property. In arriving at the Guaranteed Maximum Price and the Contract Time, Contractor has, as an experienced and prudent contractor, exercised its best judgment and expertise to include the impact of such circumstances upon the Guaranteed Maximum Price and the Contract Time.”

1.5.3	The following is added as Section 1.5.3 of the General Conditions:

“Contractor shall carefully and continually study and compare any Drawings or Specifications referenced in this Contract and revisions thereto along with actual conditions, dimensions, elevation lines and grades of the site and the Work, and shall at once report to Owner and Architect any error, inconsistency, or omission that it may discover. Owner makes no warranty regarding the completeness, correctness, or adequacy of any Plans or Specifications, and Owner expressly disclaims any such warranties. Should Contractor discover any error or inconsistency in the Contract Documents, Contractor, before proceeding with the Work, shall inform Owner and Architect. Contractor’s duty to carefully study and compare Contract Documents with each other and report to Owner and Architect any errors, inconsistencies or omissions extends for the full term of the Project. Contractor shall not avail itself of any manifestly unintentional error or omission should such exist. Contractor is responsible for the intermeshing of the various parts of the Work so that no parts shall be left in an unfinished or incomplete condition owing to any disagreement among the various Subcontractors or Subcontractors and Contractor as to where the Work of one begins and ends with relation to the Work of the others. Further articulation of the Contract Documents shall not be the basis for any change to the Guaranteed Maximum Price; provided, however, if Contractor reasonably believes such articulation constitutes a change in the Work, Contractor may request a Change Order to be issued in accordance with the Contract Documents. Any item of Work mentioned in Specifications but not in Drawings or shown on Drawings but not in the Specifications shall be provided by Contractor without extra charge as if shown or mentioned in both. If any provisions of the Contract Documents conflict with any other provision of the Contract Documents, the provisions requiring the highest degree of care or performance shall prevail, so long as the provisions can be construed to be complementary. In the event of any conflict that cannot be resolved by the preceding rule, the Supplementary General Conditions shall govern over any conflicting provisions that appear elsewhere in the Contract Documents, except for handwritten or typewritten provisions appearing in the General Conditions. When more than one material, brand, or process is specified for a particular item of Work, the choice shall be Contractor’s subject to Owner’s approval. Contractor may, after notifying Architect and Owner, select the one it considers to be the best. Approval by Architect or Owner of materials, suppliers, processes, or Subcontractors does not imply a waiver of any Contract requirements including, without limitation, Contractor’s warranty, nor does such approval imply or constitute any representation or warranty by Owner or Architect. When only one product and manufacturer is specified, this is the basis of the Contract, without substitution or exception. All products and/or materials shall be installed in strict accordance with manufacturer’s directions. All Work shall conform to the Contract Documents. No change therefrom shall be made without review and written acceptance by Owner.”

ARTICLE 2 - OWNER

2.2.2	Section 2.2.2 of the General Conditions is amended by adding the following after the end of that Paragraph:

“In the event any easements are required to be obtained in order for Contractor to perform any portion of the Work on the Project site, and Owner elects not to or is unable to obtain such easements, Contractor shall be relieved of its obligations to perform such affected portion of the Work and an appropriate Change Order shall be issued.”

2.2.3	Section 2.2.3 of the General Conditions is amended by adding the following after the end of that Paragraph:

“To the extent such items are made available to Contractor by Owner or Architect, such information is furnished solely for the convenience of Contractor. Contractor shall exercise special care in executing subsurface Work in proximity of known subsurface utilities, improvements and easements.”

2.3.1	Section 2.3.1 of the General Conditions is amended as follows:

In Line 3 after “Documents,” add “or fails or refuses to provide a sufficient amount of properly supervised and coordinated labor, materials, or equipment so as to be able to complete the Work within the Contract Time or fails to remove, discharge and cancel in accordance with the Contract any lien, Claim, notice or privilege filed upon the site or any Owner’s property by anyone claiming by, through, or under Contractor, or disregards the instructions of Architect or Owner when based on the requirements of the Contract Documents,”. The following sentence is hereby added to the end of Section 2.3.1: “This right shall be in addition to, and not in restriction of, the Owner’s rights under the Contract Documents.”

2.5	The following is added as Section 2.5 of the General Conditions:

Included within the Guaranteed Maximum Price is a Contractor’s Contingency of up to $6,400,000 (the “Contingency”) which is for the purpose of protecting the Contractor’s budget from cost overruns and unforeseen losses due to the status of the Contract Documents at the time of the agreement upon the Guaranteed Maximum Price or other causes which may be reasonably required to protect the Contractor’s construction budget or schedule. The Contingency is not to be utilized for unforeseen and subsurface site conditions, environmental impacts, events of Force Majeure, design changes or any other matters which constitute a change in the scope of the work as it is the parties’ intent that the change order provisions of this agreement shall govern such change orders. The Owner must be notified, in advance, of the Contractor’s intent to bill against the Contingency. All unused Contingency shall revert to Owner and shall not be considered for the purpose of determining savings. It is further agreed that if, during the progress of the Work, it appears that the unused Contingency will be in excess of that amount necessary to protect Contractor’s budget (as contemplated herein), the parties shall in good faith attempt to equitably adjust the unused Contingency in which case the Owner may utilize the portion of the released Contingency as may be necessary to fund Change Orders or for any other purpose the Owner may desire.

ARTICLE 3 - CONTRACTOR

3.1.1	The following is added at the end of Section 3.1.1 of the General Conditions:

“Contractor and all Subcontractors are duly authorized and have the necessary license(s) to practice and perform all Work in the jurisdiction of the Project and will remain so licensed at all times relevant to the Work and Project. Contractor shall produce such license(s) to the Owner upon request, and Contractor shall be responsible to obtain copies of such license(s) from all Subcontractors prior to allowing them to perform Work on site. Contractor has substantial experience in performing major projects with scopes of work similar to the Work defined herein, is familiar with the activities of the governmental bodies having authority over the Project and has expertise and experience managing Subcontractors on projects of similar scope within the same area as the Project. Contractor also represents that such experience includes performing major projects with stringent time constraints. The standard by which Contractor shall be judged in its performance of this Agreement and its exercise of judgement hereunder shall be that of a contractor with the prevailing level of skill, experience and expertise for the planning and construction of a luxury resort and casino in the same region as the Project site including the foregoing qualifications and consistent with such other Contractor representations, warranties and covenants contained in the Contract Documents.”

3.2.3	The following is added as Section 3.2.3 of the General Conditions:

“3.2.3	Contractor represents and warrants to Owner that:

3.2.3.1

Contractor has had ample time to and has visited and examined the site and has reviewed the physical conditions affecting the Work, and will continue to do all of the foregoing, and is familiar with all of the conditions above ground and affecting the site, as Contractor deemed necessary or desirable based on Contractor’s skill, experience and knowledge and the scope of the Work and terms of the Contract Documents. Contractor has verified field conditions, and carefully and fully compared such field conditions, site observations and other information known to Contractor with the Contract Documents (including the requirements thereof) and has not found any omissions, errors or discrepancies and has satisfied and will continue to satisfy itself as to: (a) access thereto; (b) the location of all utility pipelines and wiring conduits which can be ascertained through site visits or by any documents which are provided by Owner; (c) the type of equipment and facilities needed before and during prosecution of the Work; (d) the general and local labor and weather conditions and availability of materials and equipment under which the Work is to be performed; (e) the presence of construction hazards, if any; (f) the nature, location, and character of the Work and the site, including, without limitation, all improvements and obstructions on the site both natural and man-made; and (g) all other matters which may affect the Contractor’s means, methods, techniques and procedures necessary to construct the Work in strict accordance with the Contract Documents and otherwise fulfill its obligations under the Contract Documents. Any above ground condition at the site, whether or not consistent with conditions shown or called for on the Contract Documents, shall not be allowed as a basis for Claims for extra compensation or extensions of time, notwithstanding any statements or representations by Owner or any party on behalf of Owner, oral or written, with respect to the conditions of the site or improvements thereon, or regarding the completeness, correctness, or adequacy of any Contract Documents.

3.2.3.2	Prior to commencing its procurement and construction activities, Contractor shall further verify at the site all measurements and levels necessary for proper construction of the Work, including the fabrication, assembly and installation of materials and equipment to be incorporated into the Work and shall further carefully compare such verified field measurements and conditions with the requirements of the Contract Documents.

3.2.3.3	If the Contractor observes any failure of the Contract Documents to conform with applicable Laws, Contractor shall immediately notify Owner and Architect in writing and identify any such discrepancies and obtain written instructions from Owner before proceeding with any part of the Work affected thereby. If the Contractor performs Work that it knows or reasonably should have known to be contrary to Laws applicable to such Work, Contractor shall assume full responsibility for such Work and shall bear all costs (including loss and damage due to delays) of correction, repair and replacement attributable thereto as non-allowable Costs of the Work.

3.2.3.4	If Contractor discovers or otherwise becomes aware of any errors, discrepancies, omissions, duplications or conflicts in the Contract Documents at any time during the course of the Work, Contractor shall immediately notify Owner in writing and obtain written instructions from Owner before proceeding with any part of the Work affected thereby. If the Contractor performs any Work relating to any such errors, discrepancies, omissions, duplications in the Contract Documents, Contractor shall bear all costs of correction and adverse scheduling impacts attributable thereto as non-allowable Costs of the Work.

3.2.3.5	Contractor will not engage in, nor commit its personnel to engage in, any other projects while performing Work on the Project to any extent that such other projects may materially and adversely affect the quality or efficiency of the Work required to be performed by Contractor in connection with this Project or which will otherwise be detrimental to the carrying on and completion of this Project.”

3.2.4	The following is added as Section 3.2.4 of the General Conditions:

“3.2.4 General Description. Contractor covenants and agrees that Contractor’s Work and all Work performed by any Subcontractor or Vendor shall be carried out: (a) with a proper supply of labor,

materials and equipment; (b) in full compliance with the requirements contained in, indicated on and reasonably inferable from the Contract Documents given Contractor’s status as a contractor experienced with construction projects similar in size and complexity to the Work, (c) in full compliance with all laws, consents, ordinances, mitigation measures, codes, rules, directives, orders, permits, statutes, and regulations, whether federal, State or local, and whether governmental or public administrative (collectively, “Laws”) applicable to Contractor’s Work and/or performance of its obligations under the Contract Documents; (d) diligently and in the best manner to assure completion on or before the end of the Contract Time, (e) in full compliance with the “Technical Studies and Reports” set forth on Exhibit A attached to these Supplementary General Conditions, (f) by qualified design professionals where applicable, and (g) in full compliance with insurance applicable to the Work. The term Laws shall also include, without limitation, those specific permits, approvals and entitlements set forth on Exhibit B attached to these Supplementary General Conditions, as well as that certain Lease dated as of August 19, 2002, and executed on August 23, 2003 between PNK (LAKE CHARLES), L.L.C., and Lake Charles Harbor and Terminal District. Applicable Laws shall supersede the Contract Documents if there is any conflict; provided, however, that if any applicable Laws shall necessitate a Change to or deviation from the Contract Documents, Contractor shall obtain Owner’s written consent prior to implementing that Change. Contractor shall be responsible for failing to report any discrepancy between the Contract Documents and applicable Laws of which Contractor knows or should have reasonably known in the exercise of due diligence and prudent judgement and consistent with the terms of the Contract Documents. If Contractor performs any part of the Work in violation of any such Laws applicable to Contractor’s Work and/or performance of its obligations under the Contract Documents, Contractor shall bear all costs of correction and adverse scheduling impacts as non-allowable Costs of the Work. Should any governmental authority having jurisdiction over the Work mandate compliance with any changes to applicable Laws or Laws that have been enacted after Work has commenced, Contractor shall, subject to consultation with and written approval by Owner, construct the Work in accordance with such applicable Laws, the cost of which will be a Modification. In fulfilling its responsibilities under the Contract Documents, Contractor shall furnish, coordinate, manage and pay for all services and personnel, labor, machinery, tools, materials, necessary to:

3.2.4.1	Cause the Work to be constructed in compliance with: (a) the latest approved Drawings and Specifications for construction purposes; and (b) all applicable Laws (including all changes in Laws) (with Change Orders where required for changes);

3.2.4.2	Provide at all times until Final Completion a sufficient and competent organization, which shall include the skilled services of all senior managers, site supervisors, qualified scheduling personnel, superintendents, foremen, engineers, skilled and unskilled craft labor and supervisors and all other personnel necessary or desirable to plan, prosecute and construct the Work in accordance with the Contract Documents;

3.2.4.3	Provide the skilled services of buyers, expediters and other personnel necessary to achieve the timely delivery and use of (a) all materials, supplies and equipment to be incorporated into the Work by Contractor, Subcontractors and Vendors, and (b) all construction machinery and equipment, tools and expendable construction materials and supplies necessary or desirable for the Work;

3.2.4.4	Coordinate the schedules and operations of all Subcontractors and Vendors of every tier and cooperate with Owner and Owner’s other contractors and consultants and Owner’s Lenders (as defined in Section 15.1 hereof) so that the Contractor’s Work and the work of others will progress smoothly with a minimum of disruptions and interference to any party;

3.2.4.5	Be responsible for protection of the Work, including all materials and equipment to be utilized during the Work, from theft or damage or other harm, whether in transit or in storage on-site or off-site, until Final Completion pursuant to the Contract;

3.2.4.6	Enforce strict discipline and good order among the employees of Contractor, Subcontractors and Vendors while at the site or otherwise performing this Contract;

3.2.4.7	Give all notices and secure all required certificates of inspection, testing or approval necessary or incidental to the prosecution of the Work, for delivery to Owner;

3.2.4.8	Provide Owner with the full benefit of all Vendor’s warranties applicable to all equipment and materials furnished by the Contractor;

3.2.4.9	Maintain at the site one record copy of all Drawings, Specifications and revisions thereto, the “Project Schedule” (which is attached hereto as Schedule 1 and which constitutes the construction schedule as described in Section 3.10 of the General Conditions), all schedule updates, all Change Orders and other Modifications, approved material lists, brochures, technical data submissions and RFI’s, RFI responses, submittals, Construction Change Directives, Samples, all correspondence and transmittals pertaining to the Work and all other records relating to the status of all Work-related materials, equipment and construction activities;

3.2.4.10	Provide Owner with three (3) complete sets of operating and maintenance manuals for all equipment installed as part of the Work;

3.2.4.11	Provide Owner with as-built drawings (electronically when available and otherwise on reproducible mylar) prior to Final Payment after the completion by each Subcontractor of their respective portions of the Work, including at least one printed set with each Subcontractor’s stamp and certification statement on such Drawings, that as submitted, they are true and correct;

3.2.4.12	Copy Owner on all correspondence, memoranda and bulletins by Contractor to Architect, consultants and public agencies and deliver to Owner on a current and up-to-date basis copies of all written communications received from public agencies. Provide to all Subcontractors (with concurrent written notice to Owner), and cause all Subcontractors to provide, all notices required by applicable Laws relating to the Contract and/or Work, including but not limited to notice of payments received. Copy Owner on all default, stop work or termination notices sent to or received from Subcontractors at every tier, and any others performing any Work;

3.2.4.13	Contractor shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer to Owner’s and Owner’s Lender’s satisfaction; and

3.2.4.14	Duane Duffy is authorized to act on behalf of Contractor with regard to the Work and Contract Documents, and is the individual with whom Owner may consult at all reasonable times, and the instructions, requests and decisions of said individual will be binding upon Contractor as to all matters pertaining to this Contract and the performance of the parties hereunder. The individuals who shall be responsible on behalf of Contractor for supervising the Project are set forth on Contractor’s Personnel List attached as Exhibit C to these Supplementary General Conditions. Except for reasons beyond its control, Contractor shall not change the individuals designated on said Exhibit C through Substantial Completion without the prior written approval or direction of Owner. At least one Project Superintendent shall be at the site on a full-time basis and at all times while any Work is being performed.”

3.3.4	The following is added as Section 3.3.4 of the General Conditions:

“Contractor shall attend project meetings on a periodic or special basis as requested by Owner at times and in places that Owner shall reasonably determine. Contractor shall be responsible for securing attendance of its Subcontractors at meetings.”

3.3.5	The following is added as Section 3.3.5 of the General Conditions:

“3.3.5 Preconstruction Services. Contractor shall as a Cost of the Work furnish, coordinate, manage and pay for all services, personnel, labor, material, equipment, machinery and tools for the Work, and shall:

3.3.5.1	Search for and timely recommend from time to time to Owner various value engineering and other cost savings measures during the entire progress of the Work to reduce the Cost of the Work to the fullest extent possible while maintaining the quality required by the Contract Documents. Owner will then elect, in its sole discretion, whether or not to implement such measures in connection with the Work.

3.3.5.2	Timely review designs with Owner and Architect, including, but not limited to, to the extent applicable, architectural designs, structural, HVAC, plumbing, fire protection, power and lighting, security systems and communications, interior designs, and vertical transportation to assure compliance with the Guaranteed Maximum Price, and Project requirements. Advise on the site use and improvements, selection of materials, Project and site systems and equipment, improvements to the Project and site, call and security systems, and methods of Project delivery. Provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, integration into existing Project and site systems, and factors related to cost including, but not limited to, costs of alternative designs or materials, preliminary budgets and possible economics.

3.3.5.3	Advise Owner in writing promptly upon discovery if, in the judgment of Contractor, the issuance of architectural or engineering documents does not meet schedule requirements or if the information provided on such documents is inadequate for the current purposes intended or if requirements of such documents conflict with other documents issued or with existing conditions on the site. In any such event, Contractor will issue a Request for Information (“RFI”) to the Architect (with a copy to Owner).”

3.3.6	The following is added as Section 3.3.6 of the General Conditions:

“3.3.6 At all times during performance of the Work on the Project, including during any partial use or occupancy by Owner or others, Contractor shall, and shall cause all Subcontractors and Vendors to, abide by each and all of the following requirements:

3.3.6.1	Access to the Project and Work area by construction personnel shall be the most inconspicuous route available, in order that the general public and the Owner’s personnel are not inconvenienced. Access shall be arranged with Owner prior to commencement of Work. Access to restricted and/or limited access areas required by Work shall be coordinated with Owner.

3.3.6.2	Owner’s toilet facilities and the Project’s permanent toilet facilities are not to be used by construction personnel.

3.3.6.3	During the FF&E and finish phase of construction, construction personnel are not permitted to eat and smoke where materials are in place nor use tables and chairs or other furniture that are part of the Project. During this phase of the Project, Owner will designate appropriate places for eating.

3.3.6.4	Quiet and courtesy with respect to Owner’s employees and guests is mandatory.

3.3.6.5	Use all best efforts to insure that Contractor’s and all Subcontractors’ activities do not interfere with any Project and site systems (i.e., electric, elevator, plumbing, HVAC, etc.) necessary to maintain ongoing operations of the Project and site.

3.3.6.6	Power outages, mechanical shutdown and so forth shall be carefully coordinated with Owner. Contractor will provide Owner with two (2) full business days, advance notice of any planned shutdowns of any basic Project or site systems, and will obtain Owner’s written approval prior to commencing any such shutdown.

3.3.6.7	All life safety systems requiring shut-down or tie-ins, in accordance with the above clause, shall be coordinated with Owner and shall be performed at such a time to minimize any effect of the safety, health and welfare of the building’s occupants. At the conclusion of each work-day, all operable life safety systems shall be energized and operative.

3.3.6.8	Contractor shall be responsible to Owner for acts and omissions of Contractor’s employees and agents, Subcontractors and Vendors and their respective agents and employees, and other persons performing portions of the Work under a contract or arrangement with or under the direction of Contractor or with or under the direction of any Subcontractor or Vendor. Contractor shall not be relieved of its obligation to perform the Work in accordance with the Contract Documents either by activities or duties of Owner or Architect (except to the extent of an Owner Delay which allows an extension of time or increase in the Guaranteed Maximum Price), or, by any request, approval or consent of Owner or Architect, or by tests, inspections or approvals required or performed by persons other than Contractor. Contractor shall require and ensure that each Subcontractor and Vendor complies with all applicable requirements set forth in the Contract Documents for Contractor. Except to the extent the Contract Documents expressly provide otherwise, if any dispute arises between Owner, on the one hand, and Contractor, on the other hand, unless Owner directs otherwise, Contractor shall proceed with the performance of its obligations under the Contract with reservation of all rights and remedies it may have under and subject to the terms of the Contract Documents.”

3.3.7	The following is added as Section 3.3.7 of the General Conditions:

“3.3.7 Site Security. Owner may elect to provide and/or maintain security (including patrol guards) of its own choosing for the whole or portions of the Work and/or site and/or adjacent property, but Owner shall not have any obligation, responsibility or liability of any kind to any party whether or not Owner arranges for any security. Such Owner arranged or provided security shall in no event release Contractor from or diminish any of Contractor’s obligations under the Contract Documents, and solely Contractor shall be responsible for security at and of the Work and site, regardless of any security arranged for by Owner. Owner shall not assume or incur any responsibility or liability relating to any security arranged by Owner. Contractor shall cooperate with Owner’s security personnel and shall comply with all requests made by such personnel to secure and protect the Work and the site.”

3.3.8	The following is added as Section 3.3.8 of the General Conditions:

“3.3.8 Contractor agrees to cause the Work to be performed in such a manner so that prior to achievement of Substantial Completion (and as early as reasonably practicable), Owner will have access to the site and the Project in order to (a) begin installing Owner’s FF&E at the site, (b) begin training its personnel at the site, and (c) and perform other tasks Owner deems necessary in connection with the opening of the Project.”

3.3.9	The following is added as Section 3.3.9 of the General Conditions:

“3.3.9 Project Record Documents and As-Built Requirements. Contractor shall maintain at the site one (1) record copy of all Specifications, Drawings, approved Shop Drawings, Change Orders and other modifications, addenda, Schedules and instructions, in good order.

3.3.9.1	The record Drawings shall be one (1) set of black (or blue) and white prints of the Drawings on which it must record all “as-built” changes during the course of construction.

This record set shall be maintained separate and apart from documents used for construction reference.

3.3.9.2	All as-built documents shall be kept current and Contractor shall not permanently conceal or cover any Work until all required information has been recorded.

3.3.9.3	Records of exterior underground utilities shall be made at the time of installation.

3.3.9.4	In marking any as-built conditions, Contractor shall ensure that such Drawings indicate by measured dimension to building corners or other permanent monuments the exact locations of all piping, conduit or utilities concealed in concrete slabs, behind walls or ceilings or underground. As built Drawings shall be made to scale and shall also include exact locations of valves, pull boxes and similar items as required for maintenance or repair service. Prior to Final Completion and as a condition to Final Payment, Contractor shall be responsible for providing Owner and Owner’s Lenders with a fully completed and accurate set of all as-built Drawings in an acceptable electronic format, as Contract Documents for Owner’s permanent records.

3.3.9.5	All documents described in this Section 3.3.9, including the as-built Drawings, shall be readily accessible at the site for inspection upon request by Owner, Owner’s Lenders, the Architect and/or their authorized representatives throughout the course of the Work.”

3.4.1.1	The following is added as Section 3.4.1.1 of the General Conditions:

“Contractor shall be solely responsible for the design, transport, erection, inspection and maintenance of all temporary supports and structures; including, but not limited to, electricity and lighting, heat, telephone and fax, water, sanitary facilities, fire protection, hoisting equipment and machinery, staging and scaffolding, temporary equipment and materials, all shoring and bracing, all cranes, hoists, derricks and supports, barriers and fencing, water control, field office, storage facilities and all other types of temporary supports and structures required for the Work and provided by Contractor or its Subcontractors while performing the Work. Contractor shall provide and maintain reasonable safety precautions to protect the public and avoid obstruction or interference with vehicular or pedestrian traffic in public streets, alleyways or private rights-of-way. Contractor shall, or shall cause Subcontractors to, leave proper access to hydrants and other similar places, and shall provide sufficient lighting during working hours and from twilight of each day until full daylight of each following day. When work is suspended, Contractor shall, or shall cause Subcontractors to leave roadways and sidewalks in proper condition and restore all such to good condition on completion of the Work and in compliance with all laws. Contractor shall, or shall cause Subcontractors to, maintain and keep in good repair, shift and alter as conditions may require, all guard rails, passageways and temporary structures and remove same when the Work is completed or when the need for their use has ceased.”

3.4.4	The following is added as Section 3.4.4 of the General Conditions:

“Contractor has the responsibility to ensure that all Vendors and Subcontractors, their agents, and employees adhere to the Contract Documents, and that they order materials on time, taking into account the current market and delivery conditions, and that they provide materials on time. Contractor shall coordinate its Work with that of all others on the Project including deliveries, storage, installations, and construction utilities. Contractor shall be responsible for the space requirements, locations, and routing of its equipment. In areas and locations where the proper and most effective space requirements, locations, and routing cannot be made as indicated, Contractor shall meet with all others involved, before installation, to plan the most effective and efficient method of overall installation.”

3.5	WARRANTY.

3.5.1	The following is added in lieu of Section 3.5.1 of the General Conditions:

“In addition to any other warranties, Contractor guarantees and warrants to Owner that (a) the entire Work, whether performed by Contractor’s own personnel or by any Subcontractors or Vendors, shall be first class in quality, free from all defects whatsoever (including, without limitation, patent, latent or developed defects or inherent vice (except inherent vice or developed defects resulting solely due to material specified by the Contract Documents unless Contractor knows or should reasonably have known through the exercise of their obligations and due care that such specified items are subject to inherent vice or developed defects), and in strict conformance with the Contract Documents, the prevailing standard for construction practices and quality applicable to luxury casino resorts in the same region as the Project site, and (b) all materials, appliances, mechanical devices, equipment and supplies incorporated into the Work shall be new and of such quality to strictly meet or exceed the Specifications and requirements of the Contract Documents, notwithstanding any partial occupancy or use. If requested by Owner at any time and from time to time, Contractor will furnish satisfactory evidence to Owner as to the kind and quality of materials, appliances, mechanical devices, equipment and supplies. All Work not conforming to the requirements of this Section (including, without limitation, substitutions or deviations not properly approved and authorized by Owner in writing), shall be considered defective. Owner shall have the benefit of all warranties and guarantees with respect to any of the foregoing given by the Vendor, the manufacturer, retailer, or other supplier thereof, which shall be supplied to Owner promptly after Contractor’s receipt thereof and all warranties and guarantees provided by Subcontractors, suppliers, and Sub-subcontractors shall be deemed to run in favor of Owner, and Owner is hereby expressly declared to be an intended third-party beneficiary of any agreements between Contractor and its Subcontractors and Vendors relating to the Work or any part of it (though Owner shall not seek enforcement directly against any Subcontractor except upon and after any uncured default by Contractor).

3.5.1.1	Each subcontract shall contain a similar guaranty as in Section 3.5.1 above, and Owner shall be the beneficiary of each such guarantee made by any Subcontractor. Contractor will obtain guarantees and warranties, to the fullest extent possible, from suppliers and manufacturers thereof, of all machinery, all heating and plumbing fixtures and supplies, all electrical motors, appliances and devices, all hardware, and all other fixtures and equipment for which guarantees and warranties are customarily given, used in the Work by Contractor or any Subcontractor, and Contractor shall obtain or cause to be obtained and delivered to Owner assignments thereof to Owner, or written confirmations from the guarantors that such guarantees and warranties run to the benefit of Owner. In addition to the foregoing stipulations, Contractor shall comply with all other warranties referred to in any portions of the Contract Documents or otherwise provided by law or in equity, and if warranties overlap, the more stringent requirement shall govern.

3.5.1.2	Contractor’s warranty obligations set forth in this Section 3.5 shall apply to Work done by Subcontractors or Vendors, as well as to Work done by direct employees of Contractor, and such provisions shall survive acceptance of the Work and survive any termination of the Contract so long as Contractor is paid in accordance with the Contract for all Work properly performed and completed pursuant to the Contract through such termination, and Contractor shall be responsible to fully indemnify and hold Owner harmless from any and all liens, Claims, notices, privileges, lawsuits, costs and expenses which may arise out of the failure of the Contractor to fulfill its warranty obligations pursuant to this Contract.”

3.5.2	The following is added as Section 3.5.2 of the General Conditions:

“ALL WARRANTIES SHALL INCLUDE LABOR AND MATERIALS AND SHALL BE SIGNED BY THE MANUFACTURER OR SUBCONTRACTOR AS THE CASE MAY BE AND COUNTERSIGNED BY CONTRACTOR. ALL WARRANTIES SHALL BE ADDRESSED TO OWNER AND DELIVERED BY

CONTRACTOR TO THE OWNER UPON COMPLETION OF THE WORK AND BEFORE OR WITH THE SUBMISSION OF REQUEST FOR FINAL PAYMENT. OWNER SHALL, IN ADDITION TO THE GUARANTEE AND WARRANTY PROVIDED IN THIS SECTION 3.5, ALSO HAVE THE BENEFIT OF, AND CONTRACTOR SHALL ASSIGN TO OWNER IN FORM AND SUBSTANCE SATISFACTORY TO OWNER, ALL WARRANTIES, SERVICE LIFE POLICIES, INDEMNITIES AND GUARANTEES WITH RESPECT TO ANY AND ALL MATERIALS, APPLIANCES, MECHANICAL DEVICES, SUPPLIES AND EQUIPMENT INCORPORATED INTO THE WORK AND GIVEN BY THE MANUFACTURER, RETAILER, OR OTHER SUPPLIER, WHICH SHALL BE SUPPLIED AND ASSIGNED TO OWNER PROMPTLY AFTER SUCH IS RECEIVED BY OR BECOMES AVAILABLE TO CONTRACTOR AND AS A CONDITION TO FINAL PAYMENT. FURTHER, AT OWNER’S REQUEST, CONTRACTOR SHALL ASSIST OWNER IN ENFORCING ALL SUCH WARRANTIES, GUARANTEES, POLICIES AND INDEMNITIES.”

3.5.3	The following is added as Section 3.5.3 of the General Conditions:

“Contractor shall issue in writing to Owner as a condition precedent to Final Payment a “General Warranty” reflecting the terms and conditions of this Section 3.5 for all Work under the Contract, in form and content otherwise satisfactory to the Owner.”

3.5.4	The following is added as Section 3.5.4 of the General Conditions:

“Contractor shall warrant for a period of one year that all buildings shall be watertight and leakproof at every point and in every area, except where leaks can be attributed to damage to the building by external forces beyond Contractor’s control. Contractor shall, immediately upon notification by Owner of water penetration, determine the source of water penetration and, at its own expense, do any work necessary to make the building watertight. Contractor shall also, at its own expense, repair or replace any other damaged material, finishes, and furnishings, damaged as a result of this water penetration, to return the building(s) to its original condition.”

3.7.3	Section 3.7.3 of the General Conditions is deleted and the following paragraph is substituted in lieu thereof:

“Contractor shall be responsible for failing to report any discrepancy between the Contract Documents and applicable Laws which the review of the Contract Documents required of Contractor hereunder revealed.”

3.7.4	The following is added in lieu of Section 3.7.4 of the General Conditions:

“If the Contractor or any Subcontractor or any other party for whom Contractor is responsible performs Work knowing it to be contrary to Laws, the Contractor shall assume full responsibility for such Work and shall bear all costs attributable to the correction thereof or relating thereto (including, without limitation, all fines and penalties).”

3.7.5	The following is added as Section 3.7.5 of the General Conditions:

“In no event shall Contractor perform any Work at the Project site until all required permits and approvals have been obtained for the Work.”

3.9.2	The following is added as Section 3.9.2 of the General Conditions:

“Contractor shall not change or reassign the project manager and superintendent and their assistants assigned to this Project without prior written approval of Owner unless that individual ceases to be employed by Contractor. Owner shall otherwise have the right to terminate for cause the Contract. Contractor shall keep Owner continuously informed, by organization chart or other similar method, of the identity of all Contractor’s employees performing in a supervisory, administrative or management role with responsibility for this Project at all times during the course of the Work. Contractor shall maintain order and discipline among the workmen at all times. Any workmen not complying with the provisions of the Contract Documents shall be immediately removed by the Contractor from Owner’s premises.”

3.10.4	The following is added as Section 3.10.4 of the General Conditions:

“If any schedule or revised schedule submitted by Contractor sets forth a date for Substantial Completion for the Work or any phase of the Work beyond the date(s) for Substantial Completion established in the Contract (as the same may be extended as provided in the Contract Documents), then Contractor shall submit to Architect and Owner for their review and approval a Recovery Plan pursuant to Section 8.3.6 hereof.”

3.12.5	The following is added at the end of Section 3.12.5 of the General Conditions:

“1.	Sample submittal requirements:

a.	Three each plus the number the Contractor requests to be returned.

“1.	Submittal Procedures:

a.	All submittals shall be identified with the job name, location, and Architect’s job number. Allow space for a 5”x3” review stamp. Submittals shall be consecutively numbered by Contractor and have been signed and dated with approval by the Contractor prior to submission to the Architect. Both prints and transparencies shall be so identified and signed.

b.	Bound sets of brochures, catalog sheets, specifications and materials lists shall include an index sheet, completely identifying the entire contents of the submittal in sequential order.

c.	In lieu of signing each brochure or specification sheet, Contractor may indicate on the letter of transmittal that it has reviewed and approved all the material included. This does not eliminate the requirement for identification information.

d.	Architect will return to Contractor one copy of the transparency of Drawings and the number of brochures requested, stamped and signed with observations noted, if any.

e.	Handle resubmittals the same as original submittals, but identify as such and use the original Shop Drawing number.

f.	Each submittal shall be accompanied by a letter of transmittal containing a complete itemized and numbered list of the submitted material, together with the Subcontractor’s or Vendor’s name. Separate letters of transmittal shall accompany each submittal from different Subcontractors or Vendors.

g.	Identify each sample with a label with the following information:

1)	Complete identification information in accordance with this submittal procedure.
2)	Name, finish, and composition of the material.
3)	Location or intended use on the project.

h.	Provide samples of sufficient size to show all salient features of the material or item which are truly representative of the extremes of variation in color, texture, finish, and construction to be expected in the installed work. Samples of framing materials shall include a cornerjoint.

i.	Upon review, the requested number of the samples will be returned to Contractor. The sample retained by Architect will constitute the minimum standard of acceptable quality and appearance of all materials to be installed of the type represented by the sample.

2.	At the option of Owner or Architect, samples may be subject to testing. In such event, additional samples as may be required shall be supplied by the Contractor at no additional cost.”

3.13.1	The following is added in lieu of Section 3.13.1 of the General Conditions:

“3.13.1 Contractor shall: (a) confine its operations at the site to areas designated by Owner; (b) not unreasonably encumber the site or encumber areas in the vicinity of the site with materials, equipment or debris; (c) coordinate its activities with the Owner’s and Owner’s other contractors in advance; and (d) not block or hinder public parking facilities without Owner’s prior written approval. To the extent reasonably possible, Contractor shall preserve and protect all existing vegetation on or adjacent to the site which is not to be removed or required to be disturbed in the performance of the Work. Contractor shall be solely responsible for all costs and expenses incurred as a result of failure to adhere to the requirement of this Section. Contractor shall make itself familiar with and use all best efforts to protect all existing improvements and/or utilities at or near the site from damage. Contractor shall be solely responsible for repairing any such damage and for the related costs and expenses. Neither Contractor nor any Subcontractor or Vendor shall post, erect or place on the site, the Work, Owner’s premises or the Project any sign, banner, billboard or display for marketing, advertising, promotional or other similar reasons, and no trade names or other identification shall appear on any item of the Work or at any place on the Project where such name or identification will be seen by the general public, except as approved in writing by Owner.”

3.13.2	The following is added as Section 3.13.2 of the General Conditions:

“If it becomes necessary at any time during the progress of the Work under this Contract to move materials and/or trailers and equipment which are to enter into the construction, or equipment which has been temporarily placed, Contractor or any Subcontractor furnishing said materials or equipment shall, when so directed by Owner or Architect, move them or cause them to be moved without additional charge to Owner.”

3.14.1.1	The following is added as Section 3.14.1.1 of the General Conditions:

“A.	Contractor and each Subcontractor shall provide all chases and openings in its work required by other trades and all cuttings and patching required to complete installation of its work.

B.	Cutting shall be done with tools and methods that prevent unnecessary damage to surrounding areas or equipment. No cutting shall be done that will in any way reduce the structural strength of the building. Should such cutting be necessary, Contractor shall consult Architect, and shall not proceed with such operation unless Architect’s written approval, after consultation with Owner, to do so is given.

C.	Contractor and each Subcontractor shall furnish each other with the exact location and size of all holes and openings required for their work.

D.	Patching shall match adjacent surfaces to the satisfaction of Owner and Architect. When repainting painted surfaces, it will be necessary to repaint not less than the entire plane surface involved.

E.

Exposed cut surfaces must be neatly and completely finished by patching, filling, etc., as required to the satisfaction of Owner and the Architect, or at Owner’s and Architect’s discretion covered with approved finish materials such as metal or wood trim, adequately fastened and aligned. Paint or other suitable finish shall be applied to the satisfaction of the Owner and Architect.

F.	Patching in finish work shall be done by the trade responsible for such finish work. The cost of such patching is to be paid by the trade responsible for cutting.”

3.15.1	Add the following after Section 3.15.1 and before Section 3.15.2:

3.15.1.1	At Substantial Completion of the Work, Contractor shall perform the following:

(a)	removal of all wastes and rubbish;

(b)	cleaning of all walls and other surfaces including tile, wood and glass surfaces;

(c)	replacement of all broken glass (including removing labels, washing and polishing both sides);

(d)	cleaning and polishing of all plumbing fixtures and equipment;

(e)	restoring existing facilities such as roads, other paved surfaces, fencing and curbing at the site to either their pre-existing condition unless more is required by the Contract Documents;

(f)	requiring affected Subcontractors to promptly remove from the site all temporary offices, tools, equipment, machinery and surplus materials not required for the continued performance of the Work and otherwise leaving the designated areas “vacuum clean;”

(g)	machine-sweep and clean all drive-way surfaces;

(h)	grind, smooth, and sweep clean any concrete surfaces, as necessary or desirable;

(i)	remove temporary protections;

(j)	remove marks, spots, dust, stains, fingerprints and other soil or dirt from all floors, tile, walls, finishes, marble, finished materials, fixtures, equipment and other Work, and wash or wipe clean and leave same in undamaged, new condition;

(k)	clean tubs, toilets and other fixtures, cabinet work and equipment, removing stains, paint, dirt and dust, and leave same in undamaged new condition;

(l)	clean all metal finished in accordance with recommendations of the manufacturer and accepted industry standards; and

(m)	clean resilient floors thoroughly with a well rinsed mop containing only enough moisture to clean off any surface dirt or dust and buff dry by machine to bring the surfaces to sheen.

3.15.1.2	Prior to Final Completion, Contractor shall complete any and all items described above in 3.15.1.1 which were either not required by Owner at the time of Substantial Completion or which were not satisfactorily completed and accepted by Owner at the time of Substantial Completion.”

3.15.3	The following is added as Section 3.15.3 of the General Conditions:

“Each Subcontractor upon completion of its division of the Work shall collect and remove all rubbish, surplus material, tools, and scaffolding pertaining to its work. During its work, Contractor, and each Subcontractor, shall keep the Work neat and orderly by frequent periodic waste removal and cleanup.

Crates and cartons in which materials, equipment, or fixtures are received shall be removed daily. Contractor and each Subcontractor shall be responsible for daily collection and disposal of rubbish created by their materials, employees, and work. Contractor shall be responsible for the cleanup of debris, dirt, and dust in the Work area. Contractor shall maintain grounds, streets and sidewalks around the Project site in a clean condition. Contractor shall remove all spillage and tracking arising from the performance of the Work from these areas, shall repair any damage to same, and shall establish a regular maintenance program of sweeping and hosing to minimum accumulation of dirt and dust upon same.”

3.18	The following is added in lieu of Section 3.18 of the General Conditions:

3.18	INDEMNITY

3.18.1	To the fullest extent permitted by law, Contractor hereby indemnifies and agrees to protect, defend, and hold Owner, and Owner’s Lenders, and their respective subsidiaries, affiliates, parent companies and their respective members, officers, directors, managers, employees, agents, shareholders, successors and assigns, heirs, administrators, and personal representatives (collectively, “Owner Indemnitees”) harmless from and against any and all Claims, liabilities, obligations, losses, suits, actions, legal proceedings, damages, costs, expenses, awards, or judgments, including, without limitation, reasonable attorneys’ fees and costs (whether or not suit is filed) (collectively “Actions”), any Owner Indemnitee(s) may suffer or incur or be threatened with and whether based upon statutory, contractual, tort or other theory, that are: (i) imposed by law, or (ii) arise by reason of or relating directly or indirectly to (a) the death of or bodily injury to any person or persons, including, without limitation, employees of Contractor, (b) injury to property (including loss of use and the Work itself and including all costs for repair or replacement of work, materials, supplies or equipment (whether on or off site or in transit), including whether lost, stolen, damaged or destroyed), equipment or material, including, without limitation, any of the same resulting or arising out of the performance of the Work performed by Contractor or any Subcontractor, or Vendor, (c) violation of or failure to comply with or abide by any Laws, or variations from the Contract Documents in the actual construction of the Work, (d) any infringement of the rights of any third party, including, without limitation, copyright and patent rights (in connection with which Contractor shall pay all royalties and license fees), and (e) any breach or alleged breach of Contractor’s warranties, representations, obligations, covenants or agreements set forth in the Contract, and provided in the case of both (i) and (ii), relate to or arise out of or result from, directly or indirectly, the negligent or wrongful performance of the Work, or from any negligent or wrongful act or omission of Contractor, or of any Subcontractor, or Vendor, anyone directly or indirectly employed by them, or anyone for whose acts any of them are liable or responsible at law or under the Contract Documents, regardless of whether or not such Action is caused by an Owner Indemnitee (subject to Section 3.18.2 below). Owner Indemnitees shall not include the Architect or any Consultant or Contractor retained by Owner or Owner’s representatives.

3.18.2

Other Limitations. Subject to the provisions of this Section 3.18.2, the obligations in Section 3.18.1 above shall apply to and include those Claims, causes of action, damages, liabilities, losses, obligations, awards, judgments, costs and expenses arising from the negligent, tortuous, intentional or other acts of the Owner Indemnitees, and such indemnification obligations are primary to any insurance in the names of the Owner Indemnitees. In the event of contributory negligence by any Owner Indemnitee, Contractor shall only be liable for payment of such Claims and losses (including defense costs) in direct proportion to the indemnifying party’s percentage of fault, if any, as determined by a court of competent jurisdiction, or as may be mutually agreed upon by Owner and Contractor. The indemnification obligations in this Section 3.18 shall not be construed to negate, abridge, or reduce other rights or obligations of Contractor or Owner, including, but not limited to, any obligation of indemnity which would otherwise exist at law or otherwise in favor of an Owner Indemnitee. If any Action occurs or is threatened, Contractor shall defend the Owner Indemnitees with counsel reasonably acceptable to such Owner Indemnitee, at Contractor’s expense, unless such Owner Indemnitee elects to defend itself, in which case Contractor shall pay for such Owner Indemnitee’s reasonable defense costs. The indemnification obligation of Contractor (or any Subcontractor) under this Section 3.18 or otherwise under the Contract Documents, shall not be limited in any way by any limitation on the amount or type of insurance coverages carried whether pursuant to the Contract Documents or otherwise, the amount of insurance proceeds available or paid (except the indemnifying party shall be entitled to an offset against their indemnity obligation to the extent of any insurance proceeds actually received by the indemnitee, without condition or reservation, relating to any Action for which the indemnitee seeks to be indemnified pursuant to an indemnity in this Agreement), or any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor or Owner or other person or entity under workmen’s compensation acts, disability benefit acts or other employee benefit acts.

3.18.3	Survival of Indemnification Provisions. The Contractor’s indemnity obligations set forth in this Section 3.18 shall apply irrespective of whether or not any Subcontractors or Vendors obtain or fail to obtain insurance coverages as required herein, shall apply during the performance of any Work, and shall survive any termination of this Contract or the Final Completion of the Work as to any event(s) and/or occurrence(s) arising, relating to or occurring as of the earlier of any termination of the Contract and Final Completion of the Work.

3.19	The following is added as Section 3.19 of the General Conditions:

“3.19	LIENS.

3.19.1	“Contractor agrees to and shall indemnify, defend, and hold Owner harmless from any and against any and all liens or Claims of lien, or privileges, Claims, notices or actions of any Subcontractor, Vendors, laborer, mechanic, or materialman for labor performed on material or equipment supplied in connection with the Work and from and against any and all loss, damage, liability, and expense, including cost and attorneys fees incurred by Owner in connection therewith. If at any time Owner at any time up through one year after Final Completion, receives any stop notice, notice of lis pendens, mechanic’s lien or similar Claim or privilege, whether or not meritorious pertaining to unpaid amounts for any labor, goods, materials, equipment or services provided as part of Contractor’s scope of Work (and provided Owner has paid all sums then properly due and owing to Contractor pursuant to the Contract Documents), Contractor agrees to immediately cause such notices, privileges, liens or Claims to be removed and cancelled, or to file with the Parish recorder of mortgages a bond in lieu thereof, in accordance with Louisiana Revised Statutes 9:4835, in an amount satisfactory to Owner at no cost to Owner. It is expressly understood that all of Contractor’s obligations with respect to this Section 3.19 begin immediately at the outset of any notice or filing of a Claim or privilege, either by correspondence or court proceeding, and without regard to any showing of fault on the Contractor’s part. Contractor’s failure to cause such notices, liens or privileges to be removed and cancelled or to be bonded against in accordance with Louisiana Revised Statutes 9:4835, shall constitute a material breach of this Contract entitling Owner to exercise all of its rights and remedies provided hereunder and at law.

3.19.2	If any such notice is received or such lien or privilege is filed and Contractor does not cause the lien, Claim, privilege or notice to removed and cancelled of record with the Parish recorder of mortgages (including to be bonded against) in accordance with Louisiana Revised Statutes 9:4833 or 9:4835 within five (5) working days after receipt of notice of such lien Claim, notice or privilege (or such lesser period in any documents relating to Owner’s Lenders), Owner shall have the right to pay all sums necessary to obtain such removal and cancellation of such lien, privilege, Claim or notice and deduct all sums to be paid (including attorneys’ fees and the amount of any obligations assumed by Owner) from the Guaranteed Maximum Price and or from the next succeeding Applications For Payments.”

3.20	The following is added as Section 3.20 of the General Conditions:

“3.20 Training. Prior to and as a condition to payment of the Final Payment, Contractor shall orient and instruct the responsible maintenance personnel designated by Owner in the operations of all equipment and shall provide the maintenance personnel with pertinent literature and operational manuals for all equipment designated by Owner.”

3.21	The following is added as Section 3.21 of the General Conditions:

“3.21 Construction Photographs. Contractor shall submit color construction photographs to Owner, Owner’s Lenders and Architect with each month’s Application For Payment during the Work. Each month, such photographs shall consist of four (4) views of the building from ground-view points as directed by Owner or Architect.”

3.22	The following is added as Section 3.22 of the General Conditions:

“3.22 Statement of Unpaid Claims. Whenever requested by Owner, Contractor shall certify to Owner in writing (in a form satisfactory to Owner) the amounts then claimed by and/or due and owing from Contractor to any person(s) for labor and services performed and materials and supplies furnished relating to the Work, setting forth the names of the persons whose charges or Claims for materials, supplies, labor, or services have been paid and whose charges or Claims are unpaid or in dispute, and the amount due to or claimed by each respectively.”

ARTICLE 4 - ADMINISTRATION OF THE CONTRACT

4.1.2	Section 4.1.2 of the General Conditions is amended by adding the following at the end of that Paragraph:

“Notwithstanding the foregoing, Owner shall be entitled to modify, diminish, or extend, or assign to others, the duties, responsibilities, and/or limitations of authority of Architect, without consent of Contractor. Owner reserves the right to appoint a representative empowered to act for Owner during the period of construction.”

4.1.3	The following Section is added in lieu of Section 4.1.3 of the General Conditions:

“Owner may at any time terminate Architect and employ or retain any licensed architect to perform all or any part of the duties of Architect or to exercise its rights. Owner shall promptly notify all parties of a change.”

4.2.4.1	The following is added as Section 4.2.4.1 of the General Conditions:

“Notwithstanding anything to the contrary in Section 4.2.4, Contractor and Owner may communicate directly with each other unless Owner specifically determines that communications or any type or class of communication shall be made through the Architect. Contractor shall provide Owner with copies of any correspondence requested by Owner with any person concerning the Project, including Architect, and shall provide the Owner with accurate information concerning any oral communications with any person or entity, including Architect, concerning the Project. Owner considers all information (regardless of form) pertaining to the Project to be confidential and proprietary, including information which is prepared or developed by or through Contractor, Architect, Owner or Owner’s other contractors, unless otherwise stated to Contractor in writing. Contractor shall not, and shall not allow, suffer or permit any Subcontractors or Vendors to, disclose any such information without Owner’s prior written consent. Except as required to obtain permits and approvals from governmental agencies, Contractor shall not divulge any such information. Contractor shall obtain similar agreements from its employees, Subcontractors and Vendors. This requirement shall survive the completion or termination of this Contract.”

4.2.8	Section 4.2.8 of the General Conditions is amended by adding the following at the end of that Paragraph:

“All Change Orders, Construction Change Directives, and field directives shall require the approval of Owner in writing to be binding on Owner.”

4.2.14	The following is added as Section 4.2.14 of the General Conditions:

“Notwithstanding anything to the contrary elsewhere in the General Conditions or the Agreement, nothing herein creates any duty on the part of Architect to Contractor or any right on the part of Contractor with respect to Architect, and nothing herein shall be construed to diminish Architect’s duties or responsibilities to Owner under Architect’s agreements with Owner or to diminish Contractor’s obligations under the Contract Documents.”

4.2.15	The following is added as Section 4.2.15 of the General Conditions:

“Neither the Owner nor Architect has any responsibility to assist the Contractor in the supervision or the performance of the Work, notwithstanding any reviews or site visits by Architect or Owner, nor shall any such site visits or reviews relieve the Contractor from its responsibility for the performance of the Work in strict accordance with the Contract Documents.”

4.3.3	Section 4.3.3 of the General Conditions is amended by adding the following at the end of the last sentence:

“Notwithstanding any provision to the contrary herein or in the other Contract Documents, in the event of any dispute, and so long as Contractor is paid amounts due for Work properly performed and all in accordance with the Contract Documents and not in dispute, Contractor shall not be relieved of any of its obligations hereunder relating to such dispute or otherwise, unless and to the extent of a final judgment resolving any such dispute, action or proceeding. Contractor recognizes and acknowledges that the provisions of this Section and the completion of the Work on a timely basis notwithstanding any dispute, action or proceeding are fundamental to the contractual relationship established pursuant to this Contract, shall be specifically enforceable, and that Owner would not have entered into this Contract but for Contractor’s agreement set forth herein. Contractor acknowledges that it understands and has duly considered and consulted with counsel concerning the significance of this provision. No Claim involving resolution of issues pertaining to the Guaranteed Maximum Price and/or Contract Time shall be deemed final until both parties sign a final and unconditional Change Order, or a court of competent jurisdiction makes a binding determination. With respect to non-judicial settlements, final and unconditional Change Orders signed by both parties shall be a condition precedent to Owner’s duty to make payments for amounts in dispute or adjust the Guaranteed Maximum Price or Contract Time.”

4.3.4.1	The following Section is added as Section 4.3.4.1 of the General Conditions:

“No payment, partial or final, shall constitute a waiver of any Claim or right by Owner.”

4.3.5	Section 4.3.5 of the General Conditions is amended as follows: In Line 3 after “Work.” add “Said notice shall itemize all Claims and shall contain sufficient detail and substantiating data to permit evaluation of same by Owner and Architect. No such Claim shall be valid unless so made.” and add the following at the end of Section 4.3.5: “Any change in the Guaranteed Maximum Price resulting from such Claim shall be authorized by Change Order or Construction Change Directive, as the case may be.”

4.4.5	Section 4.4.5 of the General Conditions is hereby amended by adding the following at the end thereof:

“Architect’s decision shall only be advisory, shall not be binding upon either party and shall not limit in any manner either party’s rights and remedies under the Contract Documents.”

ARTICLE 5 - SUBCONTRACTS

5.1.1	The following Section is added in lieu of Section 5.1.1 of the General Conditions:

“Subcontractor” means any person or entity (including employees, agents and representatives thereof) (including laborers) who has an agreement with or is engaged by Contractor, or with any other Subcontractor, at any tier to construct or perform a portion of the Work and/or provide services for the Work at the site, and includes any party any of them are responsible or liable for at law or under the Contract Documents. Contractor shall be responsible for the performance of Subcontractors and Vendors of every tier to the same extent as if performed by Contractor on a direct basis, including coordination of those portions of the Work performed by Subcontractors and Vendors.”

5.2.1	The following Sections are added in lieu of Section 5.2.1 of the General Conditions:

“5.2.1.1	To the extent practicable, Contractor shall propose a minimum of three (3) qualified lump-sum or cost of the work plus a fee bidders for each element of the Work to be performed by Subcontractors and Vendors (including those who are to furnish materials or equipment fabricated to a special design). Owner shall, within five (5) calendar days after receipt thereof, reply to Contractor stating whether or not Owner has a reasonable objection to any such proposed person or entity. Owner’s failure to reply in writing to Contractor’s proposed list within five (5) calendar days after the receipt thereof shall constitute Owner’s acceptance of such list. Owner’s consent with respect to any Subcontractor or Vendor pursuant to this Section 5.2 shall not in any way relieve the Contractor from its obligations to fully manage, administer and assure that the Subcontractor complies with the requirements of the Contract Documents, including all dates identified in the Project Schedule.

5.2.1.2	Contractor shall not enter into any subcontract, contract, agreement, purchase order, or other arrangement for the furnishing of any portion of the materials, services, equipment, or Work with any party or entity, including, without limitation, any party or entity that is an Affiliated Entity (as defined hereinafter), unless such subcontract, contract, agreement, purchase order, or other arrangement has been approved by Owner, after full disclosure in writing by Contractor to Owner of any such affiliation or relationship and all details relating to the affiliation or relationship and to the proposed subcontract, contract, agreement, purchase order, or other arrangement. The term “Affiliated Entity” means any entity related to or affiliated with the Contractor or with respect to which Contractor has direct or indirect ownership or control, including, without limitation, any entity owned in whole or in part by the Contractor; any holder of more than ten percent (10%) of the issued and outstanding shares or other equity interest in the Contractor or holder thereof; any entity in which any officer, director, employee, partner, or shareholder (or member of the immediate family of any of the foregoing persons) of Contractor or any entity owned by Contractor has a direct or indirect interest, which interest includes, but is not limited to, that of a partner, employee, agent, or shareholder.

5.2.1.3	All material purchases shall be subject to Owner’s written approval except for isolated purchases which are not part of a series of purchases and which do not individually exceed $25,000.00 or such other sum of money as may reasonably be set by Owner.

5.2.2	Section 5.2.2 of the General Conditions is amended by adding the following after the last line of that Paragraph:

“All subcontracting forms and procedures shall conform to the Contract Documents, and Contractor shall not withhold from Owner any information concerning same during the process of subcontracting on this Project. Contractor shall provide Owner with full information regarding bid instructions and bid packages to Subcontractors and suppliers and shall provide Owner with the full review and analysis of each Subcontractor or supplier proposal or bid and shall present to Owner its recommendations for subcontract and supply contract awards. Contractor shall provide to Owner for Owner’s approval, Contractor’s proposed form of subcontract that Contractor desires to use for subcontracts individually, or in aggregate in series, with a value in excess of $50,000.00 (“Major Subcontracts”). Such approval of Contractor’s proposed form shall not be unreasonably withheld. Once approved by Owner, Contractor shall only use such approved subcontract form for Major Subcontracts without material deviation, unless Owners approves such deviations, and such approval shall not be unreasonably withheld. No approval or other activity by Owner in this process shall be construed as creating any contractual relationship between Owner and any Subcontractor. No approval or other activity by Owner shall relieve Contractor of its obligations and responsibility for the performance of the Work by Subcontractor or the coordination of such Work with the remainder of the Work.

5.4.1	The following Section is added in lieu of Section 5.4.1 of the General Conditions:

“Contractor hereby assigns to Owner all its interest in all subcontract agreements and purchase orders now existing or hereafter entered into by Contractor for performance of any part of the Work, which assignment will be effective only upon acceptance by Owner in writing and only as to those subcontract agreements and purchase orders that Owner designates in said writing. Such assignment may not be withdrawn by Contractor prior to expiration of the Warranty Period, and Owner may accept said assignment at any time prior to expiration of the Warranty Period. Upon such acceptance by Owner: (a) Contractor shall promptly furnish to Owner the originals or copies of the designated subcontract agreements and purchase orders, and (b) Owner shall only be required to compensate the designated Subcontractor(s) or Vendor(s) for compensation accruing to same for Work done or materials delivered from and after the date as of which Owner accepts assignment of the subcontract agreement(s) or purchase order(s) in writing. All sums due and owing by Contractor to the designated Subcontractor(s) or Vendor(s) for Work performed or material supplied prior to the date as of which Owner accepts in writing the subcontract agreement(s) or purchase order(s), and all other obligations of Contractor accruing prior to Owner’s written acceptance of such assignment, shall constitute a debt and an obligation solely between such Subcontractor(s) or Vendor(s) and Contractor, and Owner shall have no liability with respect to such sums or any other obligations of Contractor. It is further agreed that all subcontract agreements and purchase orders shall provide that they are freely assignable by Contractor to Owner and Owner’s assigns (including Owner’s Lenders) under the terms and conditions stated in this Section and that all such Subcontractors and Vendors shall continue to perform their Work for Owner (or Owner’s Lenders as the case may be) pursuant to the terms of the respective subcontract or purchase order.”

5.5	The following is added as Section 5.5 of the General Conditions:

“All modifications, amendments, and changes to, or terminations of, subcontracts shall be approved in writing by Owner prior to the date on which Contractor executes such modifications, amendments, terminations, or changes; provided, however, Owner’s approval shall not be required for any subcontract modification, amendment, or change that does not exceed $10,000.00, or other figure as may be established in the Contract, and that is not part of a series of similar amendments, modifications, or changes. Furthermore, Contractor shall not fail to exercise any material or significant right or remedy under any subcontract or waive any material or significant default thereunder without Owner’s prior written approval.”

5.6	The following is added as Section 5.6 of the General Conditions:

“Contractor shall direct and supervise each of its Subcontractors fully and shall have full and complete authority with respect to such direction and supervision, subject to the terms of the Contract Documents.”

5.7	The following is added as Section 5.7 of the General Conditions:

“In cooperation with, and upon notice to Contractor, Owner and Owner’s Lenders shall have the right at any time and from time to time to contact Contractor’s Subcontractors and Vendors to discuss the progress of their portion of the Work. Contractor shall have the right to be present at the time of any such direct communications, excepting only if Contractor is in default under the Contract or unreasonably refuses to attend meetings after Owner has given Contractor reasonable advance notice and opportunity to be present. Notwithstanding the exercise of any of Owner’s and Owner’s Lenders’ rights of direct communication in the subcontracting process or the process of managing subcontracts, or any rights of approval or disapproval, Contractor shall be responsible and liable to Owner for all acts or omissions of Subcontractors and Vendors and any other person performing any of the Work under an agreement with Contractor or any Subcontractor or Vendor.”

ARTICLE 6 - CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1.1	Section 6.1.1 of the General Conditions is amended by adding the following after the end of that Paragraph:

“Nothing in Section 6.1 shall be deemed to create any exception to the provisions of Article 8 of the General Conditions as amended by the Supplementary General Conditions concerning the extent of Contractor’s rights and remedies in the event of delay and the restrictions set out therein on such rights and remedies. Said Article 8 shall control the extent of available rights and remedies on these matters regardless of whether or not any separate contractor is involved in any issue of delay or additional cost.”

6.1.1.1	The following is added as Section 6.1.1.1 of the General Conditions:

“Contractor shall furnish other firms, separate contractors, or Subcontractors, whose work is fitted into Contractor’s work, detail and erection drawings giving full information regarding the fabrication and assembly of Contractor’s Work. If requested by Owner, such drawings shall show checked field measurements.”

6.1.1.2	The following is added as Section 6.1.1.2 of the General Conditions:

“Whenever it is necessary to connect the Work, or any part of it, to existing facilities, Contractor shall not interrupt Owner’s operations to make such connections, but the connection shall be done on a scheduled time basis reasonably convenient to Owner.”

6.2.4	Section 6.2.4 of the General Conditions is amended as follows:

In Line 3 after “10.2.5” add “or to other completed or partially completed construction or property on the site or to property of any adjoining owner or other party.”

6.2.6	The following is added as Section 6.2.6 of the General Conditions:

“Should Contractor cause damage to the work or property of any separate contractor and/or in the event of any other Claim, dispute, or matter in question between Contractor and any separate contractor, Contractor shall promptly attempt to settle with such other contractor by agreement, or otherwise to resolve the dispute.”

ARTICLE 7 - CHANGES IN THE WORK

7.1.1.1	The following is added as Section 7.1.1.1 of the General Conditions:

“A field directive or field order shall not be recognized as having any impact upon the Guaranteed Maximum Price, Contract Sum, or the Contract Time, and Contractor shall have no Claim therefor. Suspensions and terminations for convenience shall be governed by Article 14 of this Agreement and shall not be considered a change except to the extent provided therein. A change can only be implemented by a Change Order or by Construction Change Directive. Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, shall be the basis for any Claim to an increase in the Guaranteed Maximum Price or extension of the Contract Time. Changes in the Work shall be performed under applicable provisions of the Contract Documents, and Contractor shall proceed promptly, unless otherwise provided in the Change Order or Construction Change Directive.”

7.3.1	The following is added at the end of Section 7.3.1 of the General Conditions:

“Upon receipt of a Construction Change Directive, Contractor shall promptly proceed with the change in the Work involved (including implementing any reductions or accelerations in the Work) and advise Owner of the Contractor’s agreement (in which case Contractor shall sign and return the Construction Change Directive) or disagreement with the method, if any, provided in the Construction Change Directive for determining the proper adjustment, if any, in the Guaranteed Maximum Price or Contract Time. Contractor agrees to immediately, when directed in writing by Owner, perform the change in Work diligently and without delay.”

7.3.7	The following is added at the end of Section 7.3.7 of the General Conditions:

“Architect and Contractor shall notify Owner in writing prior to commencing any additional Work or any change in the Work, and any additional Work or change in the Work shall be made if approved in writing by Owner.”

7.3.9	The following is added in lieu of Section 7.3.9 of the General Conditions:

“When the adjustments in the Contract Sum and Contract Time are determined as provided herein, such determination shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.”

7.5	The following is added as Section 7.5 of the General Conditions:

“Contractor guarantees that no increase in the Guaranteed Maximum Price shall be requested or approved on the basis of the following causes: (A) inability of Contractor to complete any portion of the Work in accordance with the construction procedures, techniques, and schedules anticipated by the Contractor; or (B) any interpretation of the Drawings, Specifications or other Contract Documents that differs from a reasonable interpretation held by Owner which Contractor could have discovered prior to establishing the Guaranteed Maximum Price.”

7.6	The following is added as Section 7.6 of the General Conditions:

“In the event that Contractor considers that any Construction Change Directive may involve changes to both the Guaranteed Maximum Price and the Contract Time, it shall be the Contractor’s fundamental duty and an essential requirement of this Contract to make simultaneous submittals of all documents necessary to establish both such changes in accordance with this Article 7, and to simultaneously prove entitlement to both such changes, and without any reservation of rights for future consideration.”

7.7	The following is added as Section 7.7 of the General Conditions:

“Notwithstanding the status of any proposed, pending or disputed change (including any Construction Change Directive) pursuant to this Article or any Claim or any dispute, and so long as Owner continues to timely make payment to Contractor of amounts properly due Contractor under and subject to the terms of the Contract Documents and not in dispute, Contractor shall not be entitled to and will not suspend any services under the Contract Documents, but will continue to be bound by the terms and conditions of the Contract Documents and will continue to perform all services thereunder and proceed diligently with the performance of its Work in accordance with the terms hereof, including completing any Work described in any Construction Change Directive, unless Owner directs in writing otherwise. Any statement added by the Contractor to the face of an otherwise valid Change Order, or contained in any transmittal or separate correspondence wherein the Contractor attempts to reserve rights to seek any further increases in the Contractor’s fee, Guaranteed Maximum Price and/or Contract Time shall be null and void. Once the actual cost of such change and corresponding extension, if any, in the Contract Time have been determined, prior to using such actual cost to make any increase in the Guaranteed Maximum Price, or extension in the Contract Time, such actual cost and/or extension, as the case may be, shall be reduced and offset by any and all reductions or changes in the Work which result in reduced Costs of the Work and/or advancement of the Contract Time, as the case may be (i.e., changes in the Work shall be netted out). Contractor shall not be entitled to rely upon, and shall not implement any change based only on, Owner’s verbal instruction, except in emergency situations and when necessary to prevent the imminent threat of personal injuries or damage to the Work or Owner’s existing property.”

7.8	The following is added as Section 7.8 of the General Conditions:

“Contractor hereby confirms its willingness and ability to comply with the requirements of this Article 7. Contractor’s failure to first comply with the requirements of this Article 7, including the timely notice requirements (but only to the extent Owner is in any way harmed or prejudiced), shall constitute a waiver and release by Contractor of any and all rights to pursue a Claim. Individual Change Orders or Construction Change Directives or any other amendment to the Contract or change or modification to the Work or impairment of the surety’s rights of subrogation, shall not be subject to inspection or approval by Contractor’s surety on any performance or labor and material payment bond, including, without limitation, on Contractor’s Payment and Performance Bond as described in Article 11 hereof, except to the extent such change or action is materially prejudicial to such surety, and in such event Contractor shall notify such surety and obtain such surety’s consent to such change or action. Contractor’s failure to obtain such surety’s consent shall be a breach of the Contract and Contractor shall and does hereby indemnify Owner and all Owner Indemnitees (as defined in Section 3.18.1 hereof) against any and all damages, losses, Claims, liabilities and or actions suffered by Owner and or any Owner Indemnitee relating to any such change or action that was not consented to by such surety. Contractor’s indemnity obligations in this Section 7.8 shall survive any termination of the Contract and/or Final Completion.”

ARTICLE 8 - TIME

8.3.1	Section 8.3.1 of the General Conditions is amended by deleting the balance of such Section after the word “Work,” in line three, and adding the following:

“or by fire, labor disputes affecting the Project, adverse weather conditions not reasonably anticipatable, unavoidable casualties or other causes which, based on Contractor’s extensive experience in constructing projects of similar scope and complexity in the same location and Contractor’s representations contained in the Contract Documents, are unforeseeable and beyond the Contractor’s reasonable control (a “Force Majeure Delay”), then the Contract Time may be extended as provided below in this Article.”

8.3.3	The following is added in lieu of Section 8.3.3 of the General Conditions:

“8.3.3	Extensions of Time and Guaranteed Maximum Price Increases for Delay.

8.3.3.1	To the extent the Contractor or any Subcontractor is delayed at any time in the progress of the Work by an Owner Delay, Force Majeure Delay, change in the Work initiated by Owner through a Contractor Change Directive or Change Order or by other causes which Owner and Contractor agree may justify delay, then the Contract Time shall be reasonably extended by Change Order, and the Guaranteed Maximum Price increased (or a portion of the unused Contingency applied if available to Owner pursuant to Section 2.5 hereof), if at all, in accordance with the procedures described this Section.

8.3.3.2	Notwithstanding any other provision of the Contract Documents, any item that cannot be demonstrated as being on or affecting the critical path of the Work shall not result in an extension of time to perform the Work or an increase in the Guaranteed Maximum Price in the event such item is delayed. Further, to the extent any Owner Delay or Force Majeure Delay could have been prevented or reduced if Contractor had, consistent with the terms of the Contract Documents, performed its duties and responsibilities under the Contract Documents, such delay will not entitle Contractor to an extension of the Contract Time (except for that portion, if any, of such Owner Delay or Force Majeure Delay which could not have been reduced consistent with the foregoing and subject to the other requirements of the Contract Documents, including this Section 8.3) or increase in the Guaranteed Maximum Price.

8.3.3.3	Extensions of the Contract Time for the Work or an increase in the Guaranteed Maximum Price will be authorized by Owner only if (a) Contractor has been necessarily delayed in meeting the date for Substantial Completion set forth in the Agreement by a cause which constitutes an Owner Delay or Force Majeure Delay, or a change to the Work initiated by the Owner; (b) the completion of the Work by the date for Substantial Completion is actually and necessarily delayed by such cause; (c) the effect of such cause cannot be avoided or mitigated by the exercise of all reasonable precautions, efforts and measures, including planning, scheduling and rescheduling, whether before or after the occurrence of the cause of delay, and (d) Contractor has met any notice requirements set forth in the Contract Documents for it to be entitled to any extension of time or increased costs. All extensions of time and/or increases in the Guaranteed Maximum Price to which Contractor is entitled hereunder will be acknowledged by Change Order.

8.3.3.4	The period of any extension of time for delay shall be only that which is necessary to make up the time actually lost for a Work item or items identifiable on the Project Schedule as being on or affecting the critical path at the time in which the delay occurs.

8.3.3.5.	The amount of increase, if any, in the Guaranteed Maximum Price due to a delay shall be equal to the additional cost actually, reasonably and necessarily incurred by Contractor in Cost of the Work items (a) as a result of continuing to maintain dedicated personnel, materials and equipment at the site at Owner’s request during such delay and (b) other reasonable and unavoidable Costs of the Work, if any, which are directly related to any subsequent re-mobilization of the delayed Work caused solely by such delay, but (as to both of the foregoing (a) and (b)), only if and to the extent such delay exceeds a period of five (5) consecutive days following commencement of the Work, and to the extent such actions are necessary, if at all, to be performed by Contractor to maintain the extended Contract Time and Project Schedule after taking into account any extension of time as provided for in this Section.

8.3.3.6

Contractor shall not be entitled to receive a separate extension of time or an increase in the Guaranteed Maximum Price for each of several causes of delay operating concurrently but only for the actual period of delay in completion of the Work irrespective of the number of causes contributing to produce such delay. If one of several causes of delay operating concurrently results from any act, fault or omission of Contractor or Subcontractor or for which Contractor or Subcontractor is responsible, and would of itself, irrespective of the concurrent causes, have delayed the Work, no increase in the Guaranteed Maximum Price will be allowed for the period of delay resulting from such act, fault or omission. Contractor shall be allowed an extension of the Contract Time as otherwise allowed subject to and in accordance with this Article 8, if a concurrent cause of the delay is an Owner Delay or Force Majeure Delay or change in the work initiated by Owner through a Contractor Change Directive or Change Order, so long as such Owner Delay or Force Majeure Delay is unrelated to any act or omission of Contractor or any party for whom Contractor is responsible. Subject to and in accordance with the provisions of this Article 8, Contractor shall be allowed an increase in the Guaranteed Maximum Price based on an Owner Delay or Force Majeure Delay unrelated to any act or omission of Contractor or any party for whom Contractor is responsible. Further all such extensions and increases shall be netted out with any reductions in Contract Time or Guaranteed Maximum Price, before implementing any such extension or increase.

8.3.3.7	As a condition precedent to the granting of an extension of time or an increase in the Guaranteed Maximum Price, Contractor shall give written notice to Owner within fifteen (15) calendar days after the time when Contractor knows of any cause which might result in delay, for which it may Claim an extension of time or an increase in the Guaranteed Maximum Price, including those causes of which Owner has knowledge, specifically stating in such notice that an extension or an increase in the Guaranteed Maximum Price is or may be claimed, and identifying such cause and describing, as fully as practicable, at that time, the nature and expected duration of the delay and its effect on the completion of that part of the Work identified in the notice. Contractor shall not be entitled to an extension of time or an increase in the Guaranteed Maximum Price to the extent such would not be necessary, but for Contractor’s failure to strictly comply with this Section.

8.3.3.8	Since the possible necessity for an extension of time or an increase in the Guaranteed Maximum Price may materially alter the scheduling plans, and other actions of Owner and since, with sufficient notice, Owner may, if it should so elect, attempt to mitigate the effect of a delay for which an extension of time or an increase in the Guaranteed Maximum Price might be claimed, the giving of written notice as required above is of the essence of Contractor’s obligations hereunder and failure of Contractor to give written notice as required above shall be a conclusive waiver of an extension of time and/or an increase in the Guaranteed Maximum Price for the cause of delay in question.

8.3.3.9	Contractor shall maintain adequate records supporting any Claim for an extension of time or increase in the Guaranteed Maximum Price.

8.3.3.10	Notwithstanding the provisions of this Section, if pursuant to this Section Contractor is entitled to an increase in the Guaranteed Maximum Price, Owner shall have the right, in lieu of any increase, to apply a portion of the unused Contingency available to Owner, if any, pursuant to Section 2.5 hereof, to cover such increase in the Guaranteed Maximum Price due to such delay covered by this Section. If the Contingency is not sufficient to cover the required increase in the Guaranteed Maximum Price, the Contingency may still be utilized by Owner but the Guaranteed Maximum Price shall be increased by the difference between the required increase in the Guaranteed Maximum Price as provided in this Section and the available amount of the Contingency applied by Owner.”

8.3.4	The following is added as Section 8.3.4 of the General Conditions:

“In the event Contractor is delayed at any time in the progress of the Work for any reason, extensions of time shall be Contractor’s sole remedy for such delay, except for Contractor’s right to terminate this Agreement pursuant to the provisions of Article 14 and subject to Sections 8.3.3.5 and 14.3.2 hereof when applicable. Owner’s exercise of any of its rights under the Contract Documents including, but not limited to, rights regarding changes in the Work, regardless of the extent or number of such changes, or Owner’s exercise of any of its remedies, including, but not limited to, the right to take over the Work or require correction or re-execution of any Work, shall not under any circumstances be construed as intentional interference with Contractor’s performance of the Work.”

8.3.5	The following is added as Section 8.3.5 of the General Conditions:

“By accepting a contract to perform work on the Project, Contractor and each Subcontractor agrees that it will make no Claim or Claims against Owner for damages or losses incurred as a result of delays in or to the Work of Contractor or such Subcontractor, except to the extent as otherwise expressly provided for and allowed in the Contract. Lost time from such delays, if claimed by the Contractor or Subcontractor and considered justifiable by Owner and Architect will be solely and completely compensated and balanced by an extension of time to the required completion date of the Work concerned.”

8.3.6	The following is added as Section 8.3.6 of the General Conditions:

“Recovery Plans. The Guaranteed Maximum Price is based on Contractor working as many hours as necessary to properly perform the Work and achieve the Project Schedule requirements and Contract Time. In the event it is necessary for Contractor or any Subcontractor to work additional overtime in order to maintain the Contract Time or Project Schedule and not due to an Owner Delay or Force Majeure Delay in accordance with the Contract Documents, Contractor shall be responsible for all costs relating to such overtime. “Recovery Plan” means a detailed narrative explanation clearly stating the scope and extent of any and all resource loading, activity re-sequencing and other acceleration activities required for all affected elements of the Work to obtain Substantial Completion of the Work in its entirety within the Contract Time.

1.	If Owner determines at any time based on reasonable evidence that Contractor is behind schedule or is otherwise in jeopardy of failing to complete the Work within the Contract Time, Owner shall issue a written notice to Contractor identifying areas of concern and requiring that Contractor provide a Recovery Plan to Owner.

2.	Upon receipt of Owner’s notice, Contractor shall immediately undertake all available steps to overcome or mitigate against the adverse effects of all delays identified by Owner. Contractor’s failure to undertake all available steps to mitigate the effects of such delays shall constitute a waiver of Contractor’s right to claim relief for any schedule extensions and/or additional compensation to the extent that Contractor’s failure to act timely contributed to such delays.

3.	Contractor shall, within fifteen (15) calendar days after receipt of Owner’s notice, provide its Recovery Plan to Owner notwithstanding whether or not Contractor disputes responsibility for the cause(s) of such delays.

4.	Within fifteen (15) calendar days after submission of the Recovery Plan by Contractor, Owner shall advise Contractor in writing whether or not to proceed with the Recovery Plan as submitted, or in accordance with reasonable revisions thereto established by Owner. Any such notice to proceed shall be by a Construction Change Directive. As part of such notice, Owner shall have the right to require Contractor to work its own construction crews and Subcontractors and other personnel overtime, and to direct Contractor to take all other necessary action, including, without limitation, increasing the number of personnel and implementing double shifts, all at no increase to the Guaranteed Maximum Price but as a Cost of the Work. Such overtime work and other actions shall continue until such time as the Work has progressed so that it complies with the stage of completion required by the then most recently Owner approved Project Schedule. Additional costs incurred due to such overtime work and other actions shall not result in any adjustment in the Guaranteed Maximum Price.

5.	Contractor’s failure after written notice to provide a Recovery Plan within the time requirements and to the extent required in this Section, or to immediately implement a Recovery Plan upon receipt of a Construction Change Directive to do so, shall be breaches of this Contract.”

8.3.7	The following is added as Section 8.3.7 of the General Conditions:

“Accelerations for Owner’s Convenience

1.	In the event Owner desires to accelerate the Project Schedule and/or Contract Time for reasons other than delays caused by or attributable to the Contractor, Owner shall so notify Contractor in writing.

2.	Upon receipt of such written instruction, Contractor shall require its personnel and its Subcontractors and Vendors to work such overtime hours and/or to increase their respective work forces as are reasonably necessary to meet Owner’s acceleration goals.

3.	In the event such an acceleration is ordered by Owner, Contractor shall be entitled to an adjustment in the Guaranteed Maximum Price determined in accordance with the Contract.

4.	In case of disagreements or disputes regarding the schedule of Work by other contractors or unnecessary interference to the Work caused by lack of cooperation between other contractors and Contractor, Contractor shall fully cooperate to resolve any disputes with or between other contractors. In case of disagreements or disputes between two or more contractors, Owner shall be consulted.

8.3.8	The following is added as Section 8.3.8 of the General Conditions:

Contractor acknowledges that TIME IS OF THE ESSENCE with respect to its obligations under the Contract Documents, and that Owner’s business interests will suffer substantial losses in the event that the Project is not completed within the Contract Time in accordance with and subject to the terms of the Contract. Contractor hereby accepts and confirms that, subject to the terms of the Contract, the Contract Time is reasonable for completing the Work and hereby agrees to dedicate such personnel and other resources as are necessary to assure that the Work is continuously managed and performed in a diligent, skilled and workmanlike manner.

8.3.9	The following is added as Section 8.3.9 of the General Conditions:

“Contractor further acknowledges and agrees that if Contractor fails to achieve Substantial Completion of the Work on or before 60 days from the required date of Substantial Completion as provided in the Agreement, as said required date may be extended as provided in and subject to the Contract, Owner will sustain extensive damages and serious loss as a result of such failure for which Contractor has agreed to be liable to the extent of and as limited by this Section. The aggregate amount of liquidated damages which Contractor shall pay Owner (and/or Owner may offset, deduct or withhold from any amounts due or payable to Contractor) as liquidated damages, and not as a penalty, for each calendar day that Substantial Completion is delayed beyond the required date set forth in the Agreement, such damages to commence upon the 61st day following expiration of the required time for Substantial Completion (as it may be extended as provided in the Contract) and continuing until the calendar day (ending at midnight) that the required Substantial Completion is achieved, are as follows:

$32,500.00 per calendar day for each day beyond 60 days by which Substantial Completion is delayed beyond the required date for Substantial Completion as provided in the Agreement, as said date may be extended as provided in and subject to the Contract.

THERE IS A CAP ON THE TOTAL LIQUIDATED DAMAGES TO BE ASSESSED AND PAID BY CONTRACTOR FOR CONTRACTOR’S FAILURE TO ACHIEVE SUBSTANTIAL COMPLETION BY THE REQUIRED DATE AS PROVIDED IN THE AGREEMENT, OF $1,960,000.00. THIS LIMITATION OF LIABILITY SURVIVES THE COMPLETION AND/OR TERMINATION OF THIS AGREEMENT.”

ARTICLE 9 - PAYMENTS AND COMPLETION

9.1.2	The following is added as Section 9.1.2 of the General Conditions:

“Notwithstanding anything to the contrary contained in the Contract Documents, if and for so long as Contractor fails to perform any of its obligations hereunder or otherwise is in default under any of the Contract Documents, Owner shall have the right to withhold such reasonable amounts and payments to Contractor to protect Owner against and/or compensate Owner for any damage, cost, expense and loss attributable thereto, to cure any breach, default or failure to perform, and/or to assure the payment of Claims of such third persons, and at Owner’s option to apply such sums in such manner as Owner may reasonably deem necessary or proper to secure protection from and/or to satisfy such Claims. Owner shall not be deemed in default by reason of withholding payment under the Contract in good faith. A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute waiver of rights or acceptance of Work not in accordance with the Contract Documents. Contractor shall not be entitled to receive payment on any Application for Payment that is inaccurate or incomplete or that contains any material misrepresentation. The rights and remedies of Owner under this Section shall be non-exclusive and shall be in addition to all other remedies available to Owner under the Contract Documents or at law, in equity or otherwise.”

9.2.1	Section 9.2.1 of the General Conditions is amended by deleting the balance of the Section after the word “Work,” in the second line and adding the following:

“which in the aggregate equals the total Contract Sum, divided so as to facilitate payments to Subcontractors, supported by such evidence of correctness as Architect may direct or as required by Owner. This schedule, when approved by Architect and Owner, shall be used to monitor the progress of the Work and as a basis for Certificates For Payment. All items with entered values will be transferred by Contractor to the “Application for Payment,” and shall include the latest approved Change Orders and Construction Change Directives. Change Order values and Construction Change Directive values shall be broken down to show the various sub-contracts. The Application for Payment shall be on a form as provided by Architect and approved by Owner. Each item shall show its total scheduled value, value of previous applications, value of the application, percentage completed, value completed and value yet to be completed. All blanks and columns must be filled in, including each percentage complete figure.”

9.2.1.1	The following is added as Section 9.2.1.1 of the General Conditions:

“The schedule of values shall be submitted before commencement of the Work or Contractor’s first Application for Payment, whichever is earlier, and shall not be used for payment purposes until reviewed and approved by Owner. If at any point during the Work it appears that any aspect of the schedule of values is incomplete or inaccurate, the schedule of values shall, with the Owner’s prior approval, be adjusted to reflect accurately the values of the various portions of the Work.”

9.3.1	The following is added to the end of Section 9.3.1 of the General Conditions:

“Each Application for Payment shall be sequentially numbered, and shall clearly identify, itemize and attribute all Costs of the Work in a manner which facilitates review by Owner. Such Applications for Payment may only request payment for Costs of the Work actually incurred prior to the date of such Application for Payment and may not include requests for payment of amounts Contractor does not intend to pay promptly to a Subcontractor or Vendor because of a dispute or other reason. Contractor shall not submit more than one Application for Payment per month, unless otherwise requested by Owner. In addition, each Application for Payment shall separately identify and itemize the following:

(a)	Work performed during such preceding calendar month.

(b)	Amounts due for Contractor’s initial scope of Work satisfactorily completed during the preceding month as measured by the Contractor’s direct and actual costs incurred in accordance with the Cost of the Work described in the Contract, a list of all bills for supplies, materials, equipment, and fixtures incorporated in the Work (in detail reasonably sufficient to allow Owner to determine where each item is incorporated) and labor performed (in detail reasonably sufficient to allow Owner to determine where and on what portion of the Work the labor was performed, including, but not limited to, weekly labor payrolls with names, dates, hours and rates) in connection with the Work, together with copies of the actual bills to be paid.

(c)	For each category and portion of the Work as shown on the schedule of values: (1) the amount requested on all previous Applications for Payment, (2) the amount requested on the current Application for Payment, and (3) the amount allocated to the Work yet to be completed.

(d)	The percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment, shown as the percentage obtained by dividing (a) the expense which has actually been incurred by Contractor on account of that portion of the Work for which Contractor has made or intends to make actual payment prior to the next Application for Payment, by (b) the amount allocated to that portion of the Work in the Schedule of Values.

(e)	Amounts due which are attributable to the Contractor’s Fee earned as a result of the completion of Contractor’s scope of Work during such period covered by and included in the Application for Payment and approved by Owner.

(f)	For all amounts due as the result of Change Orders and Construction Change Directives, the Contractor shall make submittals for each Change Order and Construction Change Directive.

(g)	Reflect Retainage.

(h)	Such additional information and documentation regarding the progress of the Work as Owner or Owner’s Lenders may reasonably require.

Contractor shall support its Applications for Payment with relevant documentary evidence for cost verification purposes as Owner and Owner’s Lenders may reasonably require. This obligation shall include providing Owner with such supporting documentation as necessary to enable Owner to verify Costs of the Work, including any Costs of the Work attributable to Change Orders or Construction Change Directives. To the extent requested by Owner, this shall include providing audit access to Contractor’s books and records.”

9.3.1.3	The following is added as Section 9.3.1.3 of the General Conditions:

“Each Application for Payment shall include signed and acknowledged (by a notary) Conditional Waivers and Releases of Lien Upon Progress Payment in the form attached hereto as Exhibit D from Contractor and each Subcontractor, and each Vendor with regard to Work that is covered on the Application for Payment, and signed and acknowledged (by a notary) Unconditional Waivers and Releases of Liens Upon Progress Payment in the form attached hereto as Exhibit E from Contractor and each Subcontractor, and each Vendor with regard to Work that was covered by the immediately preceding Application for Payment. Owner’s receipt of such executed and acknowledged waivers shall be a condition precedent to Owner’s obligation to pay any amounts pertaining thereto. Notwithstanding the foregoing, and subject to all other terms of this Agreement, to the extent Contractor fails to provide any of the foregoing waivers and releases of lien when required (“Outstanding Releases”), Contractor shall provide to Owner’s and Owner’s Lenders’ title insurers, from time to time upon Owner’s request and as a condition to any progress or other payment to Contractor, such affidavits, indemnities, certificates, bonds, and other instruments as such title insurers require to issue to Owner and Owner’s Lenders, as a condition to any progress or other payment to Contractor, one or more indorsements to their respective title insurance policies insuring the lien free status of the Work and site (Contractor’s failure to cause the title insurer to provide the required indorsement(s) shall be a breach of the Contract); provided, however, that at no time shall the aggregate of all Outstanding Releases represent Work with an aggregate value in excess of $7,500,000. In addition, Owner may at any time direct Contractor to submit an affidavit that all payrolls, invoices for material and equipment, and other indebtedness connected with the Work and associated with an Application For Payment have been paid.”

9.3.1.4	The following is added as Section 9.3.1.4 of the General Conditions:

Each Application for Payment (and for Final Payment) shall include a “Contractor’s Certificate,” in form and substance identical to Exhibit F attached to these Supplementary General Conditions, signed by Contractor.

9.3.3	The following is added in lieu of Section 9.3.3 of the General Conditions:

“Contractor warrants and agrees that title to all Work will pass to Owner either by incorporation in the construction or upon the receipt of payment therefor by Contractor, whichever occurs first, free and clear of all liens, Claims, privileges, notices, security interests, or encumbrances whatsoever; that the vesting of such title shall not impose any obligations on Owner or relieve Contractor of any of its obligations under the Contract; that Contractor shall remain responsible for damage to or loss of the Work, whether completed or under construction, until responsibility for the Work has been accepted by Owner in the manner set forth in the Contract Documents; and that no Work covered by an Application for Payment will have been acquired by Contractor, or by any other person performing Work at the site or furnishing materials and equipment for the Project, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Contractor or such other person.”

9.3.4	The following is added as Section 9.3.4 of the General Conditions:

“Owner shall have the right at any time and from time to time upon notice to Contractor, to issue one or more checks for portions of a progress payment and Final Payment which are payable jointly to Contractor and its Subcontractors or Vendors of any tier or the parties owed. This right includes, but is not limited to, issuing jointly payable checks in circumstances where a dispute exists between Owner and Contractor with respect to the value of any partially or fully completed Work, including disputed Construction Change Directive and Claims, and circumstances where Contractor has failed to provide lien waiver documents as required herein. Without limiting the generality of the foregoing, if Contractor fails, neglects, or refuses to pay for labor or services performed or materials or equipment supplied in connection with the Work as payments become due, except as are permitted under the Contract Documents, Owner shall have the right (but not the obligation) to make payments directly for any and all such labor, materials, or equipment and to deduct the amount of such payment from any payments otherwise due Contractor and from the Guaranteed Maximum Price. Owner shall have the right upon five (5) days prior written notice to stop the performance of the Work by Contractor until payment of all amounts due and owing has been made, provided, however, Owner shall not have any duty to stop the Work.”

9.3.5	The following is added as Section 9.3.5 of the General Conditions:

“Materials Off-Site. In order for Contractor to receive reimbursement for materials purchased for the Work, all materials which are the subject of an Application for Payment (or Application for Final Payment, if applicable) shall be stored at all times at the Project, in a bonded warehouse or such other secured facility satisfactory to Owner and Owner’s Lenders, or at the premises of the manufacturer or fabricator (in which event the materials shall be appropriately marked and identified with the applicable purchase contract and physically segregated in an area with access to a public street), until the materials are incorporated into the Project; provided that if the materials are stored with the manufacturer or fabricator, Owner must receive evidence satisfactory to Owner of the creditworthiness of the manufacturer or fabricator and/or Contractor shall procure and deliver or cause to be procured and delivered to Owner such dual obligee performance and labor and material payment bond or bonds, in form, substance and amount satisfactory to Owner and Owner’s Lenders, as Owner and Owner’s Lenders may require. Furthermore, Contractor shall:

9.3.5.1	use the materials only for construction of the Project, and not make any transfer thereof or permit any lien, Claim or privilege to attach thereto which could materially impair the ability of Owner to use the materials for such purpose;

9.3.5.2	take or cause to be taken all actions necessary to maintain, preserve and protect the materials and keep them in good condition and repair, and to comply with all laws, regulations and ordinances relating to the ownership, storage or use of the materials;

9.3.5.3	cause to be delivered to Owner any applicable bailee waivers where such bailee rights exists, and the original warehouse receipt covering any stored materials, and ensure that such stored materials have been stored in such a way as to eliminate the possibility that they will be commingled with other materials or projects and provide to Owner and Owner’s Lenders a written acknowledgement of the person having custody of such materials of the existence of Owner’s Lender’s lien on such materials and the right of access of Owner and Owner’s Lenders to such materials and right to remove them when Owner is in default with Owner’s Lenders; and

9.3.5.4	if Contractor shall fail to perform any of its obligations under this Section after Owner has made payment to Contractor for the materials, Owner or Owner’s Lender may, but shall not be obligated to, take such actions and expend such sums as are necessary in Owner’s judgment to protect and preserve Owner’s and Owner’s Lenders’ security interest in such materials, and all such expenditures so incurred (including, without limitation, attorneys’ fees and disbursements) shall be repayable by Contractor promptly on demand and shall be non-allowable Costs of the Work.

9.4.2	Section 9.4.2 of the General Conditions is amended as follows:

In Line 2 after “and” add “on all other information available to the Architect including, without limitation,” and in Line 5 after “Documents” add “and that all lien waivers and certificates required under the Contract Document have been furnished to Owner and Architect in proper form.”

9.6.1	Section 9.6.1 of the General Conditions is amended by adding the following at the end of that Paragraph:

“Such payment by Owner shall not constitute approval or acceptance of any item of cost in the Application for Payment. No partial payment made hereunder shall be or be construed to be final acceptance or approval of that portion of the Work to which such partial payment relates or relieve the Contractor of any of its obligations hereunder. Owner may refuse to make payment, in an amount necessary, as reasonably determined by Owner, to protect and/or compensate Owner with regard to any of the events below in Section 9.6.1.1-9.6.1.24, on any Certificate for Payment, including Final Payment, for any of the reasons set forth below. Owner shall not be deemed in default by reason of withholding such payment while any of such events remain uncured.

9.6.1.1	The overall percentage of Work satisfactorily completed by Contractor and each relevant Subcontractor and/or Vendor (determined by comparing the amount of Work satisfactorily completed to the total amount of Work to be completed), is less than the overall percentage of payments determined by comparing (i) the sum of (a) all amounts previously paid by Owner; and (b) the pending invoice to be paid, to (ii) the total amount of the Cost of the Work within the Guaranteed Maximum Price.

9.6.1.2	Contractor’s failure to perform the Work in accordance with the Contract Documents, including, without limitation, failing to comply with any applicable Laws, failure to submit or carry out Recovery Plans, and/or failure to maintain insurance in compliance with the requirements of the Contract.

9.6.1.3	Defective Work not remedied in a timely manner after receipt of notice from Owner during the course of the Work or during the Warranty Period, as applicable. If any Work inspected by Owner is not to Owner’s reasonable satisfaction in accordance with the Contract Documents, a condition of any additional payments to Contractor shall be the correction of any such unsatisfactory Work to Owner’s reasonable satisfaction in accordance with the Contract Documents.

9.6.1.4	Reasonable evidence of the failure by Contractor to make timely or properly due payments to Subcontractors or Vendors.

9.6.1.5	Contractor’s failure to submit lien waivers as required pursuant to the Contract Documents, except to the extent otherwise provided in and subject to Section 9.3.1.3 hereof..

9.6.1.6	The filing by Contractor or any Subcontractor or Vendor of any mechanic’s lien or other Claim, notice or privilege relating to the Work, against Owner, the premises of Owner, the Project and/or the site, or the making or filing of any Claim, notice or privilege by any other party arising out of or relating to the Work or acts or omissions of Contractor, any Subcontractor or any other person for whose acts Contractor is responsible or liable, except for those liens, Claims, notices or privileges filed as a result of Owner’s failure to make payment when properly due to Contractor under the Contract.

9.6.1.7	Contractor’s failure expeditiously to remove mechanic’s liens, notices, Claims and or privileges filed against the premises of Owner and/or the site and or Work by Contractor or any Subcontractor or Vendor, except for those liens, Claims, notices or privileges filed as a result of Owner’s failure to make payment when property due to Contractor under the Contract.

9.6.1.8	The existence of Work, including punch list items, not fully completed or corrected after either Substantial or Final Completion.

9.6.1.9	Any failure by Contractor to provide timely access to the Contractor’s books and records for audit purposes.

9.6.1.10	Any failure by Contractor to provide the Project Schedule updates as required by the Contract or failure to submit Applications For Payments consistent with the schedule of values.

9.6.1.11	Owner’s or Owner’s Lenders’ good faith belief based on reasonable evidence that the Work cannot be completed for the unpaid balance of the Guaranteed Maximum Price, including on a line item basis.

9.6.1.12	Regarding any particular portion of the Work as shown on the schedule of values, any amount requested that is attributable to a portion of the Work not actually completed.

9.6.1.13	Owner’s or Owner’s Lenders’ good faith belief based on reasonable evidence that the Work will not be completed within the Contract Time.

9.6.1.14	Damage to property or Work or injury to persons attributable to the acts or omissions of Contractor, any Subcontractor or any person for whose acts or omissions Contractor is responsible or liable at law or under the Contract Documents.

9.6.1.15	Deviations from the Contract Documents other than those approved or permitted in accordance with the Contract without an applicable Change Order or Construction Change Directive.

9.6.1.16	Any material breach or default by Contractor under the Contract Documents, or any material inaccuracy in any of Contractor’s representations or warranties.

9.6.1.17	A determination by Owner to nullify in whole or in part a prior approval of an Application for Payment and/or prior payment made, because of subsequently discovered evidence or subsequent observations which otherwise would allow Owner to withhold pursuant to this Section 9.6 or elsewhere in the Contract Documents.

9.6.1.18	Owner’s Lenders’ inability (if not the fault of Owner) to obtain (1) one or more title insurance endorsements to the Owner’s Lender’s title policy, showing no intervening or other liens, lien rights, Claims, notices, privileges or encumbrances upon the site or any improvements relating to the whole or any portion of the Work prior to any Lender Liens (as defined in Section 13.5.8 of these Supplementary General Conditions), other than those approved in writing by Owner’s Lenders, and insuring the full amount of the disbursement and its priority satisfactory to Owner and Owner’s Lenders, or (2) a satisfactory report under the Uniform Commercial Code showing no liens or interests (other than those of Owner’s Lenders) relating to the whole or any portion of the Work, including, without limitation, any improvements.

9.6.1.19	Contractor’s failure to obtain, comply with and keep valid and in full force, and deliver copies to Owner of, all approvals, permits, certifications, consents and licenses of governmental authorities or other parties having jurisdiction over the site, the Project or the Work or contractual rights to approve or inspect any of the foregoing which are necessary at the stage of construction and/or otherwise existing and required to be complied with or satisfied when such disbursement to Contractor is to be made to enable Final Completion on or before the Contract Time.

9.6.1.20	It shall be a condition precedent to all payments to Contractor following the date that certificates of occupancy (or any other equivalent permits required for occupancy and use) are obtainable for the whole or any part of the Project prior to Final Completion, that Contractor obtain and deliver to Owner all such certificates when they are first available to be obtained. (Provided, however, if Contractor has complied with and performed all of its obligations under the Contract and is not in default, but is unable to obtain a Certificate of Occupancy through no fault of Contractor or any party for whom Contractor is responsible, including but not limited to any Subcontractor, such failure to obtain a Certificate of Occupancy, shall not alone be a bar to payment to Contractor.)

9.6.1.21	Encroachments by any part of the Work being constructed on the site outside the boundaries of the site.

9.6.1.22	An order or statement shall have been made by or received from any governmental, administrative or regulatory authority or agency stating that the whole or any part of the Work, and/or any proposed change thereto, for which Contractor or any Subcontractor is responsible or which relates to Contractor’s or any Subcontractor’s activities is in violation of any Laws, unless such order or statement has been timely corrected to the satisfaction of both the applicable governmental agency and Owner and evidence of such timely correction shall have been provided to Owner in form and substance satisfactory to Owner.

9.6.1.23	The existence of Disputed Claim Amounts (as defined in the Contractor’s Certificate) in excess of $250,000.00, in the aggregate on any one Application for Payment.

9.6.1.24	Contractor’s failure to comply with the requirements of these Supplementary General Conditions relating to off-site materials.

9.6.6	Section 9.6.6 of the General Conditions is amended by adding the following after the end of that Paragraph:

“Any such Certificate for Payment, progress payment, Final Payment, or partial or entire use or occupancy of the Project, by Owner, shall not constitute any express or implied representation or determination that the Work, or any part thereof, has been performed satisfactorily or in accordance with the Contract Documents, unless such determination or interpretation is made expressly in writing. Owner shall not be bound by any entries in previous Applications for Payment and shall be permitted to make corrections for errors therein. Owner’s final Contractor’s Fee installment payment and Final Payment shall in no way relieve Contractor of any obligations or responsibilities under the Construction Documents which extend beyond the date of such payment.”

9.7.1	Section 9.7.1 of the General Conditions is amended as follows:

In Line 8 after the word “Documents” add “, provided however that the Contract Sum shall not be increased for any costs of shutdown, delay and start-up unless otherwise permitted by these Supplementary General Conditions. Notwithstanding the preceding sentences, Contractor shall not stop the Work during the pendency of a bona fide dispute between the Owner and Contractor.

9.7.3	The following is added as Section 9.7.3 of the General Conditions:

Notwithstanding the breakdown or categorization of any costs in the Contract Documents, there shall be no duplication of payment in the event any particular items for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

9.8.5	The following is added at the end of Section 9.8.5 of the General Conditions:

“Payment by Owner upon Substantial Completion shall be in consideration of Contractor’s unconditional covenant and agreement to complete all final punch list items. Owner may retain a sum equal to one hundred and fifty percent (150%) of the costs estimated by Owner necessary to complete any such punch list items. Thereafter, Owner shall pay to the Contractor monthly the amounts retained for such punch list items to the extent that each punch list item is satisfactorily completed by Contractor and accepted by Owner and pursuant to an approved Application for Payment.”

9.8.6	The following is added at the end of Section 9.8.6 of the General Conditions:

“Procedures For Substantial Completion. In addition to the other provisions of this Article 9, procedures to be utilized to determine Substantial Completion of the Work in its entirety, or a designated portion thereof, shall be as follows:

9.8.6.1	Either party may initiate procedures for Substantial Completion of the Work in its entirety or a designated portion thereof, but Owner shall not be required to make a determination and accept partial Substantial Completion unless: (a) specific areas or phases of the Work are designated for partial Substantial Completion by Owner; or (b) Owner assumes physical possession of a portion of the Work solely for purposes of Owner’s full use and occupancy. The use or occupancy of a portion of the Work by Owner or its other contractors to inspect and/or correct defective workmanship pursuant to the Contract Documents or install FF&E or other work shall not be considered as use and occupancy.

9.8.6.2	Unless waived by Owner in writing, Substantial Completion of either the Work in its entirety or a designated portion thereof shall not occur earlier than the date of all designated or required governmental certificates of occupancy and other permits, inspections and certifications for the Project or such portion thereof as the case may be, have been achieved and issued to Owner by the relevant governmental authority, and posted for the Project or such portion thereof, by the relevant governmental authority (provided that a temporary certificate of occupancy (“TCO”) rather than a permanent certificate of occupancy may have been achieved and issued to Owner, and posted, so long as the obtaining of a temporary, rather than a permanent, certificate of occupancy does not prevent any aspect of the Project from being open to the general public). Provided, however, if Contractor has complied with and performed all of its obligations under the Contract and is not in default, but is unable to obtain all designated or required governmental certificates of occupancy and other permits through no fault of Contractor or any party for whom Contractor is responsible, including but not limited to any Subcontractor, such failure to obtain such shall not alone be a bar to Substantial Completion.

9.8.6.3	If Owner or Owner’s Lenders disagree that Substantial Completion has been achieved, Owner shall provide the Contractor with a list of the items which should be completed or corrected for purposes of Substantial Completion. Owner’s failure to advise Contractor of any items specified in the Contract Documents shall not alter the Contractor’s responsibility to complete all Work necessary for Substantial Completion in accordance with the Contract Documents.

9.8.6.4	Upon receipt of Owner’s list, Contractor shall complete and/or correct all listed items. Contractor shall then submit its request to Owner for another inspection to determine Substantial Completion. Such subsequent inspection or re-inspections to determine if the Work is acceptable for purposes of Substantial Completion shall be made jointly by Owner and Contractor.

9.8.6.5	Prior to the issuance of a Certificate of Substantial Completion by Owner, the parties shall develop a final punch list which must be completed prior to Final Completion. The final punch list shall include the Contractor’s punch list items and other incomplete or missing items which Owner elected in its discretion to waive for purposes of Substantial Completion.

9.8.6.6	Immediately prior to the issuance of a Certificate of Substantial Completion, Owner and Contractor shall jointly inspect and document the condition of the Work, or designated portion thereof, at the time of Owner’s initial possession to determine and record its condition. Such inspection and acceptance by Owner shall not, however, alter the Contractor’s responsibility to complete all Work necessary for Final Completion in accordance with the Contract Documents, including items discovered by Owner after Substantial Completion.

9.8.6.7	When Owner determines that the Work in its entirety, or a designated portion thereof, is substantially complete in accordance with the Contract Documents, Owner shall prepare and issue a “Certificate of Substantial Completion,” which shall certify the date of Substantial Completion.

9.9.1	Section 9.9.1 of the General Conditions is amended by adding the following after the end of that paragraph:

“Contractor’s consent to early or partial occupancy by Owner is not required. If Contractor has any objection or concern relating to Owner’s earlier partial occupancy of any part of the Work, Contractor shall promptly inform Owner of such objection or concern in writing as a Claim or request for a Change Order.”

9.9.3	The following is added in lieu of Section 9.9.3 of the General Conditions:

“In the event of partial occupancy before Substantial Completion as provided above, Contractor shall cooperate with the Owner in making available for Owner’s use and benefit building services such as heating, ventilation, security, cooling, water, lighting, telephone, and security for the portion or portions to be occupied, and if the Work required to furnish these services is not entirely completed at the time Owner desires to occupy the aforesaid portion or portions, Contractor shall make every reasonable effort to complete such Work or make temporary provisions for such Work as soon as possible so that the aforementioned building services may be put into operation and use.”

9.9.4	The following is added as Section 9.9.4 of the General Conditions:

“In the event of partial occupancy prior to Substantial Completion, mutually acceptable arrangements shall be made between Owner and Contractor in respect of the operation and cost of necessary security, maintenance, and utilities, including, without limitation, heating, ventilating, cooling, water, lighting, and telephone services. Owner shall assume proportionate and reasonable responsibility for the cost of the above services reduced by any savings to Contractor for such services realized by reason of partial occupancy. Further, mutually acceptable arrangements shall be made between Owner and Contractor in respect of insurance and damage to the Work. Contractor’s acceptance of arrangements proposed by Owner in respect of these matters shall not be unreasonably withheld, delayed, or conditioned.”

9.9.5	The following is added as Section 9.9.5 of the General Conditions:

“It shall be understood, however, that partial occupancy shall not: (1) constitute final acceptance of any Work, (2) relieve the Contractor of responsibility for loss or damage because of or arising out of defects in, or malfunctioning of, any Work, material, or equipment, or from any other unfulfilled obligations or responsibilities under the Contract Documents, or (3) commence any warranty period under the Contract Documents; provided that Contractor shall not be liable for ordinary wear and tear resulting from such partial occupancy.”

9.9.6	The following is added as Section 9.9.6 of the General Conditions:

“Subject to the terms and conditions provided herein, if Contractor Claims that delay or additional cost is involved because of partial occupancy by the Owner, Contractor shall make Claims as provided elsewhere in the Contract Documents.”

9.10.2.1	The following is added as Section 9.10.2.1 of the General Conditions:

“Notwithstanding anything to the contrary in the Contract Documents (except subject to Section 9.6.1 allowing Owner to holdback portions of the Final Payment), neither Final Payment nor any retained percentage shall become due to Contractor until the following have occurred: Owner and Owner’s Lenders determine that the Work has been properly completed and equipped by Contractor in accordance with the Contract Documents, including (a) completion of all punch list items, (b) the submittal to Owner of all documentation as described in the Contract Documents, (c) completion in compliance with all applicable Laws, and (d) all obligations of Contractor under the Contract Documents (except for those obligations which are intended to be satisfied after Final Completion) are fully satisfied, and the Work is otherwise satisfactory to Owner and Owner’s Lenders. When Contractor considers that the Work is finally complete, Contractor shall so notify Owner in writing requesting a Certificate of Final Completion. Such notice shall be accompanied by, and it shall be a condition to Final Payment and Final Completion that Contractor deliver to Owner, the following:

(a)

Unconditional Final Lien Waivers from Contractor and all Subcontractors and Vendors and all other persons providing any services, labor or materials in relation to the Work (except from those parties that have previously filed lien or liens and which liens have not been satisfied but have been cancelled and released of record pursuant to a bond in accordance with the Contract

Documents, but only to the extent of the amounts in dispute), in the form of Exhibit G attached hereto, including certified copies of waivers of all liens filed during the course of the Work and not previously provided to Owner, and no liens, Claims, notices, privileges or other encumbrances have been filed or are outstanding with respect to the whole or any part of or interest in either the site or the Work.

(b)	All final occupancy certificates obtained from any government authority and all other required approvals and acceptances as necessary or required for the full use and occupancy of all aspects of the Project by any city, county and state authorities having jurisdiction and not previously provided to Owner. Provided, however, if Contractor has complied with and performed all of its obligations under the Contract and is not in default, but is unable to obtain a Certificate of Occupancy through no fault of Contractor or any party for whom Contractor is responsible, including but not limited to any Subcontractor, such failure to obtain a Certificate of Occupancy, shall not alone be a bar to Final Completion.

(c)	All written guarantees and warranties under the Contract for Contractor and Subcontractors and Vendors, all required operation and maintenance manuals for major equipment required under the Contract all in form and substance satisfactory to Owner; and assignment documentation assigning to Owner in form and substance satisfactory to Owner any remaining warranties and guarantees pertaining to the Work and not previously provided and assigned to Owner, and Contractor agrees to assist Owner in the prosecution and enforcement of all such assigned warranties and guarantees.

(d)	An affidavit certifying that Contractor has timely paid all federal, state and local taxes due arising out of the Work in a form satisfactory to Owner.

(e)	All operating, maintenance, servicing and cleaning manuals and instructions, spare parts, maintenance stocks and spare materials provided by Subcontractors and Vendors and/or reasonably required by Owner for beneficial use of the Work for its intended purpose, and if requested by Owner adequate verbal instructions in the operation of mechanical, electrical, plumbing and other systems.

(f)	A complete and accurate set of as-built Drawings, which clearly delineate any changes made to the latest approved Drawings and Specifications.

(g)	An accounting of the credits due Owner for the value of any excess items paid for by Owner and a complete detailed statement of the Cost of the Work showing, without limitation, all expenditures for which state or federal tax credits or deductions may be allowed.

(h)	Any documents, instruments, releases, bonds, affidavits, certificates and indemnities reasonably required in order to permit Owner and Owner’s Lenders to secure endorsements in form and content satisfactory to them to their respective policies of title insurance for the site, including without limitation that no mechanics or materialmen’s liens, Claims, notices or privileges appear of record, that all Lender Liens are of first priority (including prior to any unrecorded liens or other lien rights, Claims, notices or privileges), and that there are no encroachments or violations of any recorded covenants, conditions or restrictions affecting the site.

(i)	Such documents and other items so that Owner will receive and Owner does receive a release and complete refund without deduction or offset of all security, bonds and/or cash amounts provided by or on behalf of Owner and held by or for the benefit of any administrative or governmental agency.

(j)

If required by Owner or Owner’s Lenders, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, Claims, privileges, notices security interests or encumbrances arising out of the Contract or the Work which may then or in the future affect the Project or site, and to the extent and in such form as may reasonably be designated by Owner or Owner’s Lenders (if a Subcontractor or Vendor refuses to furnish a release or waiver required by Owner, Contractor shall furnish a bond pursuant to the Contract Documents (including, without limitation, Section 3.19 hereof) satisfactory to Owner to indemnify Owner against such lien, Claim, privilege or notice and cause it to be paid, released and cancelled; if such lien remains unsatisfied after payments are made, Contractor shall immediately refund to Owner and indemnify Owner against all money that Owner may be compelled to pay in discharging such lien, Claim, privilege or notice including all costs and reasonable attorneys’ fees).

(k)	Owner and Owner’s Lenders shall have received (at Owner’s expense) an updated survey of the site showing the Work “as built.”

(l)	Master, submaster and special keys with keying schedule.

(m)	Consent of any surety to Final Payment.

(n)	Such other certificates, instruments and affidavits relating to the Work as Owner or Owner’s Lenders may reasonably require.

9.10.2.2	The following is added as Section 9.10.2.2 of the General Conditions:

“Owner’s Inspection For Final Completion. Upon receipt of Contractor’s request for a Certificate of Final Completion and all submittals that comply with Subsection 9.10.2.1 immediately above, Owner shall promptly make appropriate evaluations and inspections as follows:

(a)	If Owner considers that the Work is fully completed in accordance with the Contract Documents, Owner shall promptly so advise Contractor.

(b)	In the event that Owner or Owner’s Lenders do not agree that Final Completion has been achieved, Owner shall promptly so advise the Contractor in writing of the remaining items to be completed for purposes of Final Completion.

(c)	After Contractor satisfies all remaining items necessary for Final Completion, Contractor may submit a further written notice to Owner stating that the Work is ready for re-inspection. All re-inspections to determine if the Work is acceptable for purposes of Final Completion shall be jointly made by Owner and Contractor.

(d)	When Owner agrees that the Work is finally complete, which agreement Owner agrees not to unreasonably delay, Owner shall prepare and issue a “Certificate of Final Completion,” which shall set forth the date of Final Completion, and Owner may file a Notice of Completion.”

9.10.6	The following is added as Section 9.10.6 of the General Conditions:

Final Payment shall not be due, and Contractor’s Application for Final Payment shall not be considered, until the Contractor completes all of the Work in accordance with the Contract Documents including all prerequisites for a Certificate of Final Completion pursuant to Section 9.10.2.1 of these Supplementary General Conditions. Owner will have no obligation to make the Final Payment as long as any unresolved mechanic’s liens, privileges, notices or Claims exist relating to Owner’s property, Work, the site or the Project, regardless of whether such liens, privileges, notices or Claims are filed or made by Contractor, any Subcontractor or Vendor or any other party relating to the Work, unless and until as directed by Owner, Contractor obtains and records appropriate lien releases acceptable to Owner and Owner’s Lenders, or provides Owner and Owner’s Lenders with indemnities acceptable to Owner and Owner’s Lenders and/or bonds around any mechanic’s lien, Claim, notice or privilege in a manner acceptable to Owner and Owner’s Lenders, all in accordance with these Supplementary General Conditions. The Application for Final Payment shall include a statement of all unresolved

Claims (and for which payment has been and/or shall be withheld by Owner). Contractor shall separately list by Claim number the specific dollar amounts which have previously been submitted as Claims by Contractor in good faith and in full compliance by Contractor with this Agreement. Except for such unresolved Claims stated in specific dollar amounts which have been previously filed by Contractor in good faith and in full compliance with this Agreement, the submittal by Contractor of its Application for Final Payment shall constitute a final and irrevocable release and waiver by Contractor of any and all other Claims and causes of action for additional costs allowable under the Contract Documents. This shall include, but not be limited to, any and all Claims for additional amounts relating to the unresolved Claims so identified by Contractor and Claims or potential Claims of Subcontractors and Vendors arising out of this Contract, whether or not any such Claims or potential Claims arise in contract or in tort or were known or unknown at the time of submittal of the Application For Final Payment. Upon Owner’s concurrence that all conditions of the Contract have been fulfilled and that the balance set forth in the Application For Final Payment is due and payable, Owner shall make Final Payment to Contractor.

ARTICLE 10 - PROTECTION OF PERSONS AND PROPERTY

10.1.1	The following is added of the end of Section 10.1.1 of the General Conditions:

Contractor shall prepare a site safety plan and submit such plan to Owner for review and comment prior to the commencement of Work. Such plan shall identify the location of the fire safety system, alarm system, fire-fighting apparatus and exit routes. Safety gear shall be provided for representatives of Owner, Owner’s Lender’s and Architect’s personnel and all others while on site. Contractor shall designate a person responsible for job safety.

10.1.1.1	Contractor shall, and shall cause Subcontractors and Vendors to, take all precautionary measures as required by applicable laws to prevent and correct fire causing conditions, and shall conduct all operations with due regard for the avoidance of fire hazards. Contractor shall exercise the greatest care to prevent fires. The following minimum precautions shall be taken by Contractor and Contractor shall cause each Subcontractor and Vendor to take the following actions with regard to the Work:

(a)	Flammable liquids shall be stored in closed, approved, covered metal containers, and as approved by the fire wardens. All paint and oily rags shall be stored in approved containers and removed daily.

(b)	Each gasoline or diesel powered vehicle shall carry a fire extinguisher of adequate size and type to extinguish a fire emanating from either the vehicle or its load.

(c)	Contractor shall maintain a system of prompt detection and correction of unsafe practices and conditions, and shall furnish and maintain all necessary first aid equipment in a special location on the site. Contractor shall investigate all accidents promptly to determine cause and to take necessary corrective action, and shall file required reports.

(d)	No exit, corridor, or stairwell shall be used for storage of materials of any type.

(e)	All exits, corridors and stairwells must be accessible and free of materials of any type except as necessary for the Work. Minimum exit widths as required by Laws shall be maintained at all times.

(f)	Hard hat and construction areas shall be identified and posted. All workmen and personnel in these areas shall wear a hard hat.

(g)	All electrical equipment and tools shall be of an adequate size to accomplish the task at hand and shall be properly grounded.

(h)	Face, eye and respiratory protection shall be available and used when the situation requires.

(i)	Provide and maintain suitable protections and enclosures around shafts, stairs and other openings in floors.

The foregoing requirements are not intended to be exclusive or exhaustive, and Owner shall not have any liability in any way relating to any of the foregoing or the absence of other requirements from the foregoing. Contractor shall be responsible to Owner for providing the site as a safe place to work for all persons.

10.2.1	Add the following to the end of General Conditions Section 10.2.1:

“4.	Parts of the Work in place which may be subject to damage because of operations being carried out adjacent thereto shall be covered, boarded-up or substantially enclosed with adequate protection.

5.	Permanent openings used as thoroughfares for the introduction of Work and materials to the structure shall have heads, jambs and sills well blocked and boarded to prevent damage.

6.	The intention of the Contract is that, upon completion, the entire Work will be delivered to the Owner in proper, whole and unblemished condition.”

10.2.2	Section 10.2.2 of the General Conditions is amended by adding the following at the end of that Paragraph:

“Contractor shall provide all facilities and shall follow all procedures required by all Laws, including, without limitation, the Occupational Safety and Health Act (OSHA) including, but not limited to, providing and posting all required posters and notices, and shall otherwise be responsible for all other mandatory safety laws.”

10.2.5	The following is added in lieu of Section 10.2.5 of the General Conditions:

“The Contractor shall promptly remedy at its sole cost and expense damage and loss to property referred to in Section 10.2.1 caused in whole or in part by Contractor, a Subcontractor, or anyone for whose acts they may be liable and for which Contractor is responsible under Section 10.2.1, except damage or loss arising solely from the wanton and willful negligence or the malicious acts or omissions of Owner. In addition to its other obligations pursuant to this Article 10, the Contractor shall, at its sole cost and expense, promptly repair any and all damage or disturbance to walls, utilities, sidewalks, curbs, and the property of third parties resulting from the performance of the Work whether by it or by its Subcontractors at any tier. Contractor shall protect adjoining private or municipal property and shall provide barricades, temporary fences and walkways as may be required to protect the safety of passersby, as required by prudent construction practices and Laws. The foregoing obligations of Contractor are in addition to its other obligations under these Supplementary General Conditions and shall not be limited by any insurance.”

10.7	The following is added as Section 10.7 of the General Conditions:

“Contractor expressly assumes all liability and responsibility imposed by Laws upon Owner in connection with the excavation of property and shoring undertaken with respect thereto and agrees to give any required notices to adjoining property owners.

ARTICLE 11 – INSURANCE AND BONDS

11.1.1	The following is added to the end of Section 11.1.1: (see revised insurance language attached and included herein)

The insurance required in this Section 11.1.1 of the General Conditions shall be purchased with the following limits and deductibles, and shall include the coverages set forth below:

Workers Compensation:
Workers Compensation:	Statutory
Employers Liability:
Bodily Injury by Accident:	$1,000,000 Each accident
Bodily Injury by Disease:	$1,000,000 Each employee
Bodily Injury by Disease:	$1,000,000 Policy Limit
Deductible:	$250,000 all losses except USL&H
$350,000 USL&H losses plus state surcharge

Deductible:	$250,000

General Liability:
Bodily Injury & Property Damage:	$2,000,000 each occurrence
$4,000,000 General Aggregate
$4,000,000 Products and Completed Operations
Coverage and Terms:

(i)          Occurrence Basis

(ii)        Products

(iii)       Contractual Liability specifically designating the indemnity provision of the agreement as an insured contract

(iv)       Completed Operations (5 years )

(v)         Independent Contractor’s Liability

(vi)       Personal Injury

(vii)      Explosion, Collapse, and Underground (X,C,U ) exclusion deleted

(viii)     Designated Premises only

Excess Liability:
$50,000,000 Any one occurrence and general aggregate $50,000,000 Products and Completed Operations

11.5	The following is added in lieu of Section 11.5 of the General Conditions

11.5	Payment and Performance Bond Requirements and Notice of Contract

11.5.1 Contractor’s Bond Requirements. [Not later than three (3) business days after Contractor’s receipt of Owner’s Notice to Proceed pursuant to Section 4.1 of the Agreement, and in any event prior to commencement of any Work,] Contractor shall furnish a fully executed Payment and Performance Bond, in a form approved in writing by Owner and naming Owner and Owner’s Lenders (as Owner’s Lenders may change from time to time) as obligees and beneficiaries, covering both the Contractor’s faithful performance of the Contract Documents, including, without limitation, all Work, and the payment of all obligations arising thereunder. The Payment and Performance Bond shall be in the amount of $ 145,000,000. Such Payment and Performance Bond shall not be increased or decreased without Owner’s prior written approval of such increase or decrease. The Payment and Performance Bond and all supplements shall be issued by a solvent, legal surety having an A.M. Best Co. rating of A or better, and licensed in Louisiana, and the Payment and Performance Bond must comply in all respect with Louisiana Revised Statutes 9:4812. By its execution and delivery of the Contractor’s Payment and Performance Bond described herein, such surety expressly approves of and accepts all of the terms and conditions of the Contract, including, without limitation, Section 7.8. Further, by such execution and delivery, such surety also consents, and shall be deemed to have consented, to (i) any and all extensions of time for the performance of the Work grated or to be granted in accordance with the Contract, including, without limitation, pursuant to Articles 8 and 14 hereof, and (ii) any and all payments made to Contractor in accordance with the Contract, even if such payments are made earlier than otherwise provided for or required by the Contract, so long as such payments are, other than as to timing, made in accordance with the Contract. Notwithstanding the foregoing, if any payment by Owner to Contractor is made before the time required by the Contract, and any surety would or might be relieved of liability to Owner by such early payment, then Contractor shall be deemed to hold such payment in trust for Owner so that such payment is not deemed made to Contractor until the time provided for in the Contract. Contractor shall be responsible to obtain the prior consent of each and every surety relating to the Contract or Work, in each instance when without such surety’s consent a surety may or will be relieved of liability to Owner and/or be entitled to be indemnified by Owner for any loss or damage suffered by the surety. Contractor shall be liable to and shall indemnify Owner and Owner Indemnitees for any and all damages, costs, losses, Claims and liabilities Owner or any Owner Indemnitee may suffer or incur relating to any Contractor’s failure to obtain the prior consent of any surety as provided in this Section. Contractor’s indemnity obligations shall survive any termination of the Contract or completion of the Project.

11.5.2 Subcontractor’s Bond Requirements. On a case-by-case basis, Owner may elect to require that Contractor’s Subcontractors provide a Payment and Performance Bond as described in Section 11.5.1 above using a form approved by Owner. The amount of each such Payment and Performance Bond shall be equivalent to the full value of the relevant subcontract or such lesser amount as Owner may approve in writing. All costs of each Payment and Performance Bond for those Subcontractors so designated by Owner shall be quoted separately to Owner for Owner’s prior written approval before such bond is obtained. Contractor shall recommend to Owner whether or not to require such Payment and Performance Bonds as to each respective Subcontractor.

11.5.3 Notice of Contract. Concurrent with Contractor’s execution and delivery of the Agreement, Contractor agrees to execute and deliver to Owner a written “Notice of Contract” pursuant to and in accordance with Louisiana Revised Statutes, including, without limitation, 9:4811 and 9:4831 thereof, in form and content as required by the foregoing Sections and acceptable to Owner. Contractor shall assist Owner in filing the Notice of Contract in the registry with the recorder of mortgages of the Parish in which the Work is to performed, before Contractor begins any Work. The Payment and Performance Bond furnish by Contractor pursuant to Section 11.5.1 hereinabove, shall be attached to the Notice of Contract when the Notice of Contract is filed with the recorder of mortgages. Contractor also agrees, as a condition to, and concurrent with Owner’s payment of, Final Payment, to execute and deliver to Owner either a written concurrence with Owner’s written request for cancellation of the Notice of Contract, or a written receipt acknowledging payment in full of all amounts due under the Contract, in form and content as necessary to cause the recorder of mortgages to cancel the Notice of Contract.

ARTICLE 12 - UNCOVERING AND CORRECTION OF WORK

12.2.2.1	The following is added at the end of Section 12.2.2.1 of the General Conditions:

While Contractor, Subcontractors and Vendors shall be responsible for strict compliance with the requirements of Sections 3.5.1 and Article 12 throughout the course of the Work, the “Warranty Period” shall commence upon Final Completion and shall extend for a period of twelve (12) months from Final completion or for such longer period as set forth in an applicable manufacturer’s warranty or as may be required by applicable Laws. Nothing contained in this Section shall be construed to establish a period of limitation with respect to other obligations which Contractor might have under the Contract Documents or under applicable law, in equity or otherwise, or reduce the period of any other similar warranty or guaranty that may apply at law or otherwise to the Work.”

12.2.2.3	The following is added in lieu of Section 12.2.2.3 of the General Conditions:

“All defects in material and workmanship appearing during the Warranty Period or any longer period provided by Law, as determined by Owner, will be remedied to the satisfaction of Owner, at no additional cost to Owner as promptly as possible. All repairs and/or replacements of defective Work shall be made at the convenience of Owner during such times as will not interfere with Owner’s normal use and occupancy of the Project and premises. Contractor shall not be entitled to the extra costs, if any, incurred in connection with performing corrective Work at non-business hours. Additionally, the provisions of this Agreement relating to cooperation with Owner, access, avoidance of disruption and related matters shall also apply to the performance of any warranty related work. Upon receipt of Owner’s written notice at any time during the course of the Work or during the Warranty Period, and during any longer period of time as are prescribed by any applicable Laws or other applicable terms, Contractor (at no cost to Owner) shall at Contractor’s sole cost promptly perform all corrective services (including, without limitation, furnishing all labor, materials, equipment and other services at the site and elsewhere) to Owner’s satisfaction as may be necessary to remedy any defective workmanship or omissions in the Contractor’s Work, including without limitation, promptly correct or replace any Work rejected by Owner or which is incomplete, defective or fails to conform to the Contract Documents, whether observed before or after Final Completion of the Work and whether or not fabricated, installed, or completed. Contractor shall extend its warranty to cover repair of defective work for a period equal to that of the original guarantee after repairs have been completed and accepted by Owner.

12.2.2.4	The following is added as Section 12.2.2.4 of the General Conditions:

All costs incurred by Contractor in fulfilling Contractor’s remedial warranty obligations as set forth in the Contract Documents shall be non-allowable Costs of the Work and shall be solely Contractor’s responsibility which Contractor shall pay, including, without limitation, additional testing and inspections and compensation for the services of any professional or consultant made necessary thereby. Contractor shall also, as part of Contractor’s warranty and guarantee at Contractor’s own expense, repair or replace any other damaged components, material, finishes, furnishings and other Work or portions of the Project or other property damaged, affected or otherwise made necessary by or resulting from such defective, non-conforming or incomplete Work, to return the same to their original condition. Establishment of the time period as described in these provisions relates only to the specific obligation of Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Contractor’s liability with respect to Contractor’s obligations other than specifically to correct the Work. The provisions of this Section shall survive any termination of the Agreement and/or the completion of the Project.

12.2.2.5	The following is added as Section 12.2.2.5 of the General Conditions.

“In the event Contractor fails to timely correct incomplete, nonconforming or defective Work following Owner’s written notice described, Owner shall have the right to correct or arrange for the correction of any defects or omissions in the Work at the Contractor’s sole cost and expense and not as Costs of the Work. Contractor shall bear all costs incurred by Owner in correcting such defective Work, including, but not limited to, additional costs for redesigns by the Architect and other design consultants, replacement contractors, materials, equipment and all services provided by Owner’s personnel. Owner shall be entitled to withhold and offset all costs incurred during any such corrective work against any funds which are otherwise due or which may become payable to the Contractor. If payments then or thereafter due Contractor are not sufficient to cover such amount, Contractor shall immediately upon demand pay the difference to Owner.”

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.2.2	The following is added in lieu of Section 13.2.2 of the General Conditions:

Owner may at any time and from time to time, upon notice to but without consent of Contractor, assign the Contract or delegate its obligations to Owner’s Lenders pursuant to Article 15 hereof, and/or to an affiliate or subsidiary of Owner, or to an entity which acquires all or substantially all of Owner’s interest in the Project or all or substantially all of the assets or member interests of Owner, and/or change its name from time to time.

13.4.3	The following paragraph is hereby added as Section 13.4.3 of the General Conditions:

“The invalidity of any part or provision of the Contract Document shall not impair or affect in any manner the validity, enforceability or effect of the remaining parts or provisions of the Contract Documents.”

13.5.1	Section 13.5.1 of the General Conditions is amended by adding the following at the end of that Paragraph:

“Architect, Owner, Owner’s Lenders and Contractor shall be afforded a reasonable opportunity to attend, observe, and witness all inspections and tests of the Work. Architect or Owner may at any time request and receive from Contractor satisfactory evidence that materials, supplies, or equipment are in conformance with the Contract Documents. The conduct of any inspection or test and the receipt of any approval shall not operate to relieve Contractor from its obligations under the Contract Documents unless specifically so stated by Owner in writing.”

13.5.3	Section 13.5.3 of the General Conditions is amended as follows:

In Line 3 delete the balance of the paragraph after “Documents,” and add “or reveal faulty or otherwise defective Work, or if the necessity of any such testing, inspection or approval procedures arises out of the fault, neglect, or omission of Contractor, the Contractor shall bear all costs of such testing, inspection, and approval procedures and all other costs made necessary by Contractor’s failures, including, without limitation, those costs of repeated and additional procedures and compensation for Architect’s services and expenses of Owner’s personnel and consultant fees and expenses. Such costs shall be paid by Contractor within ten (10) days of receipt of invoice from Owner with supporting data attached.”

13.5.7	The following is added as Section 13.5.7 of the General Conditions:

“No inspection performed or omitted to be performed by Owner or any other party shall be the basis for any Claim of waiver or release of any of Contractors’ obligations under the Contract Documents, nor shall any such inspection or omission to inspect constitute approval or acceptance of the Work or any part thereof.”

13.5.8	The following is added as Section 13.5.8 of the General Conditions:

Contractor agrees that, unless otherwise expressly directed in writing by Owner, it shall not, nor shall it allow any other party to, commence any Work (including, without limitation, as defined in Louisiana Revised Statutes 9:4808) relating to the Project or on or relating to the site where the Project is to be located, at any time prior to the filing of the Notice of Contract with attached Payment and Performance Bond pursuant to Article 11 hereof and filing of the Lender’s Liens in the Parish recorder of mortgages records. Notwithstanding any other provision of the Contract Documents, Contractor agrees for itself and for every Subcontractor and Vendor and every other person performing any services or providing any materials relating to the Work, that any and all liens, Claims, notices, privileges and lien rights and benefits (including enforcement rights) Contractor and or any of the other foregoing parties may or do have under applicable law, shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the site and otherwise) in favor of any of Owner’s Lenders (“Lender Liens”), notwithstanding that Work may be or is commenced or done on, and materials may be or are furnished to, the site prior to any Lender Liens being imposed upon or recorded or filed against the site or any of Owner’s assets and before expiration of the time fixed under applicable law for filing of mechanics, Claims, notices, privileges and materialmen’s liens. Contractor shall, and Contractor shall cause every Subcontractor and Vendor at every tier, and any other person performing services or providing materials relating to the Work to, sign and deliver to Owner and Owner’s Lenders from time to time upon request by Owner or any of Owner’s Lenders: (a) written and recordable acknowledgments and restatements of the provisions of this Section 13.5.8 and the subordination described herein, and (b) such affidavits, certificates, releases, indemnities, waivers and instruments (and in form and content) as Owner’s or Owner’s Lender’s title insurer shall require to allow such insurer to issue such title endorsements as Owner or Owner’s Lenders require (including insuring first priority of Lender Liens). Contractor’s or any Subcontractor’s or Vendor’s, failure, or the failure of any party for whom the foregoing are responsible or liable at law or under the Contract Documents, to provide the items required in clauses (a) and (b) hereinabove upon request, or Owner’s or Owner’s Lender’s inability to obtain at any time endorsements to Owner’s Lender’s title policies (or issuance of initial title policies) insuring first priority of Lender Liens, including without limitation senior to any mechanics’ or materialmen’s lien or lien rights, Claims, notices, privileges shall constitute a material default and breach of the Contract Documents and failure of a condition to any payment by Owner owed to Contractor under the Contract or otherwise.

13.5.9	The following is added as Section 13.5.9 of the General Conditions:

Contractor acknowledges that Owner, and its subsidiaries and other affiliated companies, own and operate businesses that are subject to and exist because of privileged licenses issued by governmental authorities. If requested, Contractor shall, and Contractor shall cause all Subcontractors and Vendors to, timely provide Owner with such documentation and information to substantiate the fact that it has recent experience working in the resort casino industry and if required shall timely obtain any qualification or clearance required by any regulatory authority having jurisdiction over Owner or any of the foregoing entities or subsidiary or affiliate thereof. If Contractor or any Subcontractor or Vendor fails to satisfy such requirements or if Owner or any of the foregoing entities or any other affiliated company thereof is directed to cease doing business with Contractor or any Subcontractor or Vendor then such event shall be deemed a material breach of the Contract by Contractor and Owner shall have the right to terminate the Contract and/or any subcontract or purchase order, among all other remedies available to Owner.

13.5.10	The following is added as Section 13.5.10 of the General Conditions:

While Contractor is required to perform the Work in strict accordance with the Contract Documents, Contractor shall at all times be an independent contractor and responsible for and have control over all construction means, methods, techniques, sequences and procedures for constructing, coordinating and scheduling all portions of the Work to achieve the requirements of the Contract Documents. Nothing in the Contract Documents shall be deemed to imply or represent or be construed to (a) make Contractor, its supervisors, employees, its Subcontractors or Vendors of any tier the agents, representatives or employees of Owner, or (b) create any partnership, joint venture, or other association or relationship between Owner and Contractor or any Subcontractor, nor shall anything contained in the Contract Documents be deemed to give any third party any Claim or right of action against Owner or Contractor which does not otherwise exist without regard to the Contract Documents. Any approval, review, inspection, supervision, direction or instruction by Owner or any party on behalf of Owner, or by any of Owner’s Lenders, in respect to the Work or services of Contractor shall relate to the results Owner desires to obtain from the Work, and shall in no way affect Contractor’s independent contractor status or obligation to perform the Work in accordance with the Contract Documents.

13.7	The following is added in lieu of Section 13.7 of the General Conditions:

“Notwithstanding any provision of the Contract Documents to the contrary and without waiver of any statute of limitations which may provide for a longer period of time, no applicable statute of limitations shall be deemed to have commenced with respect to any portion of the Work which is not in accordance with the requirements of the Contract Documents, which would not be visible or apparent upon conducting a reasonable investigation, and which is not discovered by Owner until after the date which would be the date of the commencement of the applicable statute of limitations, the applicable statute of limitations instead shall be deemed to have commenced on the date of such discovery by Owner or the date Owner reasonably should have discovered such non-conforming Work.”

13.8	The following is added as Section 13.8 of the General Conditions:

“The losing party shall promptly pay to the prevailing party all costs and reasonable attorneys’ fees incurred in connection with any legal action, in whole or in part, based on a breach of the Contract or other dispute arising out of or in connection with the Contract.”

13.9	The following is added as Section 13.9 of the General Conditions:

“Notwithstanding any provision of the Contract Documents to the contrary, no person or entity, whether or not mentioned or referred to in the Contract Documents shall be, or be considered to be a third-party beneficiary of, or entitled to assert any rights under, the Contract Documents, except Owner, Contractor, and any permitted assignees or successors of Owner under the Contract Documents.”

ARTICLE 14 - TERMINATION OF THE CONTRACT

Article 14 of the General Conditions is replaced with the following:

“ARTICLE 14 - TERMINATION

14.1	Default By Contractor. Owner may, following expiration of the applicable period described in Section 14.1.2 below and subject to Section 14.1.3 below, and without prejudice to any other rights or remedies of Owner, terminate this Contract in its entirety, or may elect to terminate any portion of the Contractor’s Work, for default if the Contractor, including any Subcontractor or Vendor, fails to perform or beaches any of its material obligations under the Contract Documents, including fails to perform the Work in a diligent, expeditious, workmanlike and careful manner strictly in accordance with the Contract. Upon such default, Owner may take possession of the site and of all materials, tools, equipment and machinery thereon and may finish the Work by whatever method Owner may in good faith deem desirable and or expedient (or may elect not to finish the Work).

14.1.2	Notice Of Default By Owner. The Contractor shall promptly correct any default to Owner’s satisfaction within fifteen (15) calendar days following receipt of written notice of default from Owner. If correction within said fifteen (15) days is not possible, Contractor shall commence and diligently continue effective action to correct such default to Owner’s satisfaction, but such correction shall be completed not later than sixty (60) days following receipt of Owner’s notice (except for such longer period as may otherwise be approved in writing by Owner and Owner’s Lenders). In the event that the Contractor fails to take and diligently pursue effective corrective actions, Owner may hold in abeyance further payments to Contractor and/or terminate the Contract by written notice specifying the date of termination and without prejudice to any other remedy Owner may have.

14.1.3	Other Defaults. Owner may also elect to declare Contractor in default and may terminate Contractor immediately upon written notice with regard to any of the matters in Sections 14.1.3.1 through 14.1.3.5 below, it being agreed that the cure periods in Section 14.1.2 above do not apply to Sections 14.1.3.1 through 14.1.3.5) and/or take such other action as Owner may be allowed, in the event of any of the following:

14.1.3.1	The commencement of an action or petition by or against Contractor under applicable bankruptcy laws, or any general assignment by Contractor for the benefit of its creditors or the appointment of a receiver or trustee to take charge of Contractor’s assets;

14.1.3.2	Contractor’s insolvency;

14.1.3.3

The recordation or filing of a mechanics’ or materialmens’ lien, or other Claim, privilege or notice on the site or the Work by a Subcontractor, Vendor, laborer, materialman, or supplier or any other party providing services or material engaged by, on behalf of, or acting under the direction of Contractor or any Subcontractor or Vendor in connection with the Work, provided that such lien, Claim, notice or privilege is not removed of record, cancelled or satisfied by bond or other security, in an amount and with a bonding company reasonably satisfactory to Owner and Owner’s Lenders within the time periods set forth in and pursuant to these Supplementary General Conditions;

14.1.3.4	Failure of Contractor for five successive days or an aggregate of seven days in any thirty (30) day period (other than Sundays or national holidays), to have an adequate number of laborers or Subcontractors at the site who are actively and productively working on the Project, unless a Force Majeure Delay or Owner Delay exists for such absence, unless within five (5) days after written notice from Owner Contractor has and thereafter maintains an adequate number of laborers and Subcontractors on site actively and productively working on the Project;

14.1.3.5	Failure of Contractor after five days following request from Owner to provide Owner with satisfactory evidence of funds available to make up any overage with regard to the Guaranteed Maximum Price as required under the Contract Documents; or

14.1.4	Stop Work Orders. In the event of any breach or default of this Contract, and in lieu of declaring termination for default, Owner may elect to stop, delay, reduce or interrupt any operations of Contractor or any affected Subcontractors or Vendors until such default or failure is remedied to Owner’s satisfaction. No part of the time lost due to stop work orders or delay, reduction or interruption by Owner arising out of such material breaches shall be made the subject of a Claim for extension of time or for increased costs or damages by Contractor. No increase or upward adjustment shall be made in the Guaranteed Maximum Price or Contractor’s fee for, and in no event shall Owner be liable for, or Contractor or any Subcontractor or any other party performing any Work on the site be entitled to, any lost opportunity, lost profit or consequential damages claimed or alleged by Contractor, any Subcontractor or any other party performing any Work on the site and relating to any such stoppage, reduction, suspension, delay or interruption. The issuance of a stop work order or delay, reduction or interruption by Owner shall not prejudice Owner’s right to subsequently terminate for default.

14.1.5	Owner’s Rights Upon Termination for Default. If all or a portion of the Contractor’s Work is terminated pursuant to this Section 14.1, Contractor shall not be entitled to receive any payment until after Final Completion by others and after Owner has assessed its additional costs and damages arising out of such termination, including, but not limited to, Owner’s additional costs for completing all or the relevant portion of the Work. Upon such termination, Contractor shall immediately undertake all necessary steps to mitigate against Owner’s damages, and shall:

14.1.5.1	Cease operations and vacate the site to the extent specified in the notice of default;

14.1.5.2	Place no further orders and enter into no further subcontracts or purchase orders for materials, labor, services or facilities that relate to the terminated Work;

14.1.5.3	Upon Owner’s request, terminate all subcontracts and purchase orders which relate to the terminated Work;

14.1.5.4	Upon request and as directed by Owner, assign (and/or Owner may accept the assignments made in this Agreement, as the case are) all of Contractor’s right, title and interest to all subcontracts, purchase orders, rental agreements, materials, supplies and equipment using forms satisfactory to Owner and otherwise assist Owner in the orderly and expeditious transfer of such rights;

14.1.5.5	Turn over to Owner the originals of the Project Schedule and all Schedule Updates including all computer data bases on diskettes; all Drawings, Specifications and other construction documents; all as-built drawings, calculations and such other Work-related documents and all items and things for whose cost Contractor requests or has requested reimbursement or payment;

14.1.5.6	Proceed to complete the performance of all Work not terminated;

14.1.5.7	Take such actions that may be necessary, or that Owner may direct, for the protection and preservation of the terminated Work;

14.1.5.8	Advise Owner of all outstanding subcontracts, rental agreements and purchase orders which Contractor has with others pertaining to the terminated Work and furnish Owner copies thereof;

14.1.5.9	Remove all of its property from the site and Owner’s premises. Any property not so removed may be removed by Owner at Contractor’s expense; and

14.1.5.10	Allow Owner to take possession of all materials of any kind that have been paid for, that are to be incorporated into the Work, or to which Owner has any ownership rights or interest, and finish the Work and provide the materials therefor or contract with others to do so by whatever method Owner deems expedient and execute and do all such assurances, acts and things as Owner may consider expedient to facilitate Owner’s taking of possession of the site and materials, equipment, machinery and tools thereon, and shall give all notices, orders and directions which Owner may think expedient for the purposes hereof.

14.1.6	Payment to Contractor

14.1.6.1	If Owner terminates the Contract for Contractor’s breach or default, Contractor shall thereafter only be entitled to reimbursement of such amount (if any), by which:

(a)	the (i) Cost of the Work actually and properly completed by Contractor in accordance with the Contract Documents up to the date of such termination (and not cancelable or refundable), plus (ii) Contractor’s fee thereon (subject to satisfaction of the conditions applicable to progress and Final Payment contained in the Contract Documents as the case may be), but the foregoing amounts shall not exceed the portion of the Guaranteed Maximum Price (including Contractor’s fee) fairly allocable to the Work so completed, exceeds

(b)	the total of (i) all payments theretofore made to Contractor under the Contract Documents, and (ii) all damages and other costs and expenses incurred by Owner directly or indirectly, arising out of or as a result of, Contractor’s breach or default, including, without limitation, the cost of any additional consultants’ services, or managerial and administrative services required thereby, any additional costs incurred in retaining another contractor or other Subcontractors, any additional financing, interest or fees and other costs that Owner must pay by reason of a delay in completion of the Work, Owner’s termination of Contractor and the finishing of the Work by another method after such termination, attorneys’ fees and expenses, and any other damages, costs, and expenses Owner may incur in completing the Work as a result of Contractor’s breach or default including if Owner elects to complete the Project after such termination, the amount by which the actual cost of completing the Project (including components of the Project that are not part of the Work) is greater than what such actual cost (including the actual cost of components of the Project that are not part of the Work) would have been if Contractor had fulfilled its obligations under the Contract Documents, and if Owner elects to not complete the Project after such termination Contractor hereby acknowledges that Owner has the right to so elect without Owner waiving Contractor’s liability for damages arising out of the breach by Contractor that led to its termination, all damages suffered by Owner arising out of Contractor’s breach of this Agreement.

14.1.6.2	If the amount referred to in Section 14.1.6.1(b) hereinabove exceeds the amount referred to in Section 14.1.6.1(a) hereinabove, Contractor shall pay the difference to Owner immediately upon Owner’s demand.

14.1.6.3	Any reimbursements or payments made to Contractor under this Section 14.1.6 are conditioned on (a) Contractor previously having delivered to Owner possession and unfettered access to the Work and site and all materials, equipment, tools and the like (undamaged and in good condition) which Owner has paid for and/or been billed for, (b) all the applicable items listed in, and performance of all the applicable obligations described in these Supplementary General Conditions relating to Final Completion Procedures and Requirements have been satisfied, and (c) Contractor complies with such other obligations under the Contract Documents as Owner or Owner’s Lenders reasonably requires.

14.2	Termination For Convenience. The parties’ rights and remedies in the event of termination by Owner of all or a portion of the Work for Convenience shall be as follows:

14.2.1	Notice of Termination For Convenience. Owner may cancel this Contract in its entirety, or may elect to terminate any portion of the Contractor’s Work, and take possession of the site and all materials, tools, equipment and machinery thereon and finish or not finish the Work by whatever method Owner may desire, at any time upon written notice to Contractor solely for Owner’s convenience and without regard to any fault or failure to perform by Contractor or any other party. Upon receipt of such notice of termination, Contractor shall immediately and in accordance with instructions from Owner proceed as follows:

14.2.1.1	Cease operations to the extent specified in the notice;

14.2.1.2	Place no further purchase orders and enter into no further subcontracts for materials, labor, services or facilities that relate to the terminated Work;

14.2.1.3	Cancel all subcontracts and orders that relate to the terminated Work;

14.2.1.4	Proceed to complete the performance of all Work not terminated;

14.2.1.5	Take such actions that may be necessary, or that Owner may direct, for the protection and preservation of the terminated Work; and

14.2.1.6	Take such action, including those actions in Section 14.1.5 hereof, as Owner may direct.

14.2.2	Payment Upon Termination For Convenience. In the event of termination for convenience, Contractor shall be paid as follows: Owner’s sole obligation and liability to Contractor shall be (i) to reimburse Contractor (and Contractor’s exclusive remedy shall be to receive reimbursement) for the Cost of the Work incurred (and not cancelable or refundable) by Contractor for Work properly performed and completed by Contractor up to the date of termination and approved by Owner in accordance with the Contract, plus (ii) Contractor’s fee applicable to such completed Work (and subject to satisfaction of the conditions applicable to payments to Contractor set forth in the Contract Documents, including for progress payments, and Final Payment as applicable).

14.3	Suspensions By Owner

14.3.1	Owner’s Right To Suspend For Convenience. Owner may at any time, with or without cause, suspend, delay, reduce or interrupt performance of all or any portion of the Work for such period or periods as Owner elects by giving Contractor written notice specifying which portion of the Work is to be suspended and the effective date of such suspension. Such suspension, delay or interruption shall continue until Owner terminates such suspension, delay or interruption by written notice to Contractor. No such suspension, delay, interruption or reduction by Owner shall constitute a breach or default by Owner under the Contract Documents. Contractor shall continue to diligently perform any remaining Work that is not suspended, delayed, reduced or interrupted and shall take all actions necessary to maintain and safeguard all materials, equipment, supplies and Work in progress affected by the suspension, delay, reduction or interruption.

14.3.2	Payment Upon Suspension For Convenience. In the event of suspension, delay, reduction or interruption for convenience by Owner, Owner shall pay Contractor and the Guaranteed Maximum Price shall be increased by such amounts (subject to the payment and related requirements of the Contract Documents) as follows:

14.3.2.1	Additional Costs of the Work, if any, which are incurred by Contractor, Subcontractors and Vendors as a result of continuing to maintain dedicated personnel, materials and equipment at the site at Owner’s request during any suspension, delay or interruption period, including for the purpose of safeguarding all material, equipment, supplies and Contractor’s Work in progress caused solely by such suspension, delay or interruption ordered by Owner for convenience, but the Guaranteed Maximum Price shall be increased only if and to the extent such delay, suspension or interruption exceeds a period of thirty (30) consecutive days following commencement of the Work; and

14.3.2.2	Other reasonable and unavoidable Costs of the Work, if any, which are directly related to any subsequent re-mobilization of the suspended, delayed or interrupted Contractor’s Work caused solely by such suspension, delay or interruption ordered by Owner for convenience, but the Guaranteed Maximum Price shall be increased only if and to the extent such delay, suspension or interruption exceeds a period of thirty (30) consecutive days following commencement of the Work.

14.3.2.3	Provided, however, that no adjustment shall be made to the extent that performance was otherwise subject to suspension, delay or interruption by another cause for which Contractor is responsible.

14.4	Limitations. Except as provided in the Contract, Owner shall have no liability to Contractor or any Subcontractor or Vendor, and Contractor nor any Subcontractor or Vendor will make and they hereby waive any Claim for (a) compensation, expenses, additional fees or anticipated profits for unperformed Work, (b) delays, acceleration or disruption, (c) lost business or other opportunities, (d) special, indirect or consequential damages or losses or loss of use, (e) impaired bonding capacity, (f) unabsorbed, unrealized or other overheads, or (g) general conditions costs attributable to a termination for convenience, suspensions, reductions, delays or interruptions for convenience (except to the extent provided in Section 14.3.2 hereof) or breach, or a termination for default by Owner, and in no event shall there be any increase in the Guaranteed Maximum Price (except as expressly provided in Section 14.3.2 above) or Contractor’s Fee as a result of any of the foregoing Owner elections under Sections 14.2 or 14.3 above or due to any other delays. All amounts payable by Owner shall be subject to Owner’s right of audit and offset.

14.5	Other Rights and Remedies. Other rights and remedies available to Owner in the event of a default or breach by Contractor which is not timely cured in accordance with Section 14.1.2 hereof, shall include, but not be limited to, the following, and all such rights and remedies of Contractor in this Article 14 shall be non-exclusive, and shall be in addition to all other rights and remedies available to Owner under the Contract, at law or otherwise:

14.5.1 A waiver by Owner of a default by Contractor shall not be considered to be a waiver of any subsequent default by Contractor, nor be deemed to amend or modify the terms of this Contract.

14.5.2 If Owner terminates this Contract in whole or in part for default and a court of competent jurisdiction later determines that such termination was improper or wrongful, then that portion of the improper or wrongful termination shall automatically convert into a termination for convenience, and such termination shall be treated as a termination for Owner’s convenience pursuant to Section 14.2 of this Agreement.

14.5.3 Owner shall have the right and is authorized to cure such defaults and offset against and deduct from amounts otherwise payable to Contractor any such costs, damages, attorneys’ fees and any other expenses suffered by Owner and arising out of such default including any cure or attempted cure by Owner, and all consultants and professionals additional services.

14.5.4 Any termination pursuant to this Article 14 shall be without prejudice to any other right or remedy of Owner pursuant to the terms of the Contract Documents or at law.”

14.6	Contractor’s Remedies

14.6.1 If payment from Owner for an Application for Payment (exclusive of amounts properly retained or withheld under the Contract), approved by Owner and Owner’s Lenders in accordance with the Contract, has not been received by Contractor within fifteen (15) days of the date payment is due pursuant to the Contract, interest shall thereafter commence to accrue (from the original due date of payment pursuant to the Contract) on such delinquent amounts at then existing prime rate of Bank of America N.A. plus one percent (1%) as announced in the Wall Street Journal, until paid, and Contractor may thereafter upon written notice to Owner cease Work until such payment has been received, in which case the date for Substantial Completion will be extended by the number of days of the cessation of Work, subject to the provisions of Section 8.3 hereof. If payment of undisputed amounts to which Contractor is otherwise then entitled pursuant to the terms of the Contract are not paid by Owner to Contractor within five (5) days after the expiration of the fifteen (15) day period hereinabove and written notice by Contractor that the same are past due, Contractor may terminate this Agreement upon an additional five (5) business days’ written notice to Owner.

14.6.2 If Contractor terminates the Contract with cause in accordance with the Contract and such termination is accepted by Owner or challenged by Owner but upheld by a court of competent jurisdiction, Contractor shall be entitled, as its exclusive remedy, to the recovery of the amounts (if any) to which Contractor would have been entitled had Owner, pursuant to Section 14.2 hereof, terminated the Contract for convenience effective as of the date the Contract is so terminated by Contractor. Contractor, notwithstanding any provision of the Contract or otherwise, shall in no event be entitled to or seek recovery of any other amounts and shall be subject to Section 14.4 hereof (including, without limitation, consequential damages, lost profits, overhead, or similar amounts) in the event of any termination, including but not limited to under this Section 14.6.

Article 15 The following is added as Article 15 of the General Conditions:

ARTICLE 15 - OWNER’S LENDERS.

15.1	Owner’s Lenders. Contractor acknowledges and agrees that Owner has provided notice to Contractor, and Contractor shall before entering into any subcontract or purchase contract provide notice to every Subcontractor and Vendor, that Owner’s funds for construction of the Project, including payment of the Guaranteed Maximum Price, shall be borrowed and or derived substantially from one or more lenders providing financing for the Project from time to time (“Owner’s Lenders”), and Owner’s ability to obtain such funds shall be subject to one or more loan documents and conditions precedent to advances thereunder. The term “Owner’s Lenders” shall also mean and include any and all trustees, intercreditor agents, disbursement agents, administrative agents, consultants, architects, inspectors, construction managers, auditors and engineers appointed or retained directly or indirectly by or on behalf of any of Owner’s Lenders.

15.2	Assignment. Owner shall have the right to assign the Contract to any one or more Owner’s Lenders.

15.3

Payment and Work Continuation. Notwithstanding any terms of the Contract to the contrary, Contractor will diligently continue to perform the Work and its obligations under the Contract notwithstanding any dispute arising with Owner, Owner’s Lenders or any other person or entity, so long as Contractor continues to be paid in accordance with the terms of the Contract for all Work not in dispute and properly performed in accordance with the terms of the Contract and not subject to a right to withhold as provided in the Contract. Nothing in the Contract, or otherwise, shall cause or impose any obligation on Owner’s Lenders to fund any amounts, including any loan advance, to Contractor.

Subject to the limitations on assignment and delegations hereof, all of the terms and provisions of the Contract shall be binding upon and shall inure to the benefit of the parties to the Contract, and their respective permitted transferees, successors, assigns and legal representatives.

15.4	Payments. Owner’s Lenders shall have the right at any time and from time to time to make payment directly to Contractor and/or by joint payee check to Contractor and any Subcontractor or Vendor, or directly to any Subcontractor or Vendor for Work performed under the Contract.

15.5	Audit Rights. Owner’s Lenders shall have and be entitled to all of the same audit and inspection rights, as Owner.

15.6	Access. Owner’s Lenders shall have and be entitled to all of the same rights to access and inspect the site and Work, wherever located, as Owner has under the Contract Documents, at reasonable times and upon reasonable notice and subject to reasonable safety precautions.

15.7	Material Changes. Contractor and Owner acknowledge and agree that certain changes, including increases in the Guaranteed Maximum Price and extensions of the Contract Time, and increase in the Contingency, may be subject to the approval of Owner’s Lenders before becoming effective.

15.8	General Cooperation. Contractor agrees to cooperate fully with all such Owner’s Lenders, including Contractor agrees to (a) provide written notice to Owner’s Lenders of any change in the Work, material change in the manner or amounts paid to Contractor, extension or acceleration of Contract Time, or material change in the Drawings or Specifications, (b) authorize Subcontractors and Vendors to communicate directly with Owner’s Lenders regarding the progress of the Work, (c) provide Owner’s Lenders with reasonable working space and access to telephone, copying and telecopying equipment, (d) communicate with Owner’s Lenders and, on request to execute, provide and/or deliver and/or cooperate in the preparation of, as the case may be, such lists (including a list of the names, addresses, and telephone numbers of each material Subcontractor and Vendor and the dollar value and amounts paid with respect to the related contracts), documents, schedules (including Work schedules for all uncompleted Work), certificates (including, without limitation, certificates that the Work constructed from time to time conforms to the Drawings and Specifications and Laws applicable to Contractor’s Work in all material respects), consents, budgets, invoices and instruments, copies of all executed subcontracts and supply agreements, and other information, as Owner’s Lenders may reasonably request with respect to the Work, the Project and/or payment of the cost thereof and any periodic progress reports, (e) enter into such amendments to the Contract as Owner’s Lenders may reasonably request so long as such amendments do not materially or substantially alter Contractor’s rights, duties or obligations under the Contract Documents, (f) enter into a consent to assignment in favor of Owner’s Lenders consenting to the collateral assignment of the Contract to Owner’s Lenders and (g) otherwise facilitate Owner’s Lenders review of the construction of the Project.

PNK (LAKE CHARLES), L.L.C.

Date: 8/29/03

REVISED INSURANCE LANGUAGE

“Notwithstanding the provisions of 11.1.1 and 11.1.2 of the General Conditions, and 11.1.1 of the Supplementary General Conditions, Owner and Contractor agree and acknowledge that Owner and Contractor have decided, in lieu of the Contractor’s insurance requirements in the foregoing sections 11.1.1 and 11.1.2, to implement a Contractor Controlled Insurance Program (“CCIP”). Owner and Contractor have agreed upon the details, terms, coverages, and conditions of the CCIP. Prior to the commencement of any Work, Contractor shall provide evidence satisfactory to Owner that the CCIP as agreed upon by Owner is in place and Contractor agrees to maintain such CCIP (unmodified) in place until the final completion of all Work. Owner and Contractor agree to promptly amend the Contract to set forth in more detail the agreed upon terms and conditions of the CCIP.”

DEPARTMENT OF THE ARMY PERMIT

Permittee: PNK (Lake Charles), LLC

Permit No. WI-20-020-1967

Issuing Office: New Orleans District

NOTE: The term “you” and its derivatives, as used in this permit, means the permittee or any future transferee. The term “this office” refers to the appropriate district or division office of the Corps of Engineers having jurisdiction over the permitted activity or the appropriate official of that office acting under the authority of the commanding officer.

You are authorized to perform work in accordance with the terms and conditions specified below.

Project Description: Clear, grade, dredge, and deposit fill to develop a gaming resort complex to include a slip and riverboat mooring facility, hotel, and golf course with associated roads and utilities.

Project Location: Located in Section 11, Township 10 South, Range 9 West in Calcasieu Parish in the city of Lake Charles, Louisiana.

Permit Conditions:

    General Conditions:

1. The time limit for completing the work authorized ends on JUNE 30, 2008. If you find that you need more time to complete the authorized activity, submit your request for a time extension to this office for consideration at least 1 month before the above date is reached.

2. You must maintain the activity authorized by this permit in good condition and in conformance with the terms and conditions of this permit. You are not relieved of this requirement if you abandon the permitted activity, although you may make a good faith transfer to a third party in compliance with General Condition 4 below. Should you wish to cease to maintain the authorized activity or should you desire to abandon it without a good faith transfer, you must obtain a modification of this permit from this office, which may require restoration of the area.

3. If you discover any previously unknown historic or archeological remains while accomplishing the activity authorized by this permit, you must immediately notify this office of what you have found. We will initiate the Federal and State coordination required to determine if the remains warrant a recovery effort or if the site is eligible for listing in the National Register of Historic Places.

4. If you sell the property associated with this permit, you must obtain the signature of the new owner in the space provided and forward a copy of the permit to this office to validate the transfer of this authorization.

5. If a conditioned water quality certification has been issued for your project, you must comply with the conditions specified in the certification as special conditions to this permit. For your convenience, a copy of the certification is attached if it contains such conditions.

6. You must allow representatives from this office to inspect the authorized activity at any time deemed necessary to ensure that it is being or has been accomplished in accordance with the terms and conditions of your permit.

Special Conditions: Page(s) 4-8

Further Information:

1.	Congressional Authorities: You have been authorized to undertake the activity described above pursuant to:

(X)	Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. 403).

(X)	Section 404 of the Clean Water Act (33 U.S.C. 1344).

( )	Section 103 of the Marine Protection, Research and Sanctuaries Act of 1972 (33 U.S.C. 1413).

2.	Limits of this authorization.

a. This permit does not obviate the need to obtain other Federal, State, or local authorizations required by law.

b. This permit does not grant any property rights or exclusive privileges.

c. This permit does not authorize any injury to the property or rights of others.

d. This permit does not authorize interference with any existing or proposed Federal project.

3.	Limits of Federal Liability. In issuing this permit, the Federal Government does not assume any liability for the following:

a. Damages to the permitted project or uses thereof as a result of other permitted or unpermitted activities or from natural causes.

b. Damages to the permitted project or uses thereof as a result of current or future activities undertaken by or on behalf of the United States in the public interest.

c. Damages to persons, property, or to other permitted or unpermitted activities or structures caused by the activity authorized by this permit.

d. Design or construction deficiencies associated with the permitted work.

e. Damage claims associated with any future modification, suspension, or revocation of this permit.

4. Reliance on Applicant’s Data: The determination of this office that issuance of this permit is not contrary to the public interest was made in reliance on the information you provided.

5. Reevaluation of Permit Decision. This office may reevaluate its decision on this permit at any time the circumstances warrant. Circumstances that could require a reevaluation include, but are not limited to, the following:

a. You fail to comply with the terms and conditions of this permit.

b. The information provided by you in support of your permit application proves to have been false, incomplete, or inaccurate (See 4 above).

c. Significant new information surfaces which this office did not consider in reaching the original public interest decision.

Such a reevaluation may result in a determination that it is appropriate to use the suspension, modification, and revocation procedures contained in 33 CFR 325.7 or enforcement procedures such as those contained in 33 CFR 326.4 and 326.5. The referenced enforcement procedures provide for the issuance of an administrative order requiring you to comply with the terms and conditions of your permit and for the initiation of legal action where appropriate. You will be required to pay for any corrective measures ordered by this office, and if you fail to comply with such directive, this office may in certain situations (such as those specified in 33 CFR 209.170) accomplish the corrective measures by contract or otherwise and bill you for the cost.

6. Extensions. General condition 1 establishes a time limit for the completion of the activity authorized by this permit. Unless there are circumstances requiring either a prompt completion of the authorized activity or a reevaluation of the public interest decision, the Corps will normally give favorable consideration to a request for an extension of this time limit.

Your signature below, as permittee, indicates that you accept and agree to comply with the terms and conditions of this permit.

X	/s/ [ILLEGIBLE]	X	June 25, 2003
(PERMITTEE)			(DATE)

This permit becomes effective when the Federal official, designated to act for the Secretary of the Army, has signed below.

/s/ RONNIE W. DUKE	July 1, 2003
Ronnie W. Duke, Chief, Western Evaluation Section for Peter J. Rowan, District Engineer	(DATE)

When the structures or work authorized by this permit are still in existence at the time the property is transferred, the terms and conditions of this permit will continue to be binding on the new owner(s) of the property. To validate the transfer of this permit and the associated liabilities associated with compliance with its terms and conditions, have the transferee sign and date below.

X	X
(TRANSFEREE)		(DATE)

Special Conditions: WI-20-020-1967

7. Many local governing bodies have instituted laws and/or ordinances in order to regulate dredge and/or fill activities in floodplains to assure maintenance of floodwater storage capacity and avoid disruption of drainage patterns that may affect surrounding properties. Your project involves dredging and/or placement of fill, therefore, you must contact the local municipal and/or parish governing body regarding potential impacts to floodplains and compliance of your proposed activities with local floodplain ordinances, regulations or permits.

8. The permittee is aware that the discharge and/or disposal of fill material associated with onsite industrial activities onto the permitted site must be in compliance with Federal and State regulations. In the event of chemical spillage or evidence of contamination in the area covered by this permit during the term of this permit, the permittee shall submit a plan for the removal of the contaminated material to the Corps of Engineers within 30 days of the deposition of this material.

9. The permittee understands and agrees that, if future operations by the United States require the removal, relocation, or other alteration, of the structure or work herein authorized, or if, in the opinion of the Secretary of the Army or his authorized representative, said structure or work shall cause unreasonable obstruction to the free navigation of the navigable waters, the permittee will be required, upon due notice from the Corps of Engineers, to remove, relocate, or alter the structural work or obstructions caused thereby, without expense to the United States. No claim shall be made against the United States on account of any such removal or alteration.

10. You must install and maintain at your expense, any safety lights, signs, and signals prescribed by the U.S. Coast Guard, through regulations or otherwise, on any equipment utilized in your authorized activity.

11. Your use of the permitted activity must not interfere with the public’s right to free navigation on all navigable waters of the United States.

12. If the proposed project, or future maintenance work, involves the use of floating construction equipment (barge mounted cranes, barge mounted pile driving equipment, floating dredge equipment, dredge discharge pipelines, etc.,) in the waterway, you are advised to notify the Eighth Coast Guard District so that a Notice to Mariners, if required, may be prepared. Notification, with a copy of your permit approval and drawings, should be mailed to the Commander (m), Eighth Coast Guard District, ATTN: Vessel Traffic Management Branch, 501 Magazine Street, New Orleans, Louisiana 70130-3396, about 1 month before you plan to start work. Telephone inquiries can be directed to (504) 589-4686.

13. The permittee is aware that no work may be performed under this permit approval until a waiver or real estate instrument and/or clearance is issued to the permittee by the Real Estate Division of this district.

14. If the permittee undertakes the construction of the containment levee that is proposed for construction to separate the western 1/3 of Area 4 from the authorized activity, the design plans for the containment levee are to be submitted to the New Orleans District Engineering Division for review and approval prior to construction of this levee.

15. Stream Property Management Mitigation Areas (Houston River)

1) As compensatory mitigation, the permittee has agreed to contract with Stream Property Management, Inc., for the restoration of bottomland hardwoods on 91 acres of agricultural land at the Houston River Mitigation Area in Calcasieu Parish. The contract shall stipulate that plantings will be conducted during the non-growing season beginning December 15, 2003.

2) The permittee/contractor shall perform restoration in accordance with the following plan:

a. Plantings will be completed during the non-growing season (December 15 through March 15).

b. One year old seedlings of nuttall oak (Quercus nuttallii), willow oak (Quercus phellos), overcup oak (Quercus lyrata), green ash (Fraxinus pennsylvanica) and bald cypress (Taxodium distichum) will be planted at a maximum spacing of 12 feet by 12 feet. Soft mast-producing species shall not comprise more than 20 percent of seedlings planted.

c. Application of appropriate herbicides, control burning and/or mowing shall be conducted as necessary prior to planting activities to eradicate or reduce competition from woody and herbaceous vegetation that could adversely affect seedling survival and/or growth.

d. The permittee/contractor must obtain a seedling survival rate of at least 70 percent at the end of the first complete growing season. If this survival rate is not achieved, subsequent plantings to replace dead and/or missing seedlings shall be performed in accordance with the above guidelines until the required 70 percent survival rate is attained.

3) The permittee shall provide the Corps of Engineers, Regulatory Branch with written verification from Stream Property Management, Inc. that the financial arrangements needed to perform the initial plantings have been made. This verification shall be provided by August 1 following permit issuance or prior to commencement of the work authorized in this permit, whichever comes first.

4) The mitigation site must be maintained for a minimum period of 50 years commencing with the attainment of the required 70 percent survival rate of initial seedlings planted. Once established, the mitigation site may not be altered to the extent that it reduces its habitat value as a forested wetland. The deed to the property must be restricted to insure that, in the event the property is sold, the new owner of the mitigation site will be aware of limitations pertaining to activities within the mitigation site. The restricted property deed must be filed in the local parish courthouse within 30 days following attainment of the required 70 percent seedling survival rate.

5) If any portion of the mitigation site is destroyed or adversely impacted by activities and/or occurrences other than by Acts of God, the permittee/contractor will promptly notify the Corps and then restore the affected area or implement equal alternative mitigation, as approved by the Corps of Engineers.

6) The permittee/contractor shall submit to the Corps a monitoring report documenting seedling survival, growth rates and species composition. This report shall be submitted annually for the first 3 years following the initial planting and at least once every 5 years thereafter.

7) Timber stand improvement practices may be performed on the mitigation site, however, no more than 50 percent of the initial seedlings planted may be removed by age 25 and no more than 30 percent of the remaining stand after initial thinning may be removed by age 40.

8) The permittee is advised that satisfying mitigation requirements through an approved contractor such as Stream Property Management, Inc. does not remove or diminish the permittee’s accountability to the Corps of Engineers as the primary party responsible for implementing and maintaining required mitigation in accordance with these permit conditions.

9) The compensatory mitigation identified above has been determined to be a necessary part of this permit approval. Failure by the permittee to perform the compensatory mitigation, in accordance with these permit conditions, is considered grounds for permit suspension, permit revocation, and/or restoration of the permit site.

16. Stream Property Management Mitigation Areas (Fresh Marsh)

1) As compensatory mitigation, the permittee has agreed to contract with Stream Property Management, Inc. (STREAM) for the restoration of 33 acres of fresh marsh at the Fresh Water Marsh Mitigation Site, located approximately 5.5 miles southeasterly from Vinton, Louisiana, in Calcasieu Parish.

2) Revegetation and hydrologic management of the fresh marsh site shall be performed in accordance with the Department of the Army permit, issued September 22, 1995, authorizing the installation and maintenance of structures to implement the restoration project.

3) The permittee shall provide the New Orleans District Corps of Engineers, Regulatory Branch, with written verification from STREAM that financial payment to compensate for the required mitigation has been made. This verification shall be provided by August 1 following permit issuance or prior to commencement of the work authorized in this permit, whichever comes first.

4) The permittee/contractor shall ensure that the mitigation site is maintained for a minimum period of 50 years. Once established, the mitigation site may not be altered to the extent that it reduces its habitat value as an emergent marsh complex. The permittee/contractor shall restrict the deed to the property to ensure that, in the event the property is sold, the new owner of the mitigation site will be aware of limitations pertaining to activities within the mitigation site. The restricted property deed must be filed in the Calcasieu Parish courthouse within 15 days of executing the contract for this mitigation.

5) The permittee is advised that satisfying mitigation requirements through an approved contractor such as STREAM does not remove or diminish the permittee’s accountability to the Corps of Engineers as the primary party responsible for implementing and maintaining required mitigation in accordance with these permit conditions.

6) The compensatory mitigation identified above has been determined to be a necessary part of this permit approval. Failure by the permittee to perform the compensatory mitigation, in accordance with these permit conditions, is considered grounds for permit suspension, permit revocation, and/or restoration of the permit site.